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Exhibit 10.1

        THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

September 26, 2002

among

JEFFERSON SMURFIT CORPORATION (U.S.),

SMURFIT-STONE CONTAINER CORPORATION,

JSCE, INC.,

THE LENDERS AND FRONTING BANKS PARTIES HERETO,

THE MANAGING AGENTS NAMED HEREIN,

JPMORGAN CHASE BANK,
as Administrative Agent and Senior Managing Agent

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Senior Managing Agent

J.P. MORGAN SECURITIES INC.,
as Bookrunner and Lead Arranger

i

EXHIBITS

Exhibit A	Administrative Questionnaire
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Mortgage
Exhibit D-1	Form of Opinion of Craig A. Hunt, Esq.
Exhibit D-2	Form of Opinion of Winston & Strawn
Exhibit E	Form of Reaffirmation of Guarantee and Security Documents
Exhibit F	Form of Letter of Credit Request

SCHEDULES

Schedule 1.01(a)	Existing Letters of Credit
Schedule 1.01(c)	Material Subsidiaries
Schedule 1.01(d)	Mills
Schedule 1.01(e)	Mortgaged Property
Schedule 1.01(f)	Receivables Program Documents
Schedule 1.01(g)	Liability Management Transactions
Schedule 1.01(h)	SSCC Series A Preferred Stock
Schedule 2.01	Commitments
Schedule 4.04	Acquired Real Property
Schedule 4.08	Subsidiaries
Schedule 4.09	Litigation
Schedule 4.17	Environmental Matters
Schedule 4.19(b)	UCC Filing Offices
Schedule 4.19(c)	Mortgage Filing Offices
Schedule 4.19(d)	Trademark Filing Offices
Schedule 4.19(e)	UCC Filing Offices (SNC)
Schedule 4.20	Labor Matters
Schedule 4.21(a)	Owned Real Properties
Schedule 4.21(b)	Leased Real Properties
Schedule 6.10	Exempted Acquisition Property
Schedule 7.01(a)	Certain Existing Indebtedness
Schedule 7.04	Existing Investments

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

        THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of September 26, 2002, is by and among JEFFERSON SMURFIT CORPORATION (U.S.), a Delaware corporation (the "Borrower"); SMURFIT-STONE CONTAINER CORPORATION, a Delaware corporation ("SSCC"); JSCE, INC., a Delaware corporation ("JSCE"); the Lenders (as defined in Article I); the Managing Agents (as defined in Article I); the Fronting Banks (as defined in Article I); JPMORGAN CHASE BANK, a New York banking corporation formerly known as The Chase Manhattan Bank ("JPMCB"), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation formerly known as Bankers Trust Company ("DB"), as senior managing agents (in such capacity, each a "Senior Managing Agent") for the Lenders; and JPMCB, as administrative agent (in such capacity, the "Administrative Agent") and collateral agent (in such capacity, the "Collateral Agent") for the Lenders, and as swingline lender (in such capacity, the "Swingline Lender").

        The Borrower, SSCC, JSCE, the Lenders, the Managing Agents (such term and each other capitalized term used but not defined in this preamble having the meaning assigned to it in Article I), the Fronting Banks, the Senior Managing Agents and JPMCB, as Administrative Agent, Collateral Agent and Swingline Lender, previously entered into that certain Second Amended and Restated Credit Agreement dated as of April 27, 2001 (as amended prior to the Third Restatement Date, the "Existing Credit Agreement"), whereunder (a) the Lenders extended credit, agreed to extend credit or continued credit in the form of (i) Tranche A Term Loans on the Closing Date, (ii) Tranche B Term Loans on the Second Restatement Date and (iii) Revolving Loans at any time and from time to time prior to the Revolving Credit Maturity Date, (b) the Swingline Lender agreed to extend credit, at any time and prior to the Revolving Credit Maturity Date, in the form of Swingline Loans, and (c) the Fronting Bank agreed to issue letters of credit.

        The Lenders are willing to continue the Tranche A Term Loans, Tranche B Term Loans and Revolving Loans as existing on the Third Restatement Date, and to continue to extend commitments to make the Revolving Loans and the Swingline Loans, and to continue to issue or participate, as the case may be, in Letters of Credit, to or for the benefit of the Borrower, in each case on the terms and conditions hereinafter set forth. The proceeds of all Revolving Loans and Swingline Loans will be used by the Borrower solely to provide working capital for the Borrower and its Subsidiaries and for other general corporate purposes, including the payment of the Purchase Price in respect of the Acquisition and the repurchase or refinancing of Indebtedness as permitted hereunder. Letters of Credit will be used solely to support obligations of the Borrower and its Subsidiaries incurred in the ordinary course of their business.

        This Agreement shall become effective upon the date (the "Third Restatement Date") on which, after it has been executed by the Borrower, SSCC, JSCE, the Administrative Agent and the Required Lenders, all of the conditions precedent set forth in Section 5.02 have been satisfied or waived in writing by the Required Lenders (but in the event such conditions have not been satisfied or so waived on or before October 31, 2002, this Agreement shall be of no force or effect and the Existing Credit Agreement shall continue in full force and effect).

        In accordance with the foregoing, the Borrower, SSCC, JSCE, the Lenders, the Managing Agents, the Senior Managing Agents, the Fronting Bank, the Swingline Lender, the Administrative Agent and the Collateral Agent agree as follows:

ARTICLE I

Definitions

        SECTION 1.01.    Defined Terms.    As used in this Agreement, the following terms shall have the meanings specified below:

          "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

          "ABR Spread" shall mean (a) with respect to Tranche A Term Loans and Revolving Loans, 1.50% per annum, subject to adjustment pursuant to Section 2.06(c), and (b) with respect to Tranche B Term Loans, 2.25% per annum, subject to adjustment pursuant to Section 2.06(c).

          "Accepting Lenders" is defined in Section 2.13(i).

          "Acquisition" shall mean the acquisition by the Borrower of the Stevenson, Alabama corrugating mill and related assets and liabilities of The Mead Corporation pursuant to the Asset Purchase Agreement for aggregate consideration of the Purchase Price.

          "Additional Stone Capital Contributions" is defined in Section 7.04(g).

          "Adjusted LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves. For purposes hereof, the term "LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the average of the respective rates per annum at which dollar deposits approximately equal in principal amount to the Administrative Agent's portion of such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          "Administrative Agent" is defined in the preamble to this Agreement.

          "Administrative Fees" is defined in Section 2.05(b).

          "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit A, or any other form supplied from time to time by the Administrative Agent.

          "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of this definition, neither any Lender nor any Affiliate of a Lender shall be deemed to be an Affiliate of SSCC or any of its Subsidiaries solely by reason of its ownership of or right to vote any Indebtedness of SSCC or any of its Subsidiaries.

          "After-Acquired Mortgage Property" shall mean a parcel (or adjoining parcels) of real property (including any improvements thereon and the machinery and equipment located therein) acquired by a Loan Party or any Subsidiary thereof after the Closing Date that is not a Mortgaged Property and not otherwise excluded from the application of Section 6.10(b).

          "Agreement" shall mean this Third Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

          "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, the term "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. The term "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) Statutory Reserves and (b) the Assessment Rate. The term "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

          "Applicable Percentage" of any Participating Lender shall mean the percentage of the aggregate Revolving Credit Commitments represented by such Participating Lender's Revolving Credit Commitment.

          "Approved Fund" is defined in Section 10.04(b).

          "Assessment Rate" shall mean for any date the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by the Administrative Agent as the then-current net annual assessment rate that will be employed in determining amounts payable by the Administrative Agent to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or such successor) of time deposits made in dollars at the Administrative Agent's domestic offices.

          "Asset Purchase Agreement" shall mean the Asset Purchase Agreement dated as of July 23, 2002, between the Borrower and The Mead Corporation, an Ohio corporation.

          "Asset Sale" shall mean the sale, transfer or other disposition by any Loan Party or any of its Subsidiaries to any Person other than any Loan Party of (a) any capital stock other than Margin Stock; (b) substantially all the assets of any geographic or other division or line of business of any Loan Party or any of its Subsidiaries; or (c) any Real Property or a portion of any Real Property or any other asset or assets (excluding any assets manufactured, constructed or otherwise produced or purchased for sale to others in the ordinary course of business, the sale or liquidation of any Permitted Investments and any Program Receivables) of any Loan Party or any of its Subsidiaries, provided that (i) any asset sale or series of related asset sales described in clause (c) above having a value not in excess of $3,000,000 shall not be deemed an "Asset Sale" for purposes of this Agreement, (ii) the term "Asset Sale" shall not include any sale of assets in connection with any

  Permitted Equipment Financing or any Permitted Timber Financing and (iii) the sale of assets (other than Collateral) securing any Indebtedness permitted hereunder (other than the Loans) shall not be deemed to be an "Asset Sale" unless such Indebtedness shall be repaid, redeemed or repurchased in full with the proceeds of such asset sale (or any other payment made contemporaneously therewith).

          "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee and, to the extent required by Section 10.04(b), accepted by the Borrower, the Administrative Agent, the Swingline Lender and the Fronting Bank, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

          "Available Incremental LC Amount" shall mean, at any time, (a) as used in the definition of the term "LC Commitment", an amount equal to (i) the Incremental LC Amount at such time minus (ii) the Incremental LC Exposure at such time attributable to Stevenson Letters of Credit issued pursuant to Section 3.11, and (b) as used in Section 3.11, an amount equal to (i) the Incremental LC Amount at such time minus (ii) the Incremental LC Exposure at such time attributable to Stevenson Letters of Credit issued pursuant to Section 3.01; provided, however, that, in each case, the Available Incremental LC Amount shall be reduced dollar for dollar by the amount of any letters of credit (or disbursements thereunder) outstanding under Section 7.01(x).

          "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

          "Borrower's Portion of Excess Cash Flow" shall mean, at any date of determination, the amount of Excess Cash Flow for the preceding full fiscal year of SSCC commencing on or after January 1, 2002, and ending prior to the date of determination that (a) was not or is not required to be applied to the prepayment of Loans or the reduction of Commitments, in each case as described in Section 2.13(c), and (b) has not been utilized on or prior to the date of determination (i) to make Consolidated Capital Expenditures pursuant to the proviso in the first sentence of Section 7.13(a) or (b), as applicable, (ii) to pay dividends pursuant to Section 7.06(b) or (iii) to prepay Indebtedness pursuant to Section 2.12(a) or 7.09(a).

          "Borrower" shall mean Jefferson Smurfit Corporation (U.S.), a Delaware corporation.

          "Borrower Preferred Stock" means that certain Series A non-participating, non-voting preferred stock of the Borrower issued to JSCE in connection with the 1999 Timberlands Sale having an initial liquidation value of $1,000 per share, subject to accretion based on the amount of dividends not paid in cash and the amount of any make-whole premium in the event the dividend rate has been converted to a fixed rate.

          "Borrowing" shall mean a group of Loans of a single Type made, converted or continued by the Lenders on a single date and as to which a single Interest Period is in effect.

          "Business Day" shall mean any day (other than a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City and Chicago; provided, however, that (a) when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market, and (b) when used in connection with a Letter of Credit, the term "Business Day" shall also exclude any day on which banks are not open for business in the jurisdiction in which the applicable lending office of the Fronting Bank is located.

          "Canadian GAAP" shall mean generally accepted accounting principles in Canada, as recommended from time to time by the Canadian Institute of Chartered Accountants, applied on a consistent basis.

          "Canadian Subsidiaries" shall mean the Subsidiaries organized under the laws of Canada or any province or other political subdivision thereof.

          "Capital Lease" is defined in the definition of the term "Capital Lease Obligations".

          "Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof (each, a "Capital Lease"), which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          "Cash Proceeds" shall mean, with respect to any Asset Sale, cash, cash equivalents or marketable securities received from such Asset Sale, including any insurance and condemnation proceeds and proceeds received by way of deferred payment pursuant to a note receivable or otherwise (other than the portion of such deferred payment constituting interest, which shall be deemed not to constitute Cash Proceeds).

          "CERCLA" is defined in Section 4.17(b).

            A "Change in Control" shall be deemed to have occurred if (a) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; (b) any person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Act of 1934, as in effect on the Closing Date) other than JSG and its Affiliates shall own, directly or indirectly, beneficially or of record, shares representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of SSCC; or (c) SSCC shall cease to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding capital stock of the Borrower.

          "Change of Law" is defined in Section 2.20(f).

          "Charges" is defined in Section 10.09.

          "Closing Date" shall mean March 24, 1998.

          "Cluster Expenditures" shall mean capital expenditures that are mandated pursuant to, or made to comply with, the final rule (including any subsequent amendments) promulgated by the Environmental Protection Agency, 63 Fed. Reg. 18503 (Apr. 15, 1998) with respect to "Effluent Limitations Guidelines, Pretreatment Standards, and New Source Performance Standards: Pulp, Paper, and Paperboard Category" and/or "National Emission Standards for Hazardous Air Pollutants for Source Category: Pulp and Paper Production".

          "Code" shall mean the Internal Revenue Code of 1986, or any successor statute thereto, as the same may be amended from time to time.

          "Collateral" shall mean all the "Collateral" as defined in any Security Document and shall also include the Mortgaged Properties.

          "Collateral Agent" is defined in the recitals to this Agreement.

          "Commitment" shall mean, with respect to each Lender, such Lender's Revolving Credit Commitment.

          "Commitment Fee" is defined in Section 2.05(a).

          "Commitment Fee Percentage" shall mean 0.375% per annum, subject to adjustment in accordance with Section 2.06(c).

          "Commodity Agreements" shall mean any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Borrower and/or any of its Subsidiaries designed to protect against fluctuations in the price of commodities used in the ordinary course of business of the Borrower and its Subsidiaries.

          "Common Stock" shall mean the common stock, par value $0.01 per share, of SSCC.

          "Confidential Information Memorandum" shall mean, collectively, (a) the Confidential Information Memorandum of the Borrower dated February 1998, (b) the Confidential Information Memorandum of SSCC dated October 1998 and (c) the Confidential Information Memorandum of the Borrower dated March 2001.

          "Consolidated Capital Expenditures" shall mean, for any period, the sum of all amounts that would be included as additions to property, plant and equipment and other capital expenditures on a consolidated statement of cash flows for JSCE and its Subsidiaries during such period in accordance with GAAP (excluding capitalized interest but including the amount of assets leased under any Capital Lease); provided, however, that in no event shall Consolidated Capital Expenditures include (a) amounts expended (in compliance with the provisions of any Mortgage, if applicable) in the replacement, repair or reconstruction of any fixed or capital asset which was destroyed, damaged or condemned, in whole or in part, to the extent insurance or condemnation proceeds are receivable or have been received by JSCE or any such Subsidiary in respect of such destruction, damage or condemnation or (b) any capital expenditures substantially concurrently made or committed to be made with the cash proceeds from any capital contributions received by the Borrower.

          "Consolidated Current Assets" shall mean, as at any date of determination, the total assets (other than cash and cash equivalents) of JSCE and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP.

          "Consolidated Current Liabilities" shall mean, as at any date of determination, the total liabilities of JSCE and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, provided that the current maturities of long-term Indebtedness for money borrowed of JSCE and its Subsidiaries, any Indebtedness permitted under Section 7.01 that is classified as a current liability in conformity with GAAP and any taxes payable solely as a result of Asset Sales shall be excluded from the definition of Consolidated Current Liabilities. t

          "Consolidated EBITDA" for any period shall mean (a) the sum of (i) Consolidated Net Income for such period, (ii) all Federal, state, local and foreign taxes deducted in determining such Consolidated Net Income, (iii) Consolidated Interest Expense deducted in determining such Consolidated Net Income, (iv) depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses deducted in determining such Consolidated Net Income and (v) solely for purposes of Sections 7.14 and 7.15, the amount (not to exceed $27,000,000 in the aggregate) of non-recurring cash restructuring charges taken on or prior to December 31, 2003 in connection with the Acquisition and deducted in determining Consolidated Net Income for such period minus (b) any non-cash income or non-cash gains included in determining such Consolidated Net Income.

          "Consolidated Interest Expense" shall mean, for any period, the interest expense (net of interest income on Permitted Investments) of JSCE and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding any fees and expenses payable or amortized during such period by JSCE and its consolidated Subsidiaries in connection with the amortization of deferred debt issuance costs. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by JSCE and its consolidated Subsidiaries with respect to Rate Protection Agreements.

          "Consolidated Leverage Ratio" is defined in Section 2.06(c).

          "Consolidated Net Income" shall mean, for any period, the net income (or loss) of JSCE and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded from such calculation (a) the net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (b) the net gains (or losses) associated with the sale of any asset not in the ordinary course of business.

          "Control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" shall have meanings correlative thereto.

          "Credit Event" is defined in Article V.

          "Currency Agreement" shall mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement entered into in the ordinary course of business by the Borrower or any Subsidiary designed to protect the Borrower or any of its Subsidiaries against fluctuations in currency values.

          "DB" shall mean Deutsche Bank Trust Company Americas, a New York banking corporation.

          "Debt Tender Documents" shall mean the offer to purchase, related letter of transmittal and consent solicitation documents dated August 27, 2002, and related to the Borrower's 1993 Senior Notes.

          "Default" shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

          "Default Rate" is defined in Section 2.07.

          "dollars" or "$" shall mean lawful money of the United States.

          "Domestic Subsidiary" shall mean any Subsidiary organized under the laws of the United States or any political subdivision thereof.

          "Environmental Laws" shall mean all current and future Federal, state, local and foreign laws, rules or regulations, codes, ordinances, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder or other requirements of Governmental Authorities or the common law, relating to health, safety, or pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances, or wastes, or underground storage tanks and emissions therefrom.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, or any successor statute, as the same may be amended from time to time.

          "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that (a) is a member of a group of which SSCC, JSCE or the Borrower is a member and (b) is treated as a single employer under Section 414 of the Code.

          "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

          "Event of Default" shall have the meaning assigned to such term in Article VIII.

          "Excess Cash Flow" shall mean, for any period, (a) the sum, without duplication, of (i) Consolidated Net Income during such period, (ii) the amount of depreciation, depletion, amortization of intangibles, deferred taxes, accreted and zero coupon bond interest and other non-cash expenses, losses or other charges that, pursuant to GAAP, were deducted in determining such Consolidated Net Income, (iii) the proceeds of any Capital Leases of the Borrower and its Subsidiaries on a consolidated basis, (iv) reductions, other than reductions attributable solely to Asset Sales, to working capital for such period (i.e., the decrease in Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such period), (v) Indebtedness of the Borrower and its consolidated Subsidiaries created, incurred or assumed in respect of the purchase or construction of property and (vi) the net increase, if any, in the aggregate amount of borrowings by JSF in connection with the Receivables Program during such period, minus (b) the sum, without duplication, of (i) the amount of all non-cash gains, income or other credits included in determining Consolidated Net Income, (ii) additions to working capital for such period (i.e., the increase in Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such period), (iii) the Term Loan Repayment Amounts paid during such period, (iv) optional prepayments of Term Loans described in Section 2.12(b) during such period, (v) scheduled and optional payments or prepayments of the principal amount of permitted Indebtedness other than the Loans (except to the extent financed with the proceeds of additional permitted Indebtedness), but only to the extent that such payments or prepayments cannot by their terms be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such permitted Indebtedness and are otherwise permitted hereby, (vi) Consolidated Capital Expenditures for such period, (vii) Restricted Junior Payments not prohibited hereunder made during such period and (viii) the net decrease, if any, in the aggregate amount of borrowings by JSF in connection with the Receivables Program during such period;

  provided, however, that none of the following shall be included in a determination of Excess Cash Flow: (x) amounts expended for any Investments permitted under Section 7.04 and any proceeds from the subsequent sale or other disposition of any such Investments, (y) the proceeds of any issuance of debt or equity securities not otherwise prohibited hereunder and (z) the proceeds from the sale of assets of the Borrower or any of its Subsidiaries to the extent such proceeds would be required (before giving effect to any waiver) to mandatorily prepay any permitted Indebtedness (including the Loans).

          "Existing Credit Agreement" is defined in the recitals to this Agreement.

          "Existing Letter of Credit" shall mean each Letter of Credit previously issued for the account of the Borrower that is (a) outstanding on the Third Restatement Date and (b) listed on Schedule 1.01(a).

          "Fair Market Value" is defined in Section 6.10(c).

          "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Fees" shall mean the Administrative Fees, the Commitment Fees, the LC Fees, the fees specified in Section 2.05 and the fees specified in Section 3.07.

          "Financial Officer" of any Person shall mean the chief financial officer, principal accounting officer, treasurer or assistant treasurer or controller of such Person.

          "Finco" means JSC Timber Finance Inc., a Delaware corporation, together with its successors and permitted assigns.

          "FinSub" means Stone Receivables Corporation, a Delaware corporation.

          "First Restatement Date" shall mean November 18, 1998.

          "Foreign Subsidiary" shall mean any Subsidiary that is not a Domestic Subsidiary.

          "Fronting Bank" shall mean, as the context may require, (a) (i) DB, with respect to Letters of Credit issued by DB, (ii) with respect to each Existing Letter of Credit, the issuer thereof, and (iii) any other Lender that may become a Fronting Bank pursuant to Section 3.08, 3.10 or 3.11, with respect to Letters of Credit or Stevenson Letters of Credit issued by such Lender, or (b) collectively, all the foregoing.

          "GAAP" shall mean generally accepted accounting principles in the United States, applied on a consistent basis.

          "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

          "Guarantee" of or by any Person shall mean any obligation, contingent or otherwise (whether or not denominated as a guarantee), of such Person guaranteeing any Indebtedness or any other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (or other obligation) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness (or other obligation), (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness (or other obligation) of the payment of such Indebtedness (or other obligation) or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (or other obligation); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

          "Guarantee Agreement" shall mean the Guarantee Agreement dated as of the Closing Date, made by the Guarantors in favor of the Collateral Agent for the benefit of the Secured Parties.

          "Guarantors" shall mean SSCC, JSCE, JSC Capital, SNC, JSC Brewton and each Material Subsidiary.

          "Hazardous Materials" is defined in Section 4.17(d).

          "Inactive Subsidiary" at any time shall mean any Subsidiary of SSCC that (a) has assets with a total market value not in excess of $1,000 and (b) has not conducted any business or other operations during the prior 12-month period.

          "Incremental LC Amount" shall mean, at any time, the lesser of (a) the aggregate outstanding principal amount of the Stevenson IRBs, the payment of which the Borrower or any of its Subsidiaries is or shall become liable at such time, plus the amount of interest, fees, expenses and other amounts expected to be payable in connection therewith and for which a letter of credit is then required as credit support therefor and (b) $140,000,000.

          "Incremental LC Assumption Agreement" shall mean an Incremental LC Assumption Agreement in form and substance reasonably satisfactory to the parties thereto, among the Borrower, the Administrative Agent, one or more Fronting Banks and one or more Incremental LC Participating Lenders.

          "Incremental LC Commitment" shall mean the commitment of any Fronting Bank to issue Stevenson Letters of Credit pursuant to Section 3.11.

          "Incremental LC Exposure" shall mean, at any time of determination, the sum of (a) the aggregate undrawn amount of all Stevenson Letters of Credit and (b) the aggregate amount that has been drawn under any Stevenson Letters of Credit but for which the Fronting Bank or the Lenders, as the case may be, have not been reimbursed by the Borrower. For purposes of Section 2.18, the LC Exposure shall include the Incremental LC Exposure.

          "Incremental LC Participating Commitment" shall mean the commitment of any Incremental LC Participating Lender to acquire participations in a Stevenson Letter of Credit pursuant to Section 3.11.

          "Incremental LC Participating Lender" shall mean a Lender with an Incremental LC Participating Commitment.

          "Indebtedness" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, other than deposits or advances in the ordinary course of business, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued expenses arising in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person, (f) all Guarantees by such Person, (g) all Capital Lease Obligations of such Person, (h) all net obligations of such Person in respect of Rate Protection Agreements, Currency Agreements, Commodity Agreements or other interest or exchange rate hedging arrangements (such net obligations to be equal at any time to the termination value of such Agreements or other arrangements that would be payable by or to such Person at such time) and (i) all obligations of such Person as an account party to reimburse any bank or any other Person in respect of letters of credit. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, except to the extent such Indebtedness is expressly non-recourse to such Person.

          "Indemnitee" is defined in Section 10.05(b).

          "Information" is defined in Section 10.15(a).

          "Intercompany Indebtedness" shall mean any Indebtedness of any of SSCC, JSCE or the Borrower or any of their respective Subsidiaries that is owing to any Loan Party.

          "Interest Payment Date" shall mean (a) with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, (b) with respect to any Swingline Loan, the last day of the Interest Period applicable to such Swingline Loan and (c) with respect to any Eurodollar Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing.

          "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or, if consented to by all affected Lenders, 9 or 12 months thereafter), as the Borrower thereof may elect, (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earlier of (i) the next succeeding March 31, June 30, September 30 or December 31, and (ii) the Revolving Credit Maturity Date, the Tranche A Maturity Date or the Tranche B Maturity Date, as applicable, and (c) as to any Swingline Loan, the period commencing on the date such Swingline Loan is made or on the last day of the immediately preceding Interest Period applicable to such Swingline Loan, as the case may be, and ending on the earlier of (i) the next succeeding March 31, June 30, September 30 or December 31, and (ii) the Revolving Credit Maturity Date; provided, however, that, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

          "Investment" shall mean, as applied to any Person (the "Investor"), any direct or indirect purchase or other acquisition by the Investor of, or a beneficial interest in, stock or other securities of any other Person other than a wholly owned Domestic Subsidiary of the Investor, including any exchange of equity securities for Indebtedness, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Investor to any other Person other than a wholly owned Domestic Subsidiary of the Investor, including all Indebtedness and accounts receivable owing to the Investor from such other Person that did not arise from sales or services rendered to such other Person in the ordinary course of the Investor's business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus any amounts (a) realized upon the disposition of assets comprising an Investment (including the value of any liabilities assumed by any Person other than SSCC or any of its Subsidiaries in connection with such disposition), (b) constituting repayments of Investments that are loans or advances or (c) constituting cash returns of principal or capital thereon (including any dividend, redemption or repurchase of equity that is accounted for, in accordance with GAAP, as a return of principal or capital); provided, however, that the term "Investment" shall not include the purchase in the open market of shares of JSG in an aggregate amount which, together with the aggregate purchase price of all MIP Shares and all MIP Options (each as defined in Section 7.06(c)) purchased pursuant to Section 7.06(c) in any fiscal year, does not exceed $15,000,000 in such fiscal year of the Borrower, purchased exclusively for subsequent distribution as additional compensation to employees of the Borrower pursuant to its management incentive program.

          "Investor" is defined in the definition of the term "Investment".

          "JPMCB" shall mean JPMorgan Chase Bank, a New York banking corporation.

          "JSC Brewton" shall mean JSC Brewton, Inc., a Delaware corporation.

          "JSC Capital" shall mean JSC Capital Corporation, a Delaware corporation.

          "JSC International" shall mean JSC International Sales, Inc., a corporation formed under the laws of Barbados and a wholly owned Subsidiary of the Borrower.

          "JSCE" shall mean JSCE, Inc., a Delaware corporation.

          "JSCE Preferred Stock" means that certain Series A non-participating, non-voting preferred stock of JSCE issued to SSCC in connection with the 1999 Timberlands Sale having an initial liquidation value equal to $1,000 per share, subject to accretion based on the amount of dividends not paid in cash and the amount of any make-whole premium in the event the dividend rate has been converted to a fixed rate.

          "JSF" shall mean Jefferson Smurfit Finance Corporation, a Delaware corporation and a wholly owned Subsidiary of the Borrower, formed in connection with the Receivables Program, or any other Subsidiary (including FinSub, upon an applicable refinancing of the Receivables Program pursuant to Section 7.10(c)) that is formed solely for the purpose of purchasing receivables pursuant to the Receivables Program.

          "JSG" shall mean Jefferson Smurfit Group plc, a corporation organized and existing under the laws of the Republic of Ireland.

          "LC Commitment" shall mean at any time an amount equal to the lesser of (a) the sum of (i) $150,000,000 and (ii) the Available Incremental LC Amount at such time (provided that the portion of the LC Commitment described in this clause (ii) may be used only for Stevenson Letters of Credit), as the same may be reduced from time to time pursuant to Section 3.06, and (b) the Revolving Credit Commitment at such time.

          "LC Disbursement" shall mean any payment or disbursement made by the Fronting Bank under or pursuant to a Letter of Credit.

          "LC Exposure" shall mean, at any time of determination, the sum of (a) the Trade LC Exposure, (b) the Standby LC Exposure and (c) the Incremental LC Exposure.

          "LC Fee" is defined in Section 3.03.

          "LC Maturity Date" shall mean (a) with respect to Standby Letters of Credit, Trade Letters of Credit and Stevenson Letters of Credit issued pursuant to Section 3.01, the 30th Business Day prior to the Revolving Credit Maturity Date, and (b) with respect to Stevenson Letters of Credit issued pursuant to Section 3.11, the date specified in the applicable Incremental LC Assumption Agreement.

          "Lender Affiliate" means (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          "Lenders" shall mean the Persons listed on Schedule 2.01 (and their respective successors which shall include any entity resulting from a merger or consolidation) and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance or an Incremental LC Assumption Agreement other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term "Lenders" shall include the Swingline Lender and the Tranche B Lenders.

          "Letters of Credit" shall mean Trade Letters of Credit, Standby Letters of Credit and Stevenson Letters of Credit.

          "Liability Management Transactions" means the series of transactions described on Schedule 1.01(g) hereto.

          "LIBOR Spread" shall mean (a) with respect to Tranche A Term Loans and Revolving Loans, 2.50% per annum, subject to adjustment pursuant to Section 2.06(c), and (b) with respect to Tranche B Term Loans, 3.25% per annum, subject to adjustment pursuant to Section 2.06(c).

          "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, assignment for security (whether collateral or otherwise), hypothecation, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          "Loan Documents" shall mean this Agreement, the Letters of Credit, the Security Documents, the Guarantee Agreement and each Incremental LC Assumption Agreement, and each amendment, restatement, supplement, modification or waiver of, to or in respect of any such document.

          "Loan Parties" shall mean SSCC, JSCE, the Borrower, JSC Capital, SNC, JSC Brewton and each Material Subsidiary.

          "Loans" shall mean the Revolving Loans and the Term Loans.

          "Managing Agents" shall mean the Lenders whose names appear as managing agents on the signature pages to this Agreement.

          "Mandatory Prepayment Date" is defined in Section 2.13(i).

          "Margin Stock" shall have the meaning given such term under Regulation U.

          "Material Adverse Effect" shall mean (a) a materially adverse effect on the business, operations, properties or condition (financial or otherwise) of SSCC and its Subsidiaries, taken as a whole, (b) material impairment of the ability of SSCC or any Material Subsidiary to perform any of its obligations under any Loan Document to which it is or will be a party or (c) material impairment of the rights of or benefits available to the Administrative Agent, the Collateral Agent, the Fronting Bank, the Swingline Lender or the Lenders under any Loan Document.

          "Material Contract" shall mean any contract to which SSCC or the Borrower or any of their respective Subsidiaries is or becomes a party providing for payments by or to SSCC or the Borrower or any of their Subsidiaries in excess of $50,000,000 per year and the duration of which shall be in excess of twelve months.

          "Material Investments" shall mean all Investments by SSCC or any of its Subsidiaries having a value in excess of $1,000,000.

          "Material Subsidiary" means each Domestic Subsidiary of SSCC, JSCE, the Borrower or their successors now existing or hereafter acquired or formed by SSCC, JSCE, the Borrower or such successors that (a) for the most recent fiscal year of SSCC, JSCE, the Borrower or such successors, accounted for more than 5% of the consolidated revenues of SSCC, JSCE, the Borrower or such successors, as the case may be, (b) as at the end of such fiscal year, was the owner of more than 5% of the consolidated assets of SSCC, JSCE, the Borrower or such successors as shown on the consolidated financial statements of SSCC, JSCE, the Borrower or such successors, as the case may be, for such fiscal year or (c) is designated as a Material Subsidiary on Schedule 1.01(c) or is otherwise irrevocably designated as a Material Subsidiary in a writing by a Loan Party to the Administrative Agent. Notwithstanding the foregoing, JSF shall not be a Material Subsidiary for purposes hereof.

          "Maximum Rate" is defined in Section 10.09.

          "Mills" shall mean the paper product manufacturing facilities identified on Schedule 1.01(d).

          "MIP Options" is defined in Section 7.06(c).

          "MIP Shares" is defined in Section 7.06(c).

          "Monetization Sub" means Timber Capital Holdings LLC, a Delaware limited liability company, together with its successors and permitted assigns.

          "Mortgaged Properties" shall mean the owned real properties of the Borrower specified on Schedule 1.01(e).

          "Mortgages" shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 6.10 or Section 7.11, each substantially in the form of Exhibit C (or otherwise in form and substance reasonably satisfactory to the Administrative Agent), as the same may be amended, restated, supplemented, modified or waived from time to time.

          "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "Net Cash Proceeds" shall mean (a) with respect to any Asset Sale or Permitted Timber Financing, the Cash Proceeds, net of (i) costs of sale (including payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than Loans) required to be repaid under the terms thereof as a result of such Asset Sale), (ii) taxes paid or reasonably estimated to be paid in the year such Asset Sale occurs or in the following year as a result thereof and (iii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations and any purchase price adjustments associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve or any such purchase price adjustments result in additional Cash Proceeds, such amounts shall constitute Net Cash Proceeds); (b) with respect to any issuance of debt securities, the cash proceeds thereof, net of underwriting commissions or placement fees and expenses directly incurred in connection therewith and (c) with respect to any Taking or Destruction (as such terms are defined in the Mortgages), the Net Proceeds or Net Award (as such terms are defined in the Mortgages).

          "1993 Senior Note Indenture" shall mean the Indenture dated as of April 15, 1993, among the Borrower, as issuer, JSCE, as guarantor, and The Bank of New York, as trustee, relating to the 1993 Senior Notes, as amended by the Supplemental Indenture dated as of April 8, 1994, and as the same may from time to time be further amended or modified in accordance with the terms thereof and hereof.

          "1993 Senior Notes" shall mean the Borrower's 9 3/4% Senior Notes due 2003.

          "1993 Senior Notes Tender Offer" shall mean the Borrower's offer to purchase all of the issued and outstanding 1993 Senior Notes pursuant to the Debt Tender Documents.

          "1999 Timberlands Sale" means the sale of certain real property of the Borrower and its Subsidiaries (or equity interests in Affiliates of the Borrower owning such real property) pursuant to that certain Purchase and Sale Agreement, dated as of July 28, 1999, by and between Rayonier Inc. and the Borrower, as modified by that certain Letter Agreement, dated as of August 26, 1999, as amended on terms reasonably satisfactory to the Senior Managing Agents, and the monetization transactions of the Borrower and its Affiliates in connection therewith.

          "Non-U.S. Person" is defined in Section 2.20(f).

          "Obligations" shall mean all obligations of every nature, including amounts drawn under outstanding Letters of Credit, of Loan Parties from time to time owed to the Administrative Agent, the Senior Managing Agents, the Managing Agents, the Swingline Lender, the Fronting Bank and the Lenders, or any of them, under the Loan Documents.

          "Original Credit Agreement" shall mean the Credit Agreement dated as of March 24, 1998 among the Borrower, SSCC, JSCE, the lenders party thereto and the agents named therein, as amended prior to the Second Restatement Date.

          "Other Taxes" is defined in Section 2.20(b).

          "Participating Lender" shall mean at any time any Lender with a Revolving Credit Commitment at such time.

          "Participating Subsidiary" shall mean any Subsidiary of the Borrower that participates or is permitted to participate in the Receivables Program pursuant to the Receivable Program Documents.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

          "Perfection Certificate" shall mean the Perfection Certificate, substantially in the form of Annex 1 to the Security Agreement.

          "Permitted Equipment Financing" shall mean any financing transaction by the Borrower or any of its Material Subsidiaries secured by equipment, or a Sale/Leaseback Transaction in which the subject property consists of equipment, in each case owned or leased by such Person for more than 90 days prior to such financing transaction or Sale/Leaseback Transaction, so long as such financing transaction or Sale/Leaseback Transaction (a) (x) in the case of any such transaction entered into by the Borrower or any of its Material Subsidiaries on or prior to the second anniversary of the Closing Date, does not have a final maturity or final payment date in respect thereof on or prior to the seventh anniversary of the date of such transaction and (y) in the case of any such transaction entered into by the Borrower or any of its Material Subsidiaries after the second anniversary of the Closing Date, does not have a final maturity or final payment date in respect thereof on or prior to the Tranche B Maturity Date or a weighted average life to stated maturity shorter than the then-outstanding Term Loans, (b) results in net cash proceeds to the Borrower or one of its Material Subsidiaries in excess of 60% of the fair market value (determined, on the basis of an assumed arms-length sale of such property, by a nationally recognized appraisal or valuation firm experienced in valuing equipment) at the date of such financing transaction or sale/leaseback of the equipment that is the subject property of such financing transaction or Sale/Leaseback Transaction, and (c) contains covenants no more restrictive than those contained in this Agreement (except that covenants that relate solely to the subject property may be more restrictive).

          "Permitted Investments" shall mean (a) any evidence of indebtedness, maturing not more than one year after the acquisition thereof, issued by the United States of America or, on or after the Stone Transaction Date, Canada, or any instrumentality or agency thereof and guaranteed fully as to principal, interest and premium, if any, by the United States of America or, on or after the Stone Transaction Date, Canada, (b) any certificate of deposit, maturing not more than one year after the date of purchase, issued by a commercial banking institution that has long-term debt rated "A" or higher by Moody's Investors Service, Inc. or Standard & Poor's Ratings Services and which has a combined capital and surplus and undivided profits of not less than $500,000,000, (c) commercial paper (i) maturing not more than 270 days after the date of purchase and (ii) issued by (x) a corporation (other than a Loan Party or any Affiliate of a Loan Party) with a rating, at the time as of which any determination thereof is to be made, of "P-1" or higher by Moody's Investors Service, Inc. or "A-1" or higher by Standard & Poor's Ratings Services or (y) either Senior Managing Agent, (d) demand deposits with any bank or trust company, (e) any Investments consisting of (i) any contract pursuant to which a Loan Party obtains the right to cut, harvest or otherwise acquire timber on property owned by any other Person, whether or not the Loan Party's obligations under such contract are evidenced by a note or other instrument, or (ii) loans or advances to customers of a Loan Party, including leases of personal property of such Loan Party to such customers, provided that the contracts, loans and advances constituting Permitted Investments pursuant to this clause (e) shall not exceed $10,000,000 at any time outstanding, (f) any Investment consisting of an exchange of equity securities of any Loan Party for Indebtedness of any other Loan Party, (g) Guarantees of a Person or Persons other than a Loan Party consisting of tax-exempt industrial development or pollution control revenue bonds (either through Capital Lease Obligations or installment purchase obligations in respect of facilities to be acquired by a Loan Party and to be financed by such bonds, and including a direct Guarantee of such bonds) to the extent any such Indebtedness of a Loan Party or such Person and any Lien arising in connection therewith are not prohibited by Section 7.01 or 7.02, as applicable,

  (h) repurchase agreements with a term of not more than seven days with respect to Indebtedness issued by the United States of America, or any instrumentality or agency thereof and guaranteed fully as to principal, interest and premium, if any, by the United States of America and (i) in the case of Foreign Subsidiaries, short-term investments comparable to the foregoing.

          "Permitted Liens" shall mean:

            (a)  the Liens arising under this Agreement or the Security Documents in favor of the Collateral Agent;

            (b)  with respect to any Person, Liens for taxes, assessments or other governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended and (ii) full provision for the payment of all such taxes known to such Person has been made on the books of such Person if and to the extent required by GAAP;

            (c)  with respect to any Person, mechanics', materialmen's, carriers', warehousemen's and similar Liens arising by operation of law and in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended and (ii) full provision for the payment of such Liens has been made on the books of such Person if and to the extent required by GAAP;

            (d)  with respect to any Person, Liens arising in connection with worker's compensation, unemployment insurance, old age pensions and social security benefits that are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended and (ii) full provision for the payment of such Liens has been made on the books of such Person if and to the extent required by GAAP;

            (e)  with respect to any Person, (i) Liens incurred or deposits made in the ordinary course of business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and (ii) Liens securing surety, indemnity, performance, appeal and release bonds, in the case of either clause (i) or clause (ii), securing such bonds in an amount outstanding at any time not to exceed individually or in the aggregate (x) prior to the Stone Transaction Date, $25,000,000, or (y) on or after the Stone Transaction Date, $75,000,000, provided that full provision for the payment of all such obligations has been made on the books of such Person if and to the extent required by GAAP;

            (f)    imperfections of title, covenants, restrictions, rights of way, easements, servitudes, mineral interest reservations, reservations made in the grant from the Crown, municipal and zoning ordinances, general real estate taxes and assessments not yet delinquent and other encumbrances on real property that (i) do not arise out of the incurrence of any Indebtedness for money borrowed and (ii) do not interfere with or impair in any material respect the utility, operation, value or marketability of the real property on which such Lien is imposed;

            (g)  Liens upon real and/or tangible personal property acquired by purchase, construction or otherwise by a Person, each of which Liens was created solely for the purpose of securing Indebtedness permitted by Section 7.01 representing, or incurred to finance, the cost (including the cost of construction) of the respective property, provided that (i) no such Lien shall extend to or cover any property of such Person other than the respective property so acquired and improvements thereon and (ii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the fair value (as determined in good faith by the board of directors of such Person) of the respective property at the time it was so acquired;

            (h)  any Lien specifically permitted to be suffered or incurred under any applicable Security Document;

            (i)    with respect to any Person, any Lien consisting of a lease of personal property of such Person to customers of such Person, if such lease constitutes a Permitted Investment under clause (e)(ii) of the definition of Permitted Investments;

            (j)    the rights of collecting banks or other financial institutions having a right of setoff, revocation, refund or chargeback with respect to money or instruments on deposit with or in the possession of such financial institution;

            (k)  leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries and any interest or title of a lessor under any lease (whether a Capital Lease or an operating lease) permitted by this Agreement or the Security Documents;

            (l)    Liens on accounts receivable for which attempts at collection have been undertaken by a third party authorized by the Person owning such accounts receivable;

            (m)  Liens arising from the granting of a license to enter into or use any asset of the Borrower or any of its Subsidiaries to any Person in the ordinary course of business of the Borrower or any of its Subsidiaries that does not interfere in any material respect with the use or application by the Borrower or any of its Subsidiaries of the asset subject to such license;

            (n)  Liens attaching solely to cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement entered into it in connection with an acquisition permitted hereunder;

            (o)  Liens arising from precautionary UCC financing statements (or analogous personal property security filings or registrations in other jurisdictions) regarding operating leases;

            (p)  Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder; and

            (q)  with respect to any Person, Liens arising out of judgments or awards in respect of which an appeal or proceeding for review is being diligently prosecuted, provided that (i) a stay of execution pending such appeal or proceeding for review has been obtained and (ii) full provision for the payment of such Liens has been made on the books of such Person if and to the extent required by GAAP.

  For purposes of the Security Documents and Section 4.19, "Permitted Liens" shall also be deemed to include the Liens permitted by Sections 7.02(a)(i), (ii), (iv), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv) and (xv) (with respect to Liens permitted by Section 7.02(a)(xiii) of the Stone Credit Agreement). Any reference in any of the Loan Documents to a Permitted Lien is not intended to and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

          "Permitted Timber Financing" means any financing transaction by the Borrower or any of its Material Subsidiaries secured by timber or timberland, or a Sale/Leaseback Transaction in which the subject property consists of timber or timberland, in each case owned or leased by such Person for more than 90 days prior to such financing transaction or Sale/Leaseback Transaction, so long as such financing transaction or Sale/Leaseback Transaction (a) does not have a final maturity or final payment date in respect thereof on or prior to the latest of the Tranche A Maturity Date, the Tranche B Maturity Date and the Revolving Credit Maturity Date, (b) results in net cash proceeds to the Borrower or one of its Material Subsidiaries in excess of 60% of the fair market value (determined on the basis of an assumed arms-length sale of such property, by a nationally recognized appraisal or valuation firm experienced in valuing timber or timberland) at the date of such financing transaction or sale/leaseback of the timber or timberland that is the subject property of such financing transaction or Sale/Leaseback Transaction, (c) has at the time of incurrence a weighted average life to stated maturity at least one year longer than the blended weighted average life to stated maturity of the then-outstanding Term Loans and (d) contains covenants no more restrictive than those contained in this Agreement (except that covenants that relate solely to the subject property may be more restrictive).

          "Person" shall mean any natural person, corporation, legal person, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

          "Plan" shall mean any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code that is maintained for employees of SSCC, JSCE, the Borrower or any ERISA Affiliate.

          "Pledge Agreement" shall mean the Pledge Agreement dated as of the Closing Date, among SSCC, JSCE, the Borrower, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

          "Prepayment Account" is defined in Section 2.13(h).

          "Prepayment Amount" is defined in Section 2.13(i).

          "Prepayment Lender" is defined in Section 2.13(i).

          "Prepayment Option Notice" is defined in Section 2.13(i).

          "Program Receivables" shall mean all trade receivables and related contract and other rights and property (including all general intangibles, collections and other proceeds relating thereto, all security therefor and any goods that have been repossessed in connection with any thereof) sold or contributed by the Borrower or any Subsidiary of the Borrower to JSF pursuant to the Receivables Program Documents.

          "P.U.I." shall mean Packaging Unlimited, Inc., a corporation organized under the laws of the State of Delaware and qualified to do business in the Commonwealth of Puerto Rico.

          "Purchase Price" shall mean $375,000,000 in cash, subject to adjustment as provided in the Asset Purchase Agreement.

          "Rate Protection Agreements" shall mean interest rate cap agreements, interest rate swap agreements and other agreements or arrangements entered into in the ordinary course of business by the Borrower or any of its Subsidiaries and designed to protect the Borrower or such Subsidiary against fluctuations in interest rates or to obtain the benefit of floating interest rates.

          "Reaffirmation of Guarantee and Security Documents" shall mean the Reaffirmation of Guarantee and Security Documents, substantially in the form of Exhibit E, executed by the Loan Parties.

          "Real Properties" shall mean each parcel of real property identified on Schedule 4.21(a) or Schedule 4.21(b), together with all fixtures thereon.

          "Receivables Program" shall mean that certain trade receivables securitization program conducted pursuant to the Receivables Program Documents.

          "Receivables Program Documents" shall mean the documents listed on Schedule 1.01(f), and all other non-material documentation entered into pursuant to such documentation, as such documents may be amended, restated, modified, supplemented, refinanced or replaced from time to time in accordance with the terms hereof and thereof.

          "Register" is defined in Section 10.04(d).

          "Regulation T" shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "Reportable Event" shall mean any reportable event as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

          "Required Lenders" shall mean, at any time, Lenders holding Loans, a share of the used LC Commitments and unused Commitments representing greater than 50% of the sum of (a) the aggregate principal amount of the Loans at such time, (b) the LC Exposure at such time and (c) the aggregate unused Commitments at such time.

          "Responsible Officer" of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

          "Restricted Junior Payment" shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of SSCC, JSCE or the Borrower or any of their respective Subsidiaries, now or hereafter outstanding, except (i) any dividend payable solely in shares of such class of stock to the holders of such class, (ii) any dividend or distribution made by any Subsidiary ratably to the holders of the common stock of such Subsidiary and (iii) any payments made pursuant to the Tax Sharing Agreement in accordance with Section 7.07, (b) any redemption, retirement, sinking fund or similar payment, purchase, exchange or other acquisition for value, direct or indirect, of any shares of any class of stock of SSCC, JSCE or the Borrower or any of their respective Subsidiaries, now or hereafter outstanding, except for any such redemption, retirement, sinking fund or similar payment payable only to a Loan Party or payable from a Foreign Subsidiary to another Foreign Subsidiary, and (c) whether in cash or additional securities, any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, exchange, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness, provided that the term "Restricted Junior Payment" shall not include any mandatory payments of principal, premium, if any, or interest with respect to Subordinated Indebtedness.

          "Revolving Credit Borrowing" shall mean a Borrowing comprised of Revolving Loans.

          "Revolving Credit Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder as set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.

          "Revolving Credit Maturity Date" shall mean March 31, 2005.

          "Revolving Credit Utilization" shall mean, at any time of determination, the sum of (a) the aggregate principal amount of Revolving Loans outstanding at such time, (b) the aggregate principal amount of Swingline Loans outstanding at such time and (c) the LC Exposure (other than Incremental LC Exposure attributable to Stevenson Letters of Credit issued pursuant to Section 3.11) at such time.

          "Revolving Loans" shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01(c). Each Revolving Loan shall be a Eurodollar Revolving Loan or an ABR Revolving Loan.

          "Sale/Leaseback Transaction" shall mean an arrangement, direct or indirect, whereby the Borrower or any of its Subsidiaries shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

          "SSC Hodge IRB" shall mean the Combined Utility System Revenue Bonds issued in 1972 and the 9% Combined Utility System Revenue Bonds, Series 1990, issued by the Village of Hodge, Louisiana, and Guaranteed by Stone, as refinanced and replaced from time to time.

          "Second Restatement Date" shall mean April 27, 2001.

          "Secured Obligations" shall have the meaning assigned to such term in the Mortgages.

          "Secured Parties" shall have the meaning assigned to such term in the Security Agreement.

          "Security Agreement" shall mean the Security Agreement dated the Closing Date, among SSCC, JSCE, the Borrower, the other guarantors and grantors party thereto and the Collateral Agent for the Secured Parties.

          "Security Documents" shall mean the Mortgages, the Security Agreement, the SNC Security Agreement, the Trademark Security Agreement, the Pledge Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 6.10 or 7.11.

          "Senior Managing Agent" is defined in the recitals to this Agreement.

          "Senior Note Indentures" shall mean the 1993 Senior Note Indenture, the 2002 Senior Note Indenture and any other indenture pursuant to which any Senior Notes are issued from time to time.

          "Senior Notes" shall mean the 1993 Senior Notes, the 2002 Senior Notes and any other senior notes issued by the Borrower or any of its Subsidiaries from time to time as permitted under Section 7.01.

          "SNC" shall mean Smurfit Newsprint Corporation, a Delaware corporation and a direct wholly owned Subsidiary of the Borrower.

          "SNC Security Agreement" shall mean the SNC Security Agreement dated as of the Closing Date, between SNC and the Collateral Agent for the benefit of the Secured Parties.

          "SSCC" shall mean Smurfit-Stone Container Corporation, a Delaware corporation.

          "SSCC Series A Preferred Stock" shall mean the Series A Cumulative Convertible Exchangeable Preferred Stock, par value $.01 per share, of SSCC, having terms and conditions, including as to dividends, mandatory redemption and liquidation preference, which are no more adverse to SSCC than those set forth on Schedule 1.01(h) attached hereto when taken as a whole.

          "SSC Canada" shall mean Smurfit-Stone Container Canada, Inc., a corporation continued under the Companies Act (Nova Scotia).

          "Standby LC Exposure" shall mean, at any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding Standby Letters of Credit and (b) the aggregate amount that has been drawn under any Standby Letters of Credit but for which the Fronting Bank or the Lenders, as the case may be, have not been reimbursed by the Borrower at such time.

          "Standby Letter of Credit" shall mean (a) each irrevocable letter of credit issued pursuant to Section 3.01(a) under which the Fronting Bank agrees to make payments for the account of the Borrower, on behalf of the Borrower, in respect of obligations of the Borrower incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which the Borrower is or proposes to become a party in the ordinary course of the Borrower's business and (b) each Existing Letter of Credit.

          "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum applicable reserve percentages, including any marginal, special, emergency or supplemental reserves (expressed as a decimal) established by the Board and any other banking authority to which the Administrative Agent is subject (a) with respect to the Base CD Rate (as such term is used in the definition of the term "Alternate Base Rate") for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "Stevenson IRBs" shall mean those certain industrial revenue bonds issued by The Industrial Development Board of the City of Stevenson, Alabama in a principal amount of $120,115,000 and relating to the corrugated medium mill facility located at Stevenson, Alabama that are assumed by the Borrower or a Subsidiary of the Borrower prior to the first anniversary date of the closing of the Acquisition and any industrial revenue bonds issued in replacement of, or to refinance or refund, such bonds.

          "Stevenson Letters of Credit" shall mean the letters of credit issued either (a) pursuant to Section 3.01 or (b) pursuant to Section 3.11 and the applicable Incremental LC Assumption Agreement, in each case for the account of the Borrower to support the Borrower's payment obligations in respect of the Stevenson IRBs.

          "Stone" shall mean Stone Container Corporation, a Delaware corporation and a direct wholly owned subsidiary of SSCC.

          "Stone Credit Agreement" shall mean the Amended and Restated Credit Agreement dated as of July 25, 2002 among Stone, SSC Canada, the lenders party thereto and the agents named therein, as amended, restated, supplemented or otherwise modified, and as refinanced or replaced, from time to time.

          "Stone Loans" shall mean all loans and extensions of credit to Stone under the Stone Credit Agreement.

          "Stone Reference Date" shall mean July 25, 2002 (i.e., the "Restatement Date" as defined in the Stone Credit Agreement).

          "Stone Series E Preferred Stock" shall mean the Series E Cumulative Convertible Exchangeable Preferred Stock, par value $.01 per share, of Stone that was canceled in connection with the issuance of the SSCC Series A Preferred Stock.

          "Stone Term Loans" shall mean the term loans to Stone or SSC Canada outstanding under the Stone Credit Agreement at any time.

          "Stone Transaction" shall mean any (a) consolidation or merger of Stone or a wholly owned direct Subsidiary of Stone with or into the Borrower or of the Borrower or a wholly owned direct subsidiary of the Borrower with or into Stone, (b) any Investment by Stone or any of its Subsidiaries into the Borrower pursuant to which the Borrower shall become a wholly owned subsidiary of Stone or (c) any Investment by the Borrower or any of its subsidiaries into Stone pursuant to which Stone becomes a wholly owned subsidiary of the Borrower.

          "Stone Transaction Date" shall mean the date on which the Stone Transaction is consummated.

          "Subordinated Indebtedness" shall mean Indebtedness of the Borrower subordinated in right of payment to the Obligations pursuant to documentation containing interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to the Required Lenders.

          "Subsidiary" shall mean, with respect to any Person (herein referred to as the "parent"), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by, or otherwise Controlled by, the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent; provided, however, that the term "Subsidiary" shall not include (i) any Inactive Subsidiary, (ii) prior to the Stone Transaction Date, Stone and its Subsidiaries (including SCC RMMI and SCC AMMI), (iii) any of Finco, Monetization Sub and TNH and (iv) on and after the Stone Transaction Date, Stone Venepal (Celgar) Pulp, Inc.

          "Supermajority Lenders" shall mean, at any time, Lenders holding Loans, a share of the used LC Commitments and unused Commitments representing at least 66 2/3% of the sum of (a) the aggregate principal amount of the Loans at such time, (b) the LC Exposure at such time and (c) the aggregate unused Commitments at such time.

          "Swingline Loans" shall mean the swingline loans made by the Swingline Lender pursuant to Section 2.22.

          "Tax Sharing Agreement" shall mean an agreement among SSCC and its Subsidiaries that constitute an affiliated group of corporations within the meaning of Section 1504 of the Code and that join in the filing of consolidated Federal income tax returns, which agreement provides for SSCC to act as the agent of the group for the filing of such returns and the payment of income taxes, and for tax sharing payments between members of the group to compensate for the use by a member of losses, credits or other tax attributes of another member.

          "Taxes" is defined in Section 2.20(a).

          "Term Borrowing" shall mean a Borrowing comprised of Tranche A Term Loans or Tranche B Term Loans.

          "Term Loan Repayment Amounts" shall mean, for any period, the aggregate of all Tranche A Term Loan Repayment Amounts and Tranche B Term Loan Repayment Amounts payable during such period.

          "Term Loan Repayment Dates" shall mean the Tranche A Term Loan Repayment Dates and the Tranche B Term Loan Repayment Dates.

          "Term Loans" shall mean Tranche A Term Loans and Tranche B Term Loans.

          "Third Restatement Date" is defined in the recitals to this Agreement.

          "Third Restatement Date Transactions" shall mean the Acquisition, the 1993 Senior Notes Tender Offer, the Tube and Core Sale, the issuance of the 2002 Senior Notes and the third amendment and restatement of this Agreement, and all transactions contemplated by or related to any of the foregoing.

          "TNH" means Timber Note Holdings LLC, a Delaware limited liability company, together with its successors and permitted assigns.

          "Trade LC Exposure" shall mean, at any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding Trade Letters of Credit and (b) the aggregate amount that has been drawn under any Trade Letters of Credit but for which the Fronting Bank or the Lenders, as the case may be, have not been reimbursed by the Borrower at such time.

          "Trade Letter of Credit" shall mean each commercial documentary letter of credit issued by the Fronting Bank for the account of the Borrower pursuant to Section 3.01(a) for the purchase of goods in the ordinary course of business.

          "Trademark Security Agreement" shall mean the Patent, Trademark and Copyright Security Agreement dated as of the Closing Date, among SSCC, JSCE, the Borrower, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

          "Tranche A Maturity Date" shall mean March 31, 2005.

          "Tranche A Term Borrowing" shall mean a Borrowing comprised of Tranche A Term Loans.

          "Tranche A Term Loan Repayment Amount" is defined in Section 2.11(a)(i).

          "Tranche A Term Loan Repayment Date" is defined in Section 2.11(a)(i).

          "Tranche A Term Loans" shall mean the term loans made by the Lenders to the Borrower as described in Section 2.01(a). Each Tranche A Term Loan shall be either a Eurodollar Term Loan or an ABR Term Loan.

          "Tranche B Lenders" shall mean Lenders having outstanding Tranche B Term Loans.

          "Tranche B Maturity Date" shall mean March 31, 2007.

          "Tranche B Term Borrowing" shall mean a Borrowing comprised of Tranche B Term Loans.

          "Tranche B Term Loan Repayment Amount" is defined in Section 2.11(a)(ii).

          "Tranche B Term Loan Repayment Date" is defined in Section 2.11(a)(ii).

          "Tranche B Term Loans" shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(b). Each Tranche B Term Loan shall be either a Eurodollar Term Loan or an ABR Term Loan.

          "Transactions" shall have the meaning assigned to such term in Section 4.02.

          "Transferee" is defined in Section 2.20(a).

          "Tube and Core Sale" shall mean the sale by the Borrower of certain assets and property used in its consumer packaging segment to Caraustar Industries, Inc., pursuant to the Asset Purchase Agreement dated as of July 22, 2002, between the Borrower and Caraustar Industries, Inc.

          "2002 Senior Note Indenture" shall mean the Indenture relating to the 2002 Senior Notes, as the same may be amended or modified in accordance with the terms thereof and hereof.

          "2002 Senior Notes" shall mean the Borrower's 8 1/4% Senior Notes due 2012.

          "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term "Rate" shall include the Adjusted LIBO Rate and the Alternate Base Rate.

          "wholly owned Domestic Subsidiary" shall mean any wholly owned Subsidiary that is a Domestic Subsidiary.

          "wholly owned Subsidiary" of a Person shall mean any Subsidiary of such Person of which securities (except for directors' qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

          "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

The following terms are defined in Schedule 1.01(g) to this Agreement:

          "JSC AMMI"

          "JSC Newco"

          "JSC Newco Note"

          "JSC RMMI"

          "SCC AMMI"

          "SCC RMMI"

          "SNC Note"

        SECTION 1.02.    Terms Generally.    The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Each reference to any Loan Document or any other document or agreement shall be deemed to be a reference to such Loan Document, document or agreement as amended, restated, waived, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent with the application used in the financial statements referred to in Section 4.05; provided, however, that for purposes of making any determination required by Section 2.06(c), 2.13(c) or Article VII, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the Third Restatement Date applied on a basis consistent with the application used in the financial statements referred to in Section 4.05.

        SECTION 1.03.    Reporting Entity.    Notwithstanding anything to the contrary in this Agreement, if (a) JSCE shall be a party to any merger, consolidation, liquidation or similar transaction otherwise permitted hereunder and (b) as a result of such transaction, JSCE shall cease to exist, then (i) all audited and unaudited financial statements, reports and notices required to be prepared or delivered by JSCE hereunder shall instead be prepared and/or delivered by the Borrower, (ii) the term "Consolidated Net Income" shall be deemed thereafter to refer to the net income of the Borrower and its consolidated Subsidiaries, and (iii) the calculation of all financial covenants and data and the related definitions (including the Consolidated Leverage Ratio) shall thereafter be based on and deemed to refer to the Borrower and its consolidated Subsidiaries.

ARTICLE II

The Credits

        SECTION 2.01.    Commitments.    (a) Tranche A Term Loans. The Borrower and the Lenders acknowledge the making of Tranche A Term Loans in the aggregate principal amount of $400,000,000 on the Closing Date in accordance with the terms of the Original Credit Agreement. Prior to the Third Restatement Date, the Borrower has repaid or prepaid $150,000,000 aggregate principal amount of the Tranche A Term Loans and, accordingly, the Borrower and the Lenders acknowledge and agree that Tranche A Term Loans in an aggregate principal amount of $250,000,000 shall continue to be outstanding as of the Third Restatement Date pursuant to the terms and conditions of this Agreement and the other Loan Documents. Amounts paid or prepaid in respect of any Tranche A Term Loans may not be reborrowed.

        (b)  Tranche B Term Loans. The Borrower and the Lenders acknowledge the making of Tranche B Term Loans in the aggregate principal amount of $275,000,000 on the Second Restatement Date in accordance with the terms of the Existing Credit Agreement, and the Borrower and the Lenders acknowledge and agree that Tranche B Term Loans in an aggregate principal amount of $275,000,000 shall continue to be outstanding as of the Third Restatement Date pursuant to the terms and conditions of this Agreement and the other Loan Documents. Amounts paid or prepaid in respect of any Tranche B Term Loans may not be reborrowed.

        (c)  Revolving Loans. On the terms and subject to the conditions hereafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, each Lender agrees severally and not jointly to make Revolving Loans to the Borrower, at any time and from time to time on or after the Closing Date and prior the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding not to exceed (after giving effect to all Revolving Loans repaid, and all reimbursements of LC Disbursements made, concurrently with the making of any Revolving Loans) an amount equal to the difference between (i) the Revolving Credit Commitment set forth opposite such Lender's name on Schedule 2.01, as the same may be reduced from time to time pursuant to Section 2.09, and (ii) such Lender's Applicable Percentage of the sum of (A) the aggregate principal amount of Swingline Loans outstanding at such time and (B) the LC Exposure (other than LC Exposure attributable to Stevenson Letters of Credit issued pursuant to Section 3.11) at such time. Within the limits set forth in the preceding sentence, the Borrower may borrow, pay or prepay and reborrow Revolving Loans on or after the Closing Date and prior to the Revolving Credit Maturity Date, on the terms and subject to the conditions and limitations set forth herein. The Borrower and the Lenders acknowledge the making of Revolving Loans prior to the Third Restatement Date in accordance with the terms of the Existing Credit Agreement and agree that such outstanding Revolving Loans shall continue to be outstanding pursuant to the terms and conditions of this Agreement and the other Loan Documents.

        SECTION 2.02.    Loans.    (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Revolving Credit Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and, in the case of a Eurodollar Borrowing, not less than $1,000,000 or (ii) an aggregate principal amount equal to the remaining available balance of the Revolving Credit Commitments.

        (b)  Each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans, as the Borrower may request pursuant to Section 2.03. Each Lender may at its option fulfill its Commitment with respect to any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not (i) affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or (ii) require any reimbursement or other payment to be made to such Lender or its Affiliates pursuant to Section 2.20 in an amount in excess of the amounts that would have been payable thereunder to such Lender had such Lender not exercised such option. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in an aggregate of more than ten separate Eurodollar Loans of any Lender being outstanding hereunder at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

        (c)  Subject to paragraph (e) below, each Lender shall make a Loan in the amount of its pro rata portion, as determined under Section 2.17, of each Borrowing hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 2:00 p.m., New York City time, and the Administrative Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Borrower or, if a Borrowing shall not occur on such date because any condition precedent specified herein shall not have been met, return the amounts so received to the respective Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing (or, in the case of an ABR Revolving Borrowing, prior to 2:00 p.m., New York City time on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall be deemed to constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

        (d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Interest Period with respect to a Revolving Credit Borrowing, Tranche A Term Borrowing or Tranche B Term Borrowing that would end after the Revolving Credit Maturity Date, the Tranche A Maturity Date or the Tranche B Maturity Date, respectively.

        (e)  If the Fronting Bank has not received from the Borrower the payment required by Section 3.04(a) within two hours after the Borrower shall have received notice from the Fronting Bank that payment of a draft presented under any Letter of Credit will be made or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day, as provided in Section 3.04(a), the Fronting Bank will promptly notify the Administrative Agent of the LC Disbursement and the Administrative Agent will promptly notify each Participating Lender of such LC Disbursement and its Applicable Percentage thereof. Each Participating Lender will pay to the Administrative Agent not later than 4:00 p.m., New York City time, on such date (or, if the Participating Lenders shall have received such notice later than 2:00 p.m., New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day) an amount equal to such Participating Lender's Applicable Percentage of such LC Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Participating Lender), and the Administrative Agent will promptly pay such amount to the Fronting Bank. The Administrative Agent will promptly remit to each Participating Lender its Applicable Percentage of any amounts subsequently received by the Administrative Agent from the Borrower in respect of such LC Disbursement. If any Lender shall not have made its Applicable Percentage of such LC Disbursement available to the Fronting Bank as provided above, such Lender agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this subsection to but excluding the date an amount equal to such amount is paid to the Administrative Agent for prompt payment to the Fronting Bank at, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

        SECTION 2.03.    Notice of Borrowings.    The Borrower shall give the Administrative Agent written or telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before a proposed borrowing and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the day of a proposed borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement and specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; (iii) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; and (iv) the number and location of the account to which funds are to be disbursed; provided, however, that, notwithstanding any contrary specification in any such notice, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03, and of each Lender's portion of the requested Borrowing.

        SECTION 2.04.    Repayment of Loans; Evidence of Debt.    (a) The outstanding principal balance of each Loan or Swingline Loan shall be payable (i) in the case of a Revolving Loan or Swingline Loan, on the Revolving Credit Maturity Date, (ii) in the case of a Tranche A Term Loan, as provided in Section 2.11(a)(i) and (iii) in the case of a Tranche B Term Loan, as provided in Section 2.11(a)(ii). Each Loan shall bear interest from and including the date made on the outstanding principal balance thereof as set forth in Section 2.06.

        (b)  Each Lender and the Swingline Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender or the Swingline Lender resulting from each Loan or Swingline Loan, respectively, from time to time, including the amounts of principal and interest payable and paid such Lender or the Swingline Lender from time to time under this Agreement.

        (c)  The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan and Swingline Loan made hereunder, the Type of each Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender and the Swingline Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender's or the Swingline Lender's share thereof.

        (d)  The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.04 shall, to the extent permitted by applicable laws, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender, the Swingline Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and the Swingline Loans in accordance with their terms.

        SECTION 2.05.    Fees.    (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on each March 31, June 30, September 30 and December 31 and on each date on which the Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a "Commitment Fee") equal to the Commitment Fee Percentage on the average daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or other period ending with the Revolving Credit Maturity Date or the date on which any of such Revolving Credit Commitment of such Lender shall expire or be terminated). The Commitment Fee due to each Lender commenced to accrue on and including the Closing Date and shall cease to accrue on, but excluding, the date on which such Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein. For purposes of calculating Commitment Fees, any portion of the Revolving Credit Commitments unavailable due to outstanding Swingline Loans or due to outstanding or unreimbursed unsecured letters of credit permitted by Section 7.01(h) shall be deemed to be unused amounts of the Commitments. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

        (b)  The Borrower agrees to pay to the Administrative Agent, for its own account, administration fees (the "Administrative Fees") at the times and in the amounts to be agreed upon between the Borrower and the Administrative Agent.

        (c)  The Borrower agrees to pay to the Fronting Bank, for its own account, the fees specified in Section 3.07.

        (d)  All Fees (other than the fees payable to the Fronting Bank under Section 3.07) shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances (other than corrections of errors in payment).

        SECTION 2.06.    Interest on Loans.    (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the ABR Spread in effect at such time with respect to such Loans. Swingline Loans shall bear interest at the rate applicable to ABR Revolving Loans. The ABR Spread for all outstanding ABR Borrowings on the Third Restatement Date shall be the ABR

Spread in effect immediately prior to the Third Restatement Date, after giving effect to adjustments required pursuant to Section 2.06(c).

        (b)  Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the LIBOR Spread in effect at such time with respect to such Loans. The LIBOR Spread for all outstanding Eurodollar Borrowings on the Third Restatement Date shall be the LIBOR Spread in effect immediately prior to the Third Restatement Date, after giving effect to adjustments required pursuant to Section 2.06(c).

        (c)  So long as no Event of Default shall have occurred and be continuing, on each occasion that, as of the last day of any fiscal quarter, the ratio (the "Consolidated Leverage Ratio") of (A) the Indebtedness of JSCE and its consolidated Subsidiaries on such date to (B) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date shall fall within one of the Categories set forth on the table below, the Commitment Fee Percentage, the ABR Spread and the LIBOR Spread shall be automatically changed, if necessary, to reflect the percentages indicated for such Category on the table below under the caption, "Commitment Fee Percentage", "ABR Spread—Revolving and Tranche A Term Loans", "LIBOR Spread—Revolving and Tranche A Term Loans", "ABR Spread—Tranche B Term Loans" or "LIBOR Spread—Tranche B Term Loans", as the case may be, with any such change to be effective (x) in the case of the Commitment Fee Percentage, with respect to the unused amounts of the Commitments, on and after the date of delivery to the Administrative Agent of the certificate described in Section 6.04(d) relating to such fiscal quarter, (y) in the case of the applicable ABR Spread, with respect to all ABR Loans outstanding, on and after the date of delivery to the Administrative Agent of such certificate and (z) in the case of the applicable LIBOR Spread, with respect to all Loans made on and after the date of delivery to the Administrative Agent of such certificate.

Consolidated Leverage Ratio	Commitment Fee Percentage	ABR Spread— Revolving and Tranche A Term Loans	LIBOR Spread— Revolving and Tranche A Term Loans	ABR Spread— Tranche B Term Loans	LIBOR Spread— Tranche B Term Loans
Category 1 Greater than or equal to 4.50 to 1.00	0.500%	1.50%	2.50%	2.25%	3.25%
Category 2 Greater than or equal to 4.25 to 1.00 but less than 4.50 to 1.00	0.500%	1.25%	2.25%	1.75%	2.75%
Category 3 Greater than or equal to 4.00 to 1.00 but less than 4.25 to 1.00	0.500%	1.00%	2.00%	1.75%	2.75%
Category 4 Greater than or equal to 3.25 to 1.00 but less than 4.00 to 1.00	0.500%	0.75%	1.75%	1.25%	2.25%
Category 5 Less than 3.25 to 1.00	0.375%	0.50%	1.50%	1.00%	2.00%

The applicable Category in the table above at any time will be the Category with the lowest percentages for which the Consolidated Leverage Ratio is satisfied at such time. In the event that any condition that gives rise to any change in a Category pursuant to the first sentence of this

Section 2.06(c) is no longer satisfied as of the end of any subsequent fiscal quarter, on and after the date of delivery to the Administrative Agent of the certificate described in Section 6.04(d) relating to such subsequent fiscal quarter, the Commitment Fee Percentage, the applicable ABR Spread and the applicable LIBOR Spread shall be automatically changed to reflect the Category indicated by such certificate, with any such change to be effective (x) in the case of the Commitment Fee Percentage, with respect to the unused amounts of the Commitments, on and after the date of delivery to the Administrative Agent of the certificate described in Section 6.04(d) relating to such fiscal quarter, (y) in the case of the applicable ABR Spread, with respect to all ABR Loans outstanding, on and after the date of delivery to the Administrative Agent of such certificate and (z) in the case of the applicable LIBOR Spread, with respect to all Loans made on and after the date of delivery to the Administrative Agent of such certificate. Notwithstanding the foregoing, (i) at any time during which JSCE has failed to deliver the certificate described in Section 6.04(d) with respect to a fiscal quarter in accordance with the provisions thereof, or at any time after the occurrence and during the continuance of an Event of Default, the Consolidated Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Commitment Fee Percentage, the applicable ABR Spread and the applicable LIBOR Spread and (ii) if at any time on or after the Stone Transaction Date, (x) the then applicable Commitment Fee Percentage would be lower than the "Commitment Fee" then applicable under the Stone Credit Agreement, (y) the then applicable ABR Spread and LIBOR Spread in respect of Revolving Loans and Tranche A Term Loans would be lower than the "ABR Revolving/Canadian Prime Rate Spread" and "Eurodollar Revolving/B/A Spread", respectively, then applicable under the Stone Credit Agreement or (z) the then applicable ABR Spread and LIBOR Spread in respect of Tranche B Term Loans would be lower than the "ABR Term Loan Spread" and "Eurodollar Term Loan Spread" then applicable under the Stone Credit Agreement, then the Commitment Fee Percentages, applicable ABR Spread or applicable LIBOR Spread under this Agreement shall be automatically adjusted to equal the corresponding percentages then applicable under the Stone Credit Agreement.

        (d)  Interest on each Loan and each Swingline Loan shall be payable on the Interest Payment Dates applicable to such Loan or Swingline Loan, as the case may be, except as otherwise provided in this Agreement. The applicable ABR Spread or LIBOR Spread for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be presumptively correct absent manifest error.

        SECTION 2.07.    Default Interest.    If the Borrower shall default in the payment of the principal of or interest on any Loan or Swingline Loan or any other amount becoming due hereunder or under any Security Document, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment or bankruptcy) at a rate per annum (the "Default Rate") equal to (a) in the case of any Loan or any Swingline Loan, the rate that would be applicable under Section 2.06 to such Loan or Swingline Loan, plus 2% per annum, and (b) in the case of any other amount, the rate that would be applicable under Section 2.06 to a Tranche B Term Loan that is an ABR Loan, plus 2% per annum.

        SECTION 2.08.    Alternate Rate of Interest.    In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to Lenders having Commitments representing at least 20% of the total Commitments of making or maintaining their Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

        SECTION 2.09.    Termination and Reduction of Commitments.    (a) The Revolving Credit Commitments and the LC Commitment shall be automatically terminated at 5:00 p.m., New York City time, on the Revolving Credit Maturity Date and the LC Maturity Date, respectively.

        (b)  Upon at least three Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $5,000,000 and (ii) the Borrower shall not be permitted to terminate or reduce the Revolving Credit Commitments if, as the result of such termination or reduction, (A) the LC Commitment would exceed the aggregate remaining Revolving Credit Commitments or (B) the Revolving Credit Utilization would exceed the aggregate remaining Revolving Credit Commitments. The LC Commitment may be voluntarily terminated or reduced by the Borrower, as provided in Section 3.06.

        (c)  The Revolving Credit Commitments shall be permanently reduced by the amount of any mandatory prepayments applied to Swingline Loans or Revolving Credit Borrowings pursuant to Section 2.13(f).

        (d)  Each reduction in the Revolving Credit Commitments hereunder shall be made ratably among the applicable Lenders in accordance with their respective Revolving Credit Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Revolving Credit Commitments so terminated or reduced accrued to, but excluding, the date of such termination or reduction.

        (e)  Nothing in this Section 2.09 shall prejudice any rights that the Borrower may have against any Lender that fails to lend as required hereunder prior to the date of termination of any Revolving Credit Commitment.

        SECTION 2.10.    Conversion and Continuation of Borrowings.    The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (i) not later than 11:00 a.m., New York City time, on the day of the proposed conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (ii) not later than 11:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period and (iii) not later than 11:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

          (a)  each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

          (b)  if less than all the outstanding principal amount of any Borrowing shall be converted or continued, the aggregate principal amount of such Borrowing converted or continued shall be an integral multiple of $1,000,000 and not less than $10,000,000;

          (c)  each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of the conversion;

          (d)  if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

          (e)  any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

          (f)    any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of subparagraph (e) above shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

          (g)  no Interest Period may be selected for any Eurodollar Term Borrowing comprised of Tranche A Term Loans or Tranche B Term Loans that would end later than the Tranche A Term Loan Repayment Date or the Tranche B Term Loan Repayment Date, as the case may be, occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (i) the Eurodollar Term Borrowings comprised of Tranche A Term Loans or Tranche B Term Loans, as the case may be, with Interest Periods ending on or prior to such Tranche A Term Loan Repayment Date or Tranche B Term Loan Repayment Date, respectively, and (ii) the ABR Term Borrowings comprised of Tranche A Term Loans or Tranche B Term Loans, as the case may be, would not be at least equal to the principal amount of Term Borrowings to be paid on such Term Loan Repayment Date; and

          (h)  upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

        Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued and whether such Borrowing is comprised of Tranche A Term Loans, Tranche B Term Loans or Revolving Loans, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall advise the other Lenders of any notice given pursuant to this Section 2.10 and of each Lender's portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing.

        SECTION 2.11.    Repayment of Term Borrowings.    (a) (i) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next succeeding Business Day (each such date being a "Tranche A Term Loan Repayment Date"), a principal amount of the Tranche A Term Loans (such amount, as adjusted from time to time pursuant to Sections 2.12 and 2.13(f), being called the "Tranche A Term Loan Repayment Amount") equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Date	Tranche A Term Loans
September 30, 2002	$25,000,000
March 31, 2003	25,000,000
September 30, 2003	25,000,000
March 31, 2004	37,500,000
September 30, 2004	37,500,000
Tranche A Maturity Date	100,000,000

On each Tranche A Term Loan Repayment Date, the Administrative Agent shall apply the Tranche A Term Loan Repayment Amount paid to the Administrative Agent to pay the Tranche A Term Loans in accordance with Section 2.19(a).

        (ii)  The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below or, if any such date is not a Business Day, on the next succeeding Business Day (each such date being a "Tranche B Term Loan Repayment Date"), a principal amount of the Tranche B Term Loans (such amount, as adjusted from time to time pursuant to Sections 2.12 and 2.13(f), being called the "Tranche B Term Loan Repayment Amount") equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Date	Tranche B Term Loans
September 30, 2002	$1,000,000
March 31, 2003	1,000,000
September 30, 2003	1,000,000
March 31, 2004	1,000,000
September 30, 2004	1,000,000
March 31, 2005	1,000,000
September 30, 2005	1,000,000
March 31, 2006	1,000,000
September 30, 2006	133,500,000
Tranche B Maturity Date	133,500,000

On each Tranche B Term Loan Repayment Date, the Administrative Agent shall apply the Tranche B Term Loan Repayment Amount paid to the Administrative Agent to pay the Tranche B Term Loans in accordance with Section 2.19(a).

        (b)  To the extent not previously paid, (i) all Tranche A Term Loans shall be due and payable on the Tranche A Maturity Date and (ii) all Tranche B Term Loans shall be due and payable on the Tranche B Maturity Date, in each case together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

        (c)  All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

        SECTION 2.12.    Optional Prepayments.    (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) delivered to the Administrative Agent (i) by 11:00 a.m., New York City time, at least three Business Days prior to the date designated for such prepayment, in the case of any prepayment of a Eurodollar Borrowing, or (ii) by 11:00 a.m., New York City time, on the date designated for such prepayment in the case of any prepayment of an ABR Borrowing; provided, however, that each partial payment shall be in an amount that is an integral multiple of $1,000,000 and, in the case of a Eurodollar Borrowing, not less than $10,000,000 (or, in each case, the entire amount of the Borrowing being prepaid).

        (b)  Optional prepayments of Term Loans made by the Borrower pursuant to paragraph (a) above shall be allocated among the Tranche A Term Loans and the Tranche B Term Loans (and to the remaining scheduled installments of principal with respect to any such Term Loans) in a manner determined at the discretion of the Borrower.

        (c)  Each notice of prepayment shall specify the amount to be prepaid, the prepayment date, whether the related prepayment relates to a Revolving Credit Borrowing or a Term Borrowing and the principal amount of each Revolving Credit Borrowing or Term Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such obligations by the amount specified therein on the date specified therein. All prepayments pursuant to this Section 2.12 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

        (d)  No optional prepayment of Term Loans made by the Borrower pursuant to this Section 2.12 shall reduce the Borrower's obligation to make mandatory prepayments pursuant to Section 2.13(b), (c), (d) or (e).

        SECTION 2.13.    Mandatory Prepayments.    (a) On the date of any termination or reduction of the Revolving Credit Commitments pursuant to Section 2.09, the Borrower shall pay or prepay so much of the then-outstanding Swingline Loans and the then-outstanding Revolving Credit Borrowings (and/or, except in the case of a termination of the Revolving Credit Commitments pursuant to Section 2.09(a), cash-collateralize outstanding Letters of Credit) as shall be necessary in order that the Revolving Credit Utilization at such time will not exceed the aggregate Revolving Credit Commitments at such time.

        (b)  With respect to any Asset Sale (other than the pledge of the JSCE Preferred Stock to secure Indebtedness permitted under Section 7.01(s)), except as expressly provided below in this Section 2.13(b), the Borrower shall apply not later than the third Business Day following the determination of the amount of Net Cash Proceeds received in respect thereof an amount equal to 100% of the Net Cash Proceeds received therefrom to prepay outstanding Loans and Swingline Loans in accordance with Section 2.13(f); provided, however, that the Borrower may (x) elect, by written notice to the Administrative Agent on or prior to the third Business Day following the determination of the amount of such Net Cash Proceeds, to reinvest within 360 days after the receipt thereof up to $250,000,000 from and after the Third Restatement Date in the aggregate of such Net Cash Proceeds in assets that are used or useful in the business of the Borrower and its Subsidiaries and (y) use the Net Cash Proceeds of the Tube and Core Sale within 90 days after the receipt thereof to pay a portion of the Purchase Price in respect of the Acquisition or, in the event that the Tube and Core Sale is consummated after the consummation of the Acquisition, to repay permitted Indebtedness incurred to pay all or a portion of the Purchase Price in respect of the Acquisition; provided, further, that in the case of clauses (x) and (y) above (A) at the time of receipt thereof, no Default or Event of Default shall have occurred and be continuing, (B) the Borrower delivers to the Administrative Agent a notice certifying that such Net Cash Proceeds have been so invested or used (within such 360-day period, in the case of clause (x) above, or within such 90-day period, in the case of clause (y) above) and (C) the Borrower shall prepay outstanding Loans in accordance with Section 2.13(f) to the extent that any such Net Cash Proceeds are not reinvested or used (within such 360-day period, in the case of clause (x) above, or within such 90-day period, in the case of clause (y) above).

        (c)  No later than the earlier of (i) 90 days after the end of each fiscal year of JSCE, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 6.04(a), the Borrower shall prepay outstanding Loans and Swingline Loans in accordance with Section 2.13(f) in an aggregate principal amount equal to 50% of the amount of such Excess Cash Flow that is in excess of (x) prior to the Stone Transaction Date, $50,000,000, or (y) on or after the Stone Transaction Date, $100,000,000, for the fiscal year then ended.

        (d)  In the event that any Loan Party or any Subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or other disposition of Indebtedness for money borrowed of any Loan Party or any Subsidiary of a Loan Party (other than Indebtedness for money borrowed permitted pursuant to Section 7.01 (other than clauses (c) and (k) thereof)), including pursuant to any Permitted Equipment Financing or any Permitted Timber Financing, then the Borrower shall substantially simultaneously with (and in any event not later than the third Business Day next following or, in the case of Indebtedness incurred pursuant to Section 7.01(c), as specified therein) the receipt of such Net Cash Proceeds by such Loan Party or Subsidiary, apply an amount equal to 100% (or such lesser amount as specified in Section 7.01(c) with respect to Indebtedness incurred pursuant thereto) of such Net Cash Proceeds to prepay outstanding Loans and Swingline Loans in accordance with Section 2.13(f).

        (e)  In the event that there shall occur any Taking or Destruction (as such terms are defined in the Mortgages) of any Mortgaged Property and pursuant to the provisions of the applicable Mortgage amounts payable with respect thereto are to be applied to the Secured Obligations, the Borrower shall apply an amount equal to 100% of the Net Cash Proceeds therefrom to prepay the outstanding Loans and Swingline Loans in accordance with Section 2.13(f).

        (f)    Mandatory prepayments of outstanding obligations under this Agreement made by the Borrower pursuant to paragraphs (b), (c), (d) and (e) above first, shall be allocated pro rata among the then-outstanding Tranche A Term Loans and Tranche B Term Loans and, subject to paragraph (i) below, applied pro rata against the remaining scheduled installments of principal due in respect of Tranche A Term Loans and Tranche B Term Loans under Sections 2.11(a)(i) and (ii), respectively, and second, if the Term Loans shall have been repaid in full, shall be applied to permanently reduce existing Revolving Credit Commitments; provided, however, that (i) subject to paragraph (i) below, up to (x) prior to the Stone Transaction Date, $50,000,000, or (y) on or after the Stone Transaction Date, $100,000,000, of any prepayment required to be made pursuant to Section 2.13(c) may be allocated between the Tranche A Term Loans on the one hand, and the Tranche B Term Loans, on the other hand (and to the remaining scheduled installments of principal with respect to any such Term Loans), in a manner determined at the discretion of the Borrower and (ii) subject to paragraph (i) below, the amount of any such prepayment required to be made pursuant to Section 2.13(c) in excess of (x) prior to the Stone Transaction Date, $50,000,000, or (y) on or after the Stone Transaction Date, $100,000,000, may be applied by the Borrower against the remaining scheduled installments of principal with respect to the Term Loans required to be paid within 24 months of the date of such prepayment.

        (g)  The Borrower shall deliver to the Administrative Agent, (i) at the time of each prepayment by the Borrower required under paragraph (b), (c), (d) or (e) above, a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least three Business Days prior to the time of each prepayment required under this Section 2.13, a notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan or Swingline Loan (or portion thereof) to be prepaid. All prepayments of Borrowings and Swingline Loans under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

        (h)  Amounts to be applied pursuant to this Section 2.13 to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans and ABR Revolving Loans. Any amounts remaining after each such application shall, at the option of the Borrower, be applied to prepay Eurodollar Term Loans or Eurodollar Revolving Loans, as the case may be, immediately and/or shall be deposited in the Prepayment Account (as defined below). The Administrative Agent shall apply any cash deposited in the Prepayment Account (i) allocable to Term Loans to prepay Eurodollar Term Loans and (ii) allocable to Revolving Loans to prepay Eurodollar Revolving Loans, in each case on the last day of their respective Interest Periods (or, at the direction of the Borrower, on any earlier date) until all outstanding Term Loans or Revolving Loans, as the case may be, have been prepaid or until all the allocable cash on deposit with respect to such Loans has been exhausted. For purposes of this Agreement, the term "Prepayment Account" shall mean an account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph (h). The Administrative Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account in Permitted Investments that are described in clause (a), (b), (c), (d), (h) or (i) of the definition of such term and that mature prior to the last day of the applicable Interest Periods of the Eurodollar Term Borrowings or Eurodollar Revolving Borrowings to be prepaid, as the case may be; provided, however, that (i) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any, violation of any law, statute, rule or regulation and (ii) the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if a Default or Event of Default shall have occurred and be continuing. The Borrower shall indemnify the Administrative Agent for any losses relating to the investments so that the amount available to prepay Eurodollar Borrowings on the last day of the applicable Interest Period is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest earned on such investments, the Prepayment Account shall not bear interest. Interest or profits, if any, on such investments shall be deposited in the Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Loans has been accelerated pursuant to Article VIII, the Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account to satisfy any of the Obligations. The Borrower hereby grants to the Administrative Agent, for its benefit and the benefit of the Fronting Bank, the Swingline Lender and the Lenders, a security interest in the Prepayment Account to secure the Obligations.

        (i)    Notwithstanding paragraph (f) above, with respect to the amount of any mandatory prepayment described therein that is allocated to the then-outstanding Tranche B Term Loans (such amounts, the "Prepayment Amount"), the Borrower may, not less than 10 nor more than 20 Business Days prior to the date specified therein for such prepayment (the "Mandatory Prepayment Date"), provide to each Tranche B Lender a written notice (each, a "Prepayment Option Notice"), which shall refer to this Section 2.13(i) and shall (i) set forth the Prepayment Amount and the portion thereof that the applicable Tranche B Lender (each, a "Prepayment Lender") will be entitled to receive if it accepts such mandatory prepayment in accordance with this paragraph (i), (ii) request such Prepayment Lender to notify the Borrower and the Administrative Agent in writing no later than the Business Day prior to the Mandatory Prepayment Date of such Prepayment Lender's acceptance or rejection (in each case, in whole and not in part) of its share of the Prepayment Amount and (iii) inform such Prepayment Lender that failure by such Prepayment Lender to reject in writing its share of the Prepayment Amount on or before the Business Day prior to the Mandatory Prepayment Date shall be deemed an acceptance of such amount. Each Prepayment Option Notice shall be given by telecopy, confirmed by hand delivery, overnight courier service or registered or certified mail, in each case addressed as provided in Section 10.01. On the Mandatory Prepayment Date, the Borrower shall apply the aggregate amount necessary to prepay that portion of the Prepayment Amount in respect of which such Prepayment Lenders have accepted prepayment as described above (such Prepayment Lenders, the "Accepting Lenders") pro rata against the remaining installments of principal due in respect of the Tranche B Term Loans of the Accepting Lenders under Section 2.11(a)(ii). The remaining portion of the Prepayment Amount shall be applied against the remaining scheduled installments of principal due in respect of such Tranche A Term Loans under Section 2.11(a)(i) in the order of maturity.

        (j)    On or after the Stone Transaction Date, any funds used to prepay Loans or reduce Commitments pursuant to Section 2.13(b), (c), (d) or (e) shall be allocated pro rata between (i) the Term Loans and the Commitments on the one hand, and (ii) the Stone Term Loans and any revolving credit commitments under the Stone Credit Agreement, on the other hand, based upon the aggregate outstanding amount of (x) the Loans, LC Exposure and unused Commitments, on the one hand, and (y) the loans, letter of credit exposure and unused commitments under the Stone Credit Agreement, on the other hand. The pro rata amount so allocated to Loans and Commitments in accordance with this Section 2.13(j) shall be applied as otherwise required by this Agreement.

        SECTION 2.14.    Reserve Requirements; Change in Circumstances; Increased Costs.    (a) Notwithstanding any other provision herein, if after the Closing Date any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender, the Swingline Lender or the Fronting Bank of the principal of or interest on any Eurodollar Loan made by such Lender or any Letter of Credit obligations, Fees or other amounts payable hereunder (other than changes in respect of income and franchise taxes imposed on such Lender, the Swingline Lender or the Fronting Bank by the jurisdiction in which such Lender, the Swingline Lender or the Fronting Bank is organized or has its principal or lending office or by any political subdivision or taxing authority thereof or therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender, the Swingline Lender or the Fronting Bank (except any such reserve requirement that is reflected in the Adjusted LIBO Rate or in the Alternate Base Rate) or shall impose on such Lender, the Swingline Lender or the Fronting Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender, the Swingline Lender or the Fronting Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender, the Swingline Lender or the Fronting Bank to be material, then the Borrower will pay to such Lender, the Swingline Lender or the Fronting Bank following receipt of a certificate of such Lender, the Swingline Lender or the Fronting Bank to such effect in accordance with Section 2.14(c) such additional amount or amounts as will compensate such Lender, the Swingline Lender or the Fronting Bank on an after-tax basis for such additional costs incurred or reduction suffered. Notwithstanding any other provision in this paragraph (a), none of any Lender, the Swingline Lender or the Fronting Bank shall be entitled to demand compensation pursuant to this paragraph (a) if it shall not be the general practice of such Lender, the Swingline Lender or the Fronting Bank, as applicable, to demand such compensation in similar circumstances under comparable provisions of other comparable credit agreements.

        (b)  If any Lender, the Swingline Lender or the Fronting Bank shall have determined that the adoption after the Closing Date of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender), the Swingline Lender or the Fronting Bank or any Lender's, the Swingline Lender's or the Fronting Bank's holding company, if any, with any request or directive regarding capital adequacy issued under any law, rule, regulation or guideline (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's, the Swingline Lender's or the Fronting Bank's capital or on the capital of such Lender's, the Swingline Lender's or the Fronting Bank's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, the Swingline Loans made by the Swingline Lender or the Letters of Credit issued by the Fronting Bank pursuant hereto to a level below that which such Lender, the Swingline Lender or the Fronting Bank or such Lender's, the Swingline Lender's or the Fronting Bank's holding company, if any, could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's, the Swingline Lender's or the Fronting Bank's policies and the policies of such Lender's, the Swingline Lender's or the Fronting Bank's holding company, if any, with respect to capital adequacy) by an amount deemed by such Lender, the Swingline Lender or the Fronting Bank to be material, then from time to time the Borrower shall pay to such Lender, the Swingline Lender or the Fronting Bank following receipt of a certificate of such Lender, the Swingline Lender or the Fronting Bank to such effect in accordance with Section 2.14(c) such additional amount or amounts as will compensate such Lender, the Swingline Lender or the Fronting Bank or such Lender's, the Swingline Lender's or the Fronting Bank's holding company, if any, on an after-tax basis for any such reduction suffered. Notwithstanding any other provision in this paragraph (b), none of any Lender, the Swingline Lender or the Fronting Bank shall be entitled to demand compensation pursuant to this paragraph (b) if it shall not be the general practice of such Lender, the Swingline Lender or the Fronting Bank, as applicable, to demand such compensation in similar circumstances under comparable provisions of other comparable credit agreements.

        (c)  A certificate of each Lender, the Swingline Lender or the Fronting Bank setting forth such amount or amounts as shall be necessary to compensate such Lender, the Swingline Lender or the Fronting Bank or its holding company, if any, as specified in paragraph (a) or (b) above, as the case may be, and setting forth in reasonable detail an explanation of the basis of requesting such compensation in accordance with paragraph (a) or (b) above, including calculations in reasonable detail, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender, the Swingline Lender or the Fronting Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

        (d)  Failure on the part of any Lender, the Swingline Lender or the Fronting Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's, the Swingline Lender's or the Fronting Bank's right to demand compensation with respect to such period or any other period, except that none of any Lender, the Swingline Lender or the Fronting Bank shall be entitled to compensation under this Section 2.14 for any costs incurred or reduction suffered with respect to any date unless such Lender, the Swingline Lender or the Fronting Bank, as applicable, shall have notified the Borrower that it will demand compensation for such costs or reductions under paragraph (c) above, not more than six months after the later of (i) such date and (ii) the date on which such Lender, the Swingline Lender or the Fronting Bank, as applicable, shall have become aware of such costs or reductions. The protection of this Section 2.14 shall be available to each Lender, the Swingline Lender or the Fronting Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition that shall have occurred or been imposed.

        SECTION 2.15.    Change in Legality.    (a) Notwithstanding any other provision herein, if after the Closing Date any change in any law or regulation or in the interpretation thereof by any Governmental

Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

            (i)  declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and

          (ii)  require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under subparagraph (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

        (b)  For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

        SECTION 2.16.    Indemnity.    The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur with respect to Eurodollar Loans as a consequence of (a) any failure by the Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article V, (b) any failure by the Borrower to borrow or to refinance, convert or continue any Loan hereunder after irrevocable notice of such borrowing, refinancing, conversion or continuation has been given pursuant to Section 2.03 or 2.10, (c) any payment, prepayment or conversion of a Eurodollar Loan required or permitted by any other provision of this Agreement or otherwise, or any assignment of a Eurodollar Loan required by Section 2.21(b), in each case made or deemed made on a date other than the last day of the Interest Period applicable thereto or (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether at scheduled maturity, by acceleration, irrevocable notice of prepayment or otherwise), including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall be equal to the sum of (a) such Lender's actual costs and expenses incurred (other than any lost profits) in connection with, or by reason of, any of the foregoing events and (b) an amount equal to the excess, if any, as reasonably determined by such Lender of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed, converted or continued (assumed to be the Adjusted LIBO Rate applicable thereto) for the period from and including the date of such payment, prepayment, conversion or failure to borrow, convert or continue to but excluding the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the Interest Period for such Loan that would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or not borrowed, converted or continued for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts, including calculations in reasonable detail, that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

        SECTION 2.17.    Pro Rata Treatment.    Except as required under Section 2.15 or permitted under Section 2.12(b) or Sections 2.13(f) and (i), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each payment of the LC Fees, each reduction of the Commitments and each refinancing of any Borrowing with, conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing, computed in accordance with Section 2.01, to the next higher or lower whole dollar amount.

        SECTION 2.18.    Sharing of Setoffs.    Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against any Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or LC Exposure as a result of which the unpaid principal portion of its Loans or its LC Exposure shall be proportionately less than the unpaid principal portion of the Loans of any other Lender or any other Lender's LC Exposure, such Lender shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender or the LC Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans, LC Exposure and participations in Loans and LC Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and LC Exposure then outstanding as the principal amount of such Lender's Loans and LC Exposure prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Loans and LC Exposure outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. SSCC, JSCE and the Borrower expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan or LC Exposure deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Loan Parties to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

        SECTION 2.19.    Payments.    (a) Except as provided in Sections 2.05(d) and 3.04(a) and (b), the Loan Parties shall make each payment (including principal of or interest on any Loan or Swingline Loan or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 noon, New York City time, on the date when due in immediately available dollars, without defense, setoff or counterclaim. Each such payment (other than (i) the payments specified in Sections 3.04(a), 3.04(b) and 3.07, which shall be paid directly to the Fronting Bank, and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender) shall be made to the Administrative Agent at its office at 270 Park Avenue, New York, New York. Payments made directly to the Fronting Bank shall be made to such account of the Fronting Bank as the Fronting Bank shall specify by notice to the Borrower. Payments made directly to the Swingline Lender shall be made to such account of the Swingline Lender as the Swingline Lender shall specify by notice to the Borrower. Any payments received by the Administrative Agent, the Fronting Bank or the Swingline Lender after the specified time for receipt of such payment on any day shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute to the applicable Lenders all payments received by the Administrative Agent for their respective accounts, promptly following receipt thereof.

        (b)  Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

        SECTION 2.20.    Taxes.    (a) Any and all payments by the Loan Parties hereunder shall be made, in accordance with Section 2.19, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of the Administrative Agent, the Collateral Agent, the Fronting Bank or the Swingline Lender or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity being called a "Transferee")) and franchise taxes imposed on the Administrative Agent, the Collateral Agent, the Fronting Bank or the Swingline Lender or any Lender (or Transferee) by the United States or any jurisdiction under the laws of which the Administrative Agent, the Collateral Agent, the Fronting Bank, the Swingline Lender or any such Lender (or Transferee) is organized or in which the Administrative Agent, the Collateral Agent, the Fronting Bank, the Swingline Lender or any such Lender (or Transferee) has its principal office or lending office or any political subdivision or taxing authority thereof or therein (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Taxes are required to be deducted from or in respect of any sum payable hereunder to any Lender (or any Transferee), the Administrative Agent, the Collateral Agent, the Swingline Lender or the Fronting Bank, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) such Lender (or Transferee), the Administrative Agent, the Collateral Agent, the Swingline Lender or the Fronting Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) SSCC, JSCE or the Borrower, as applicable, shall make such deductions and (iii) SSCC, JSCE or the Borrower, as applicable, shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law; provided, however, that no Transferee of any Lender shall be entitled to receive any greater payment under this paragraph (a) than such Lender would have been entitled to receive with respect to the rights assigned, participated or otherwise transferred unless (x) such assignment, participation or transfer shall have been made at a time when the circumstances (including a Change of Law) giving rise to such greater payment did not exist or had not yet occurred, (y) such assignment, participation or transfer shall have been at the request of the Borrower or (z) such assignment, participation or transfer shall have been made pursuant to Section 2.18.

        (b)  The Borrower agrees to pay any current or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes and similar fees) that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any Assignment and Acceptance entered into at the request of the Borrower or any other Loan Document (hereinafter referred to as "Other Taxes").

        (c)  The Borrower will indemnify each Lender (or Transferee), the Administrative Agent, the Collateral Agent, the Swingline Lender and the Fronting Bank for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes on amounts payable under this Section 2.20) paid by such Lender (or Transferee), the Administrative Agent, the Collateral Agent, the Swingline Lender or the Fronting Bank, as the case may be, and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within 30 days after the date any Lender (or Transferee), the Administrative Agent, the Collateral Agent, the Swingline Lender or the Fronting Bank, as the case may be, makes written demand therefor (which demand shall identify the nature and amount of Taxes and Other Taxes for which indemnification is being sought and shall include a copy of the relevant portion of any written assessment from the relevant taxing authority demanding payment of such Taxes or Other Taxes, unless the Lender (or Transferee), the Administrative Agent, the Collateral Agent, the Swingline Lender or the Fronting Bank, as the case may be, determines, in its sole discretion, that such portion of any such assessment is confidential). If a Lender (or Transferee), the Administrative Agent, the Swingline Lender or the Fronting Bank shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.20, it shall promptly notify the Borrower of the availability of such refund and shall, within 30 days after receipt of a request by the Borrower, apply for such refund at the Borrower's expense. If any Lender (or Transferee), the Administrative Agent, the Swingline Lender or the Fronting Bank receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.20, it shall promptly notify the Borrower of such refund and shall, within 30 days of receipt, repay such refund (to the extent of amounts that have been paid by the Borrower under this Section 2.20 with respect to such refund and not previously reimbursed) to the Borrower, net of all reasonable out-of-pocket expenses of such Lender, the Administrative Agent, the Swingline Lender or the Fronting Bank and without interest (other than the interest, if any, included in such refund net of any Taxes payable with respect to receipt of such refund), provided that the Borrower, upon the request of such Lender (or Transferee), the Administrative Agent, the Swingline Lender or the Fronting Bank, agrees to return such refund (plus penalties, interest or other charges) to such Lender (or Transferee), the Administrative Agent, the Swingline Lender or the Fronting Bank in the event such Lender (or Transferee), the Administrative Agent, the Swingline Lender or the Fronting Bank is required to repay such refund.

        (d)  Within 30 days after the date of any payment of Taxes or Other Taxes withheld by SSCC, JSCE or the Borrower in respect of any payment to any Lender (or Transferee), the Administrative Agent, the Collateral Agent, the Swingline Lender or the Fronting Bank, SSCC, JSCE or the Borrower, as the case may be, will furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt evidencing payment thereof or other evidence reasonably satisfactory to such Lender (or Transferee), the Administrative Agent, the Collateral Agent, the Swingline Lender or the Fronting Bank, as the case may be.

        (e)  Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.20 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

        (f)    Each of the Administrative Agent, the Fronting Bank, the Swingline Lender and any Lender (or Transferee) that is not incorporated or otherwise formed under the laws of the United States of America or a state thereof (a "Non-U.S. Person") agrees that it shall on the date it becomes a Lender (or Transferee), the Administrative Agent, a Fronting Bank or Swingline Lender hereunder, deliver to the Borrower and the Administrative Agent (i) one duly completed copy of United States Internal Revenue Service Form W-8BEN or W-8ECI (or replacements or successor forms thereto), (ii) in the case of Lenders (or Transferees thereof) exempt from United States Federal withholding tax pursuant to Sections 871(h) or 881(c) of the Code, one duly completed copy of a United States Internal Revenue Service Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) and a certificate representing that such Non-U.S. Person is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(b) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) or (iii) any successor applicable form of any thereof, certifying in each case that such Lender (or Transferee), the Administrative Agent, the Fronting Bank or the Swingline Lender is entitled to receive payments hereunder payable to it without deduction or withholding of any United States Federal income taxes, or subject to a reduced rate thereof. Each of the Administrative Agent, the Fronting Bank or the Swingline Lender or any Lender (or Transferee) that delivers to the Borrower and the Administrative Agent any such form or certification further undertakes to deliver to the Borrower and the Administrative Agent further copies of any such form or certification or other manner of certification reasonably satisfactory to the Borrower on or before the date that any such form or certification expires or becomes obsolete or of the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower or the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Administrative Agent, certifying that the Administrative Agent, Fronting Bank, Swingline Lender or such Lender (or Transferee), as the case may be, is entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes, or subject to a reduced rate thereof. If at any time there has occurred, on or prior to the date on which any delivery of any such form or certification would otherwise be required, any change in law, rule, regulation, treaty, convention or directive, or any change in the interpretation or application of any thereof ("Change of Law"), that renders all such forms or certification inapplicable or which would prevent the Administrative Agent, Fronting Bank, Swingline Lender or such Lender (or Transferee), as the case may be, from duly completing and delivering any such form or certification with respect to it, the Administrative Agent, Fronting Bank, Swingline Lender or such Lender (or Transferee), as the case may be, shall advise the Borrower that under applicable law it shall be subject to withholding of United States Federal income tax at the full statutory rate, a reduced rate of withholding or without deduction or withholding. A Non-U.S. Person shall be required to furnish any such form or certification only if it is entitled to claim an exemption from or a reduced rate of withholding. Each of the Administrative Agent, the Fronting Bank, the Swingline Lender and any Lender that is a Non-U.S. Person and that is a party hereto as of the Third Restatement Date hereby represents and warrants that, as of the Third Restatement Date, all payments made to it hereunder are exempt from withholding of United States Federal income taxes (i) because such payments are effectively connected with a United States trade or business conducted by such Non-U.S. Person; (ii) pursuant to the terms of an income tax treaty between the United States and such Non-U.S. Person's country of residence; or (iii) because such payments are portfolio interest exempt pursuant to Section 871(h) or 881(c) of the Code. Notwithstanding any provision of paragraph (a) above to the contrary, none of SSCC, JSCE or the Borrower shall have any obligation to pay any Taxes or Other Taxes or to indemnify any Lender (or Transferee), the Administrative Agent, the Swingline Lender or the Fronting Bank for such Taxes or Other Taxes pursuant to Section 2.20 to the extent that such Taxes or Other Taxes result from (i) the failure of any Lender (or Transferee), the Administrative Agent, the Fronting Bank or the Swingline Bank to comply with its obligations pursuant to this paragraph (f) or (ii) any representation made on any such form or certification (or successor applicable form or certification) by the Lender (or Transferee), the Administrative Agent, the Fronting Bank, or the Swingline Lender incurring such Taxes or Other Taxes proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made. Nothing contained herein shall require the Administrative Agent, the Fronting Bank, the Swingline Lender or any Lender (or Transferee) to make its tax returns (or any other information relating to its taxes which it deems confidential) available to the Borrower or any other person.

        (g)  Notwithstanding anything contained in paragraph (f) above, in the case of an assignment, participation or transfer made at the request of the Borrower or an assignment, participation or transfer made pursuant to Section 2.18, if a Transferee, in its good faith judgment, is eligible for an exemption from, or reduced rate of, United States Federal withholding tax on payments by the Loan Parties hereunder, such Transferee shall use its reasonable best efforts to provide the Borrower and the Administrative Agent with the appropriate forms and certifications that will permit such payments to be made without withholding or at a reduced rate.

        SECTION 2.21.    Duty to Mitigate; Assignment of Commitments under Certain Circumstances.    (a) Any of the Administrative Agent, the Fronting Bank, the Swingline Lender or any Lender (or Transferee) claiming any additional amounts payable pursuant to Section 2.14 or Section 2.20 or exercising its rights under Section 2.15 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its applicable lending office if the making of such filing or change would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender (or Transferee), the Administrative Agent, the Fronting Bank or the Swingline Lender, as the case may be, require it to incur additional costs or be otherwise disadvantageous to such Lender (or Transferee), the Administrative Agent, the Fronting Bank or the Swingline Lender.

        (b)  In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.14 or 2.15, or the Borrower shall be required to make additional payments to any Lender under Section 2.20, the Borrower shall have the right, but not the obligation, at its own expense (including with respect to the processing and recordation fee referred to in Section 10.04(b)), upon notice to such Lender, the Administrative Agent and DB, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in Section 10.04(b)) approved by the Administrative Agent (which approval shall not be unreasonably withheld), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.04(b)) all its interests, rights and obligations under this Agreement to such assignee; provided, however, that no Lender shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority, (ii) such assignee shall pay to the affected Lender in immediately available funds on the date of such assignment the principal of the Loans made by such Lender hereunder and (iii) the Borrower shall pay to the affected Lender in immediately available funds on the date of such assignment the interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender's account or owed to it hereunder.

        (c)  If, in connection with any proposed amendment, modification, change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (A) through (D), inclusive, of the first proviso to the first sentence of Section 10.08(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, but not the obligation, at its own expense (including with respect to the processing and recordation fee referred to in Section 10.04(b)) upon notice to such Lender, the Administrative Agent and DB, so long as all non-consenting Lenders whose individual consent is required are treated as described below, to replace each such non-consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender's consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender's individual consent) with an assignee (in accordance with and subject to the restrictions contained in Section 10.04(b)) approved by the Administrative Agent (which approval shall not be unreasonably withheld) so long as at the time of such replacement, each such assignee consents to the proposed amendment, modification, change, waiver, discharge or termination; provided, however, that no Lender shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority, (ii) such assignee shall pay to the non-consenting Lender in immediately available funds on the date of such assignment the principal of the Loans made by such Lender hereunder and subject to such assignment and (iii) the Borrower shall pay to the non-consenting Lender in immediately available funds on the date of such assignment the interest accrued to the date of payment on the Loans made by such Lender hereunder and subject to such assignment and all other amounts accrued for such Lender's account or owed to it hereunder with respect to such Loans.

        SECTION 2.22.    Swingline Loans.    (a) On the terms and subject to the conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees, at any time and from time to time from and including the Closing Date to but excluding the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments, in accordance with the terms hereof, to make Swingline Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed the lesser of (i) $25,000,000 and (ii) the difference between (x) the aggregate Revolving Credit Commitments at such time and (y) the sum of (A) the aggregate principal amount of Revolving Loans outstanding at such time and (B) the LC Exposure (other than Incremental LC Exposure attributable to Stevenson Letters of Credit issued pursuant to Section 3.11) at such time. Each Swingline Loan shall be in a principal amount that is an integral multiple of $250,000. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender by 3:00 p.m. on the date such Swingline Loan is requested to be made pursuant to paragraph (b) below. Within the limits set forth in the first sentence of this paragraph, the Borrower may borrow, pay or prepay and reborrow Swingline Loans prior to the Revolving Credit Maturity Date on the terms and subject to the conditions and limitations set forth herein.

        (b)  The Borrower shall give the Administrative Agent telephonic, written or telecopy notice (in the case of telephonic notice, such notice shall be promptly confirmed by telecopy) not later than 11:00 a.m., New York City time, on the day of a proposed borrowing. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan. The Administrative Agent shall promptly advise the Swingline Lender of any notice received from the Borrower pursuant to this paragraph (b).

        (c)  The Swingline Lender may by written or telecopy notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to purchase all or any portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans to be purchased and the Administrative Agent shall promptly upon receipt of such notice give notice to each Lender, specifying in such notice to each Lender such Lender's pro rata percentage (based on the percentage that such Lender's Revolving Credit Commitment bears to the aggregate amount of the Revolving Credit Commitments on the date of such notice) of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, not later than 2:00 p.m., New York City time, on the date of such notice, such Lender's pro rata percentage (determined as aforesaid) of the principal amount of such Swingline Loan or Swingline Loans. Each such payment shall for all purposes hereunder be deemed to be an ABR Revolving Loan (it being understood that (i) each Lender's obligation to make such payment is absolute and unconditional and shall not be affected by any event or circumstance whatsoever, including the occurrence of any Default or Event of Default hereunder or the failure of any condition precedent set forth in Article V to be satisfied or the reduction or termination of the Commitments, and (ii) each such payment shall be made without any offset, abatement, withholding or reduction whatsoever). The Administrative Agent shall promptly advise the Borrower of any notice received from the Swingline Lender pursuant to this paragraph (c).

        (d)  The Borrower may prepay any Swingline Loan in whole or in part at any time without premium or penalty, provided that the Borrower shall have given the Administrative Agent written or telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) of such prepayment not later than 11:00 a.m., New York City time, on the Business Day designated by the Borrower for such prepayment.

ARTICLE III

Letters of Credit

        SECTION 3.01.    Issuance of Letters of Credit.    (a) Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit, for its own account, by the Fronting Bank, in a form reasonably acceptable to the Fronting Bank and the Administrative Agent (in the case of the Administrative Agent, such acceptance or approval not to be unreasonably withheld or delayed, and in no event beyond two Business Days), at any time and from time to time during the period from the Closing Date to the LC Maturity Date; provided that notwithstanding anything herein to the contrary, DB, as Fronting Bank, shall not be required to issue a Trade Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Fronting Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

        (b)  To request the issuance of a Letter of Credit, the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Fronting Bank) to the Fronting Bank and the Administrative Agent (reasonably in advance of the requested date of issuance) a notice in the form of Exhibit F, requesting the issuance of a Letter of Credit. To request any amendment, renewal or extension of any outstanding Letter of Credit, the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Fronting Bank) to the Fronting Bank and the Administrative Agent (reasonably in advance of the requested date of amendment, renewal or extension) a notice on the Borrower's letterhead identifying the Letter of Credit, the date of such amendment, renewal or extension (which must be a Business Day) and indicating the specifics of the requested amendment, renewal or extension. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure (other than Incremental LC Exposure attributable to Stevenson Letters of Credit issued pursuant to Section 3.11) shall not exceed the LC Commitment in effect at such time and (ii) the Revolving Credit Utilization at such time shall not exceed the aggregate Revolving Credit Commitment in effect at such time. Promptly after the issuance or amendment of any Letter of Credit, the Fronting Bank shall notify the Administrative Agent and the Borrower in writing of such issuance or amendment and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Upon receipt of such notice, the Administrative Agent shall promptly notify each Participating Lender in writing of such issuance or amendment and if any Participating Lender shall so request, the Administrative Agent shall provide such Lender with a copy of such Letter of Credit or amendment.

        (c)  Each Letter of Credit shall expire at or prior to the close of business on the earliest of (i) the LC Maturity Date and (ii) the date that is (x) 270 days after the date of issuance of such Letter of

Credit, in the case of a Trade Letter of Credit, (y) 12 months after the date of issuance of such Letter of Credit, in the case of a Standby Letter of Credit (or, in the case of any renewal or extension thereof, 12 months after such renewal or extension), and (z) the LC Maturity Date, in the case of any Stevenson Letter of Credit. Each Letter of Credit shall provide for payments of drawings in dollars. Each Standby Letter of Credit may, in the absolute discretion of the Fronting Bank, include a provision whereby such Standby Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the LC Maturity Date) unless the Fronting Bank notifies the beneficiary thereof in the time period specified therein prior to the then-applicable expiry date that such Standby Letter of Credit will not be renewed.

        (d)  Each Trade Letter of Credit shall, among other things, provide for the payment of sight drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the required documents or when such documents are presented to the Fronting Bank.

        (e)  The Fronting Bank will provide the Administrative Agent on the first Business Day of each week (or on a more frequent basis if reasonably requested by the Administrative Agent) a statement setting forth the aggregate face amount of the outstanding Letters of Credit issued by it for each day since the end of the period covered by the prior such statement, together with such other information regarding the outstanding Letters of Credit as may be reasonably requested by the Administrative Agent.

        SECTION 3.02.    Participations; Unconditional Obligations; Liability.    (a) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof), other than a Stevenson Letter of Credit issued pursuant to Section 3.11, and without any further action on the part of the Fronting Bank or the Participating Lenders in respect thereof, the Fronting Bank hereby grants to each Participating Lender, and each such Participating Lender hereby acquires from the Fronting Bank, a participation in such Letter of Credit equal to such Participating Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In addition, the Fronting Bank hereby grants to each Participating Lender, and each Participating Lender hereby acquires from the Fronting Bank, a participation in each Existing Letter of Credit equal to such Participating Lender's Applicable Percentage of the aggregate amount available to be drawn under such Existing Letter of Credit, effective as of the Third Restatement Date. In consideration and in furtherance of the foregoing, each Participating Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Fronting Bank, in accordance with Section 2.02(e), such Participating Lender's Applicable Percentage of each LC Disbursement made by the Fronting Bank and not reimbursed by the Borrower on the date due as provided in Section 3.04, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Participating Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 3.02 in respect of the Letters of Credit described herein is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the LC Commitment or the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

        (b)  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Fronting Bank nor any of its officers or directors shall be liable or responsible for (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged, provided that such document appears on its face to substantially comply with the requirements applicable to it; (iii) payment by any Fronting Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against any Fronting Bank, and such Fronting Bank shall be liable to such Borrower, to the extent of any damages suffered by the Borrower that were caused by such Fronting Bank's willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, such Fronting Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

        SECTION 3.03.    LC Fee.    The Borrower agrees to pay to each Participating Lender, through the Administrative Agent, on each March 31, June 30, September 30, and December 31 and on each date on which the Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a fee (an "LC Fee") calculated on such Lender's Applicable Percentage of the daily aggregate LC Exposure (excluding (i) the portion thereof attributable to unreimbursed LC Disbursements and (ii) the portion thereof attributable to Stevenson Letters of Credit issued pursuant to Section 3.11) during the preceding quarter (or shorter period ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the LC Commitment and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate equal to the greater of (a) the LIBOR Spread from time to time used to determine the interest rate on Eurodollar Revolving Credit Borrowings pursuant to Section 2.06 minus 1/2 of 1% and (b) 1%. The LC Fee shall be computed on the basis of the actual number of days elapsed over a year of 360 days. The Administrative Agent agrees to disburse to each Participating Lender its pro rata portion of such LC Fee promptly upon receipt. Once paid, the LC Fee shall not be refundable in any circumstances (other than corrections of error in payment).

        SECTION 3.04.    Agreement to Repay LC Disbursements.    (a) Except with respect to Stevenson Letters of Credit issued pursuant to Section 3.11, to which this Section 3.04 shall not apply, if the Fronting Bank shall pay any draft or other form of demand presented under a Letter of Credit, the Borrower shall pay to the Fronting Bank an amount equal to the amount of such draft or other form of demand not later than two hours after the Borrower shall have received notice from the Fronting Bank that payment of such draft or other form of demand will be made or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day; provided, that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Credit Borrowing (or failing such request, such LC Disbursement may be financed as an ABR Revolving Credit Borrowing pursuant to Section 2.02(e)) in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Credit Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Participating Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Participating Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the Fronting Bank the amounts so received by it from the Participating Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 3.04(a), the Administrative Agent shall distribute such payment to the Fronting Bank or, to the extent that Participating Lenders have made payments pursuant to this Section 3.04(a) to reimburse the Fronting Bank, then to such Lenders and the Fronting Bank as their interests may appear. Any payment made by a Participating Lender pursuant to this Section 3.04(a) to reimburse the Fronting Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

        (b)  The Borrower's obligation to repay the Fronting Bank for LC Disbursements made by the Fronting Bank under the outstanding Letters of Credit for the account of the Borrower shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of:

            (i)  any lack of validity or enforceability of any Letter of Credit;

          (ii)  the existence of any claim, setoff, defense or other right that the Borrower or any other Person may at any time have against the beneficiary or transferee under any Letter of Credit, the Fronting Bank, the Administrative Agent, any Lender or any other Person (other than the defense of payment in accordance with the terms of this Agreement or a defense based on the gross negligence or wilful misconduct of the Fronting Bank) in connection with this Agreement or any other agreement or transaction;

          (iii)  any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, provided that payment by the Fronting Bank under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or wilful misconduct of the Fronting Bank;

          (iv)  payment by the Fronting Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or wilful misconduct of the Fronting Bank; and

          (v)  any other circumstance or event whatsoever, whether or not similar to any of the foregoing, provided that such circumstance or event shall not have been the result of gross negligence or wilful misconduct of the Fronting Bank.

It is understood that in making any payment under a Letter of Credit (i) the Fronting Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (ii) any noncompliance in any immaterial respect of the documents presented under a Letter of Credit with the terms thereof shall, in each case, not be deemed wilful misconduct or gross negligence of the Fronting Bank.

        SECTION 3.05.    Disbursement Procedures; Interim Interest.    Except with respect to Stevenson Letters of Credit issued pursuant to Section 3.11, to which this Section 3.05 shall not apply, the Fronting Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Fronting Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Fronting Bank has made or will make an LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Fronting Bank and the Lenders with respect to any such LC Disbursement. If the Fronting Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans, provided that if the Borrower fails to reimburse such LC Disbursements when due pursuant to Section 3.04, then Section 2.07 shall apply. Interest accrued pursuant to this Section 3.05 shall be for the account of the Fronting Bank, except that interest accrued on and after the date of payment by any Participating Lender pursuant to Section 3.04 to reimburse the Fronting Bank shall be for the account of such Lender to the extent of such payment.

        SECTION 3.06.    Termination of LC Commitment.    The Borrower may permanently terminate, or from time to time in part permanently reduce, the LC Commitment, in each case upon at least three Business Days' prior written or facsimile notice to the Administrative Agent and the Fronting Bank, provided that, after giving effect to such termination or reduction, the LC Commitment shall not be less than the LC Exposure (excluding Incremental LC Exposure attributable to Stevenson Letters of Credit issued pursuant to Section 3.11) at such time or greater than the available Revolving Credit Commitments at such time.

        SECTION 3.07.    Fronting Bank Fees.    Except to the extent otherwise provided in an applicable Incremental LC Assumption Agreement:

          (a)  The Borrower shall pay to the Fronting Bank, for its own account, with respect to the issuance, amendment or transfer of any Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with the Fronting Bank's standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be. Once paid, such fees shall not be refundable in any circumstances (other than corrections of error in payment).

          (b)  The Borrower shall pay to the Fronting Bank, for its own account, on each March 31, June 30, September 30 and December 31 and on each date on which any Revolving Credit Commitment shall expire or be terminated as set forth herein with respect to each Letter of Credit issued by it a fronting fee as separately agreed to between the Borrower and the Fronting Bank. Such fronting fees shall be computed on the basis of the actual number of days elapsed over a year of 360 days. Once paid, such fronting fees shall not be refundable in any circumstances (other than corrections of error in payment).

        SECTION 3.08.    Replacement of the Fronting Bank.    The Fronting Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Fronting Bank and the successor Fronting Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Fronting Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Fronting Bank pursuant to Section 2.05(c). From and after the effective date of any such replacement, (i) the successor Fronting Bank shall have all the rights and obligations of the Fronting Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Fronting Bank" shall be deemed to refer to such successor or to any previous Fronting Bank, or to such successor and all previous Fronting Banks, as the context shall require. After the replacement of the Fronting Bank hereunder, the replaced Fronting Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Fronting Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

        SECTION 3.09.    Cash Collateralization.    If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) demanding the deposit of cash collateral pursuant to this Section 3.09, (a) the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of such Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees and interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of an Event of Default with respect to SSCC, JSCE or the Borrower described in paragraph (g) or (h) of Article VIII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments that are described in clause (a), (b), (c), (d), (h) or (i) of the definition of such term, which investments shall be made at the option and sole discretion of the Administrative Agent, and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Fronting Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

        SECTION 3.10.    Additional Fronting Banks.    The Borrower may, at any time and from time to time with the consent of the Senior Managing Agents (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as a fronting bank under the terms of this Agreement. Any Lender designated as a fronting bank pursuant to this Section 3.10 shall be deemed to be the "Fronting Bank" (in addition to being a Lender) in respect of Letters of Credit (including Existing Letters of Credit) issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the Fronting Bank and such Lender.

        SECTION 3.11.    Increase in LC Commitments.    (a) Following the consummation of the Acquisition, if the Borrower or any of its Subsidiaries assumes one or more Stevenson IRBs as contemplated by the Asset Purchase Agreement and as permitted hereunder, the Borrower may, by written notice to each of the Administrative Agent and the applicable Fronting Bank, request the Fronting Bank to issue, and one or more Incremental LC Participating Lenders to acquire participations in, one or more Stevenson Letters of Credit pursuant to one or more Incremental LC Assumption Agreements to be entered into by, and to be reasonably satisfactory to, the Borrower, the applicable Fronting Bank, the Incremental LC Participating Lenders and the Administrative Agent; provided, however that (i) at no time shall the Incremental LC Exposure (other than the Incremental LC Exposure attributable to Stevenson Letters of Credit issued pursuant to Section 3.01) exceed the Available Incremental LC Amount at such time, (ii) any Incremental LC Participating Lender that shall not at the time of the relevant Incremental LC Assumption Agreement already be a Lender hereunder shall be subject to the approval of the Administrative Agent and the Fronting Bank (such approvals not to be unreasonably withheld or delayed) and (iii) no Fronting Bank shall have any obligation to act as Fronting Bank pursuant to this Section 3.11 unless and until it shall have executed an Incremental LC

Assumption Agreement, and the Incremental LC Exposure attributable to any such Fronting Bank shall at no time exceed its Incremental LC Commitment pursuant to such Incremental LC Assumption Agreement.

        (b)  Each Incremental LC Assumption Agreement shall provide, among other things, the terms of the Incremental LC Participating Commitments and the compensation therefor. The Incremental LC Participating Commitments may take the form, without limitation, of unfunded, unconditional commitments to acquire participations in disbursements under a Stevenson Letter of Credit or prefunded participations in a Stevenson Letter of Credit (to be held by the Administrative Agent in credit-linked deposit accounts or otherwise and to be used by the Administrative Agent to reimburse the applicable Fronting Bank in the event of any disbursement under a Stevenson Letter of Credit), all on the terms set forth in the applicable Incremental LC Assumption Agreement.

        (c)  Each of the parties hereto agrees that (i) disbursements made in respect of Stevenson Letters of Credit and other amounts from time to time owed by any Loan Party to the Fronting Bank or the Incremental LC Participating Lenders in respect of the Incremental LC Commitments, the Incremental LC Participating Commitments and the Stevenson Letters of Credit shall constitute Obligations under this Agreement and the other Loan Documents and (ii) the Incremental LC Commitment and the Incremental LC Participating Commitments shall be deemed to be LC Commitments and usage thereunder, respectively, in connection with any proposed waiver, amendment or modification to this Agreement or any other Loan Document.

        (d)  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental LC Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of each Incremental LC Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental LC Commitments and the Incremental LC Participating Commitments evidenced thereby. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower's consent (not to be unreasonably withheld) and furnished to the other parties hereto.

        (e)  Notwithstanding the foregoing, no Incremental LC Participating Commitment and no Incremental LC Commitment shall become effective under this Section 3.11 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 5.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation reasonably requested by the Administrative Agent consistent with those delivered on the Third Restatement Date pursuant to Section 5.02, (iii) the Acquisition has been consummated, (iv) the Administrative Agent shall have received satisfactory evidence of the assumption by the Borrower or any of its Subsidiaries of one or more Stevenson IRBs and (v) an Incremental LC Assumption Agreement has been duly executed and delivered.

ARTICLE IV

Representations and Warranties

        Each of SSCC, JSCE and the Borrower represents and warrants to each of the Lenders, the Administrative Agent, the Senior Managing Agents, the Managing Agents, the Fronting Bank and the Swingline Lender that:

        SECTION 4.01.    Organization; Powers.    Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in every jurisdiction where such qualification is required by the nature of its business, the character and location of its property, business or customers, or the ownership or leasing of its properties, except for such jurisdictions in which the failure so to qualify, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

        SECTION 4.02.    Authorization.    The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, the Borrowings hereunder, the issuance of the Letters of Credit, the use of the proceeds of the Loans, the Swingline Loans and the Letters of Credit, the creation of the security interests contemplated by the Security Documents, the Third Restatement Date Transactions and the other transactions contemplated by the Loan Documents (all the foregoing, collectively, the "Transactions") (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, other than any law, statute, rule or regulation the violation of which could not reasonably be expected to result in a Material Adverse Effect, or of the certificate of incorporation or other constitutive documents or by-laws of any Loan Party or any of their respective Subsidiaries, (B) any order of any Governmental Authority or (C) any provision of any indenture or other material agreement or other material instrument to which any Loan Party or any of their respective Subsidiaries is a party or by which any of them or any of their property is or may be bound, (ii) constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien (other than any Lien created hereunder or under the Security Documents) upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party or any of their respective Subsidiaries.

        SECTION 4.03.    Enforceability.    This Agreement has been duly executed and delivered by the Borrower, SSCC and JSCE and constitutes, and each other Loan Document when executed and delivered by SSCC, JSCE and the Borrower and each Loan Party signatory thereto will constitute, a legal, valid and binding obligation of SSCC, JSCE, the Borrower and the Loan Parties, as applicable, enforceable against each of them in accordance with its terms (a) except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (b) subject to general principles of equity.

        SECTION 4.04.    Governmental Approvals.    No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) recordation of Mortgages with respect to the real property to be acquired in the Acquisition and identified on Schedule 4.04, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office with respect to intellectual property to be acquired in the Acquisition and (c) such actions, consents, approvals, registrations and filings as have been made or obtained and are in full force and effect.

        SECTION 4.05.    Financial Statements.    Each of SSCC, JSCE and the Borrower has delivered to the Lenders (a) the audited financial statements of such Person for the fiscal year ended December 31, 2001, together with such Person's annual report on Form 10-K, if any, filed with the Securities and Exchange Commission with respect to such fiscal year, and (b) its unaudited financial statements for the fiscal quarter ended June 30, 2002, together with its quarterly report on Form 10-Q, filed with the Securities and Exchange Commission with respect to such fiscal quarter. All financial statements set forth or referred to in the materials specified in the preceding sentence were prepared in conformity with GAAP, except with respect to unaudited financial statements for the absence of footnote disclosure and for year-end audit adjustments. All such financial statements fairly present in all material respects the consolidated financial position of such Person and its Subsidiaries as at the date thereof and the consolidated results of operations and changes in financial position of such Person and its Subsidiaries for each of the periods covered thereby. Except as disclosed in such financial statements, none of SSCC, JSCE or the Borrower or any of their respective Subsidiaries had, at the date of such financial statements or on the Third Restatement Date, as the case may be, any material contingent obligation, material contingent liability or material liability for taxes, long-term lease or unusual forward or long-term commitment or obligations to retired employees for medical or other employee benefits that is not reflected in the foregoing financial statements or the notes thereto.

        SECTION 4.06.    No Material Adverse Change.    There has been no material adverse change in the business, assets, operations, properties, prospects or condition (financial or otherwise) of SSCC and its consolidated Subsidiaries, taken as a whole, since December 31, 2001.

        SECTION 4.07.    Title to Properties; Possession Under Leases.    (a) Each of SSCC, JSCE and the Borrower and their respective Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted. All such title to, or leasehold interest in, material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 7.02 and Liens with respect to which the Collateral Agent has received on or prior to the Closing Date duly executed releases and termination statements in connection therewith.

        (b)  Each of SSCC, JSCE and the Borrower and their respective Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party and enjoys peaceful and undisturbed possession under all such material leases necessary in any material respect for the operation of their respective properties and assets.

        SECTION 4.08.    Subsidiaries.    Schedule 4.08 sets forth as of the Third Restatement Date a list of all the Subsidiaries of SSCC, JSCE and the Borrower, their jurisdiction of organization and the percentage ownership interest of each of them and any other Subsidiary therein. The capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except as set forth on Schedule 4.08, is owned free and clear of all Liens other than nonconsensual Permitted Liens arising other than as a result of a voluntary act of SSCC, JSCE or the Borrower. No authorized but unissued treasury shares of capital stock of the Borrower or any such Subsidiary are subject to any option, warrant, right to call or commitment of any kind or character except as set forth on Schedule 4.08.

        SECTION 4.09.    Litigation; Compliance with Laws.    (a) Except as set forth in Schedule 4.09, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of SSCC, JSCE or the Borrower, threatened against or affecting SSCC, JSCE or the Borrower or any of their respective Subsidiaries or any business or property of any such Person that (i) purports to affect the legality, validity or enforceability of any Loan Document or the Transactions or (ii) could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

        (b)  Neither SSCC, JSCE, the Borrower and their respective Subsidiaries nor any of their respective properties or assets is (i) in violation of, nor will the continued operation of their properties and assets as currently conducted violate, any law, rule, regulation, statute (including any zoning, building, Environmental Laws, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Properties, where such violations could reasonably be expected to have a Material Adverse Effect or (ii) in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such defaults, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The issuance of the Letters of Credit will not violate any applicable law or regulation or violate or be prohibited by any judgment, writ, injunction, decree or order of any Governmental Authority.

        SECTION 4.10.    Agreements.    None of SSCC, JSCE or the Borrower or any of their respective Subsidiaries is in default under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

        SECTION 4.11.    Federal Reserve Regulations.    (a) None of SSCC, JSCE or the Borrower or any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

        (b)  No part of the proceeds of any Letter of Credit or any Loan or Swingline Loan has been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

        SECTION 4.12.    Investment Company Act; Public Utility Holding Company Act.    None of SSCC, JSCE or the Borrower or any of their respective Subsidiaries (a) is an "investment company" as defined in, or is subject to regulation under, the Investment Company Act of 1940 or (b) is a "holding company" as defined in, or is subject to regulation under, the Public Utility Holding Company Act of 1935.

        SECTION 4.13.    Use of Proceeds.    The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the preamble to this Agreement.

        SECTION 4.14.    Tax Returns.    Each of SSCC, JSCE and the Borrower and their respective Subsidiaries has filed or caused to be filed all Federal, state and local income and other material tax returns required to have been filed by it or with respect to it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it or with respect to it, except taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves in accordance with GAAP or, with respect to Canadian Subsidiaries, Canadian GAAP.

        SECTION 4.15.    No Material Misstatements.    The information provided by or on behalf of the Loan Parties and contained in the Confidential Information Memorandum (including all attachments and exhibits thereto), as supplemented, and as supplemented further by information heretofore provided in writing by or on behalf of the Loan Parties to the Lenders and any other materials, documents and information that the Loan Parties or any of their respective Affiliates may have furnished to the Lenders, was as of the date of such Confidential Information Memorandum, the dates otherwise specified therein or the dates upon which such information was provided, when taken as a whole, accurate in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, when taken as a whole, not materially misleading, provided that to the extent any such information therein was based upon or constitutes a forecast or projection, SSCC, JSCE and the Borrower represent only that they acted in good faith and utilized reasonable assumptions, due and careful consideration and the information actually known to Responsible Officers at the time in the preparation of such information.

        SECTION 4.16.    Employee Benefit Plans.    Each of SSCC, JSCE and the Borrower and their respective ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No Reportable Event has occurred in respect of any Plan of SSCC, JSCE or the Borrower or any ERISA Affiliate. The present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) did not, as of the last annual valuation dates applicable thereto, exceed the value of the assets of the Plans by an amount that could reasonably be expected to result in a Material Adverse Effect. No Plan of SSCC, JSCE or the Borrower or any ERISA Affiliate is reasonably likely to have an unfunded benefit liability that could result in a Material Adverse Effect. None of SSCC, JSCE or the Borrower or any ERISA Affiliate has incurred any Withdrawal Liability that could result in a Material Adverse Effect. None of SSCC, JSCE or the Borrower or any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated where such reorganization or termination has resulted or could reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

        SECTION 4.17.    Environmental and Safety Matters.    Except as set forth on Schedule 4.17 (or, after the Stone Transaction Date, Schedule 4.16 to the Stone Credit Agreement, as in effect on the Third Restatement Date):

          (a)  Each of SSCC, JSCE and the Borrower and each of their respective Subsidiaries has obtained all permits, licenses and other authorizations that are required and material with respect to the operation of the business of SSCC and its Subsidiaries, taken as a whole, under any Environmental Law, and each such permit, license and authorization is in full force and effect.

          (b)  Each of SSCC, JSCE and the Borrower and each of their respective Subsidiaries is in compliance with all material terms and conditions of the permits, licenses and authorizations specified in Section 4.17(a), and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Law applicable to it and its business, assets, operations and properties, including those arising under the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act, the Federal Clean Air Act, and the Toxic Substances Control Act and any analogous or comparable state laws and regulations, except for such instances of noncompliance that could not reasonably be expected to result in a Material Adverse Effect.

          (c)  There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of SSCC, JSCE or the Borrower or any of their respective Subsidiaries, after inquiry, threatened against SSCC, JSCE or the Borrower or any of their respective Subsidiaries under any Environmental Law that could reasonably be expected to result in a Material Adverse Effect.

          (d)  None of SSCC, JSCE, the Borrower or any of their respective Subsidiaries has received notice that it has been identified as a potentially responsible party under CERCLA or any comparable state law, nor has SSCC, JSCE, the Borrower or any of their respective Subsidiaries received any notification that any hazardous substances or any pollutant or contaminant, as defined in CERCLA and its implementing regulations, or any toxic substance, hazardous waste, hazardous constituents, hazardous materials, asbestos or asbestos containing material, polychlorinated biphenyls, petroleum, including crude oil and any fractions thereof, or other wastes, chemicals, substances or materials regulated by any Environmental Laws (collectively, "Hazardous Materials")

  that it or any of their respective predecessors in interest has used, generated, stored, tested, handled, transported or disposed of, has been found at any site at which any Governmental Authority or private party is conducting a remedial investigation or other action pursuant to any Environmental Law, except in each case for any such notices that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          (e)  There have been no releases or threatened releases (in each case as defined in CERCLA) of Hazardous Materials by SSCC, JSCE, the Borrower or any of their respective Subsidiaries on, upon, into or from any of the Real Properties, which releases or threatened releases could reasonably be expected to result in a Material Adverse Effect. To the best knowledge of SSCC, JSCE, the Borrower and each of their respective Subsidiaries, there have been no such releases or threatened releases on, upon, under or into any real property in the vicinity of any of the Real Properties that, through soil, surface water or groundwater migration or contamination, may be located on, in or under such Real Properties and which could reasonably be expected to result in a Material Adverse Effect.

          (f)    To the best knowledge of SSCC, JSCE, the Borrower or any of their respective Subsidiaries, there is no asbestos in, on, or at any Real Properties or any facility or equipment of SSCC, JSCE, the Borrower, or any of their respective Subsidiaries, except to the extent that the presence of such material could not reasonably be expected to result in a Material Adverse Effect.

          (g)  (i) As of the Third Restatement Date, none of the Mortgaged Properties and, to the best knowledge of SSCC, JSCE, the Borrower and each of their respective Subsidiaries after due inquiry, none of the other Real Properties of SSCC, JSCE, the Borrower or any of their respective Subsidiaries is (x) listed or, to the best knowledge of SSCC, JSCE, the Borrower and each of their respective Subsidiaries after due inquiry, proposed for listing on the National Priorities List under CERCLA or (y) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or, to the best knowledge of SSCC, JSCE, the Borrower and each of their respective Subsidiaries after due inquiry, on any comparable list maintained by any Governmental Authority, and (ii) after the Third Restatement Date, none of the Mortgaged Properties and, to the best knowledge of SSCC, JSCE, the Borrower and each of their respective Subsidiaries after due inquiry, none of the other Real Properties of SSCC, JSCE, the Borrower or any of their respective Subsidiaries is (x) listed or, to the best knowledge of SSCC, JSCE, the Borrower or any of their respective Subsidiaries after due inquiry, proposed for listing on the National Priorities List under CERCLA or (y) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or, to the best knowledge of SSCC, JSCE, the Borrower or any of their respective Subsidiaries after due inquiry, on any comparable list maintained by any Governmental Authority except to the extent that such listing could not reasonably be expected to result in a Material Adverse Effect.

          (h)  There are no past or current events, conditions, circumstances, activities, practices, incidents, actions or plans that could reasonably be anticipated to interfere with or prevent compliance with any Environmental Law, or which may give rise to liability under any Environmental Law, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing or notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, shipping or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material that could reasonably be expected to result in a Material Adverse Effect.

        SECTION 4.18.    Solvency.    After giving effect to the Third Restatement Date Transactions which occur on or prior to the Third Restatement Date, (a) the fair salable value of the assets of SSCC, JSCE and the Borrower and their respective Subsidiaries, on a consolidated basis, will exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of SSCC, JSCE and the Borrower and their respective Subsidiaries, on a consolidated basis, as they mature, (b) the assets of SSCC, JSCE and the Borrower and their respective Subsidiaries, on a consolidated basis, will not constitute unreasonably small capital to carry out their businesses as conducted or as proposed to be conducted, including the capital needs of SSCC, JSCE and the Borrower and their respective Subsidiaries, on a consolidated basis (taking into account the particular capital requirements of the businesses conducted by such entities and the projected capital requirements and capital availability of such businesses) and (c) none of SSCC, JSCE or the Borrower intend to, nor do they intend to permit any of their respective Subsidiaries to, and do not believe that any of them or any such Subsidiary will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by each of them or any such Subsidiary and the amounts to be payable on or in respect of its obligations).

        SECTION 4.19.    Security Documents.    (a) The Pledge Agreement creates in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and proceeds thereof and constitutes a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties party thereto, as applicable, in such Collateral and the proceeds thereof, in each case prior and superior in right to any other Person.

        (b)  The Security Agreement creates in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and proceeds thereof, and assuming that financing statements in appropriate form have been filed in the offices specified on Schedule 4.19(b), the Lien created under the Security Agreement constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof (except insofar as the perfection of a Lien on, and security interest in, such Collateral is obtained as described in paragraph (d) below), to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other Person other than with respect to Permitted Liens.

        (c)  The Mortgages create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Borrower's right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof. The Mortgages (and any amendments thereto) with respect to the Mortgaged Property owned by the Borrower as of the Third Restatement Date previously filed in the offices specified on Schedule 4.19(c) constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person other than with respect to Permitted Liens. When the Mortgages referred to in Section 4.04 are filed in the offices specified on Schedule 4.19(c), the Mortgages will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person other than with respect to Permitted Liens.

        (d)  The Trademark Security Agreement creates in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Trademark Security Agreement) and the proceeds thereof, and assuming the recordation of such Trademark Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, together with financing statements in appropriate form filed in the offices specified on Schedule 4.19(d), the Liens created under the Trademark Security Agreement constitute a fully perfected Lien on, and security interest in, all right title and interest of the Loan Parties in the Collateral and the proceeds thereof in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person other than with respect to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date).

        (e)  The SNC Security Agreement creates in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the SNC Security Agreement) and proceeds thereof, and assuming that financing statements in appropriate form have been filed in the offices specified on Schedule 4.19(e), the Lien created under the SNC Security Agreement constitutes a fully perfected Lien on, and security interest in, all right, title and interest of SNC in such Collateral, to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other Person.

        SECTION 4.20.    Labor Matters.    As of the Third Restatement Date, there are no strikes, lockouts or slowdowns against SSCC, JSCE or the Borrower or any of their respective Subsidiaries pending or, to the knowledge of SSCC, JSCE or the Borrower, threatened, except as set forth on Schedule 4.20. The hours worked by and payment made to employees of SSCC, JSCE or the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, where such violations could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which SSCC, JSCE or the Borrower or any of their respective Subsidiaries is a party or by which SSCC, JSCE or the Borrower or any of their respective Subsidiaries is bound on the Third Restatement Date.

        SECTION 4.21.    Location of Real Property.    (a) Schedule 4.21(a) sets forth completely and correctly as of the Third Restatement Date all material real property owned by SSCC, JSCE or the Borrower or any of their respective Subsidiaries in the United States and the addresses thereof. All the real property set forth on Schedule 4.21(a) is, as of the Third Restatement Date, owned in fee by SSCC, JSCE or the Borrower or their respective Subsidiaries.

        (b)  Schedule 4.21(b) sets forth completely and correctly as of the Third Restatement Date all material real property leased by SSCC, JSCE or the Borrower or any of their respective Subsidiaries in the United States and the addresses thereof. SSCC, JSCE or the Borrower or one of their respective Subsidiaries has, as of the Third Restatement Date, a valid lease in all the Real Property set forth on Schedule 4.21(b).

        SECTION 4.22.    Patents, Trademarks, etc.    Each of SSCC, JSCE and the Borrower and each of their respective Subsidiaries owns, or is licensed to use, all patents, designs, trademarks, trade names, copyrights, technology, know-how and processes, service marks and rights with respect to the foregoing that are (a) used in or necessary for the conduct of their respective businesses as currently conducted and (b) material to the business, assets, operations, properties, prospects or condition (financial or otherwise) of such Person and its Subsidiaries taken as a whole. The use of such patents, trademarks, trade names, copyrights, technology, know-how, processes and rights with respect to the foregoing by such Person and its Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of any such Person and its respective Subsidiaries that is material to such Person and its Subsidiaries, taken as a whole. To the best knowledge of each of SSCC, JSCE and the Borrower, its rights and the rights of its Subsidiaries to sell, franchise or license under such brand names then being used may be transferred in connection with any sale of assets or stock of the related business by such Person or any of its Subsidiaries with only such exceptions as would not be material to the Borrower and its Subsidiaries, in each case, taken as a whole.

        SECTION 4.23.    Survival of Warranties.    All representations and warranties contained in the Original Credit Agreement, the Existing Credit Agreement, this Agreement and the other Loan

Documents shall survive the execution and delivery of this Agreement and such other Loan Documents as the case may be, and the termination hereof and thereof.

ARTICLE V

Conditions

        SECTION 5.01.    All Credit Events.    The obligation of each Lender to make Loans hereunder, the obligation of the Swingline Lender to make Swingline Loans hereunder and the obligation of the Fronting Bank to issue, amend, extend or renew any Letter of Credit hereunder (each, a "Credit Event") is subject to the satisfaction of the following conditions on the date of each Credit Event (other than any Revolving Loan made pursuant to Section 2.02(e)):

          (a)  The Administrative Agent and, where applicable, the Fronting Bank or the Swingline Lender shall have received a notice of such Credit Event as required by Section 2.03, Section 3.01(b) and Section 2.22(b), respectively.

          (b)  The representations and warranties set forth in Article IV hereof and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date.

          (c)  At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing. Each Credit Event shall be deemed to constitute a representation and warranty by SSCC, JSCE and the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 5.01.

        SECTION 5.02.    Third Restatement Date.    The amendments to the Existing Credit Agreement embodied in this Agreement shall not be effective (in which case the Existing Credit Agreement shall remain in full force and effect) unless and until the following conditions precedent have been satisfied:

          (a)  The Administrative Agent shall have received, on behalf of itself, the Senior Managing Agents, the Managing Agents, the Collateral Agent, the Lenders and the Fronting Bank, a favorable written opinion of each of (i) Craig A. Hunt, Vice President, Secretary and General Counsel of SSCC, JSCE, SNC, JSC Capital, JSC Brewton and the Borrower, substantially in the form of Exhibit D-1, and (ii) Winston & Strawn, counsel for SSCC, JSCE, SNC, JSC Capital, JSC Brewton and the Borrower, substantially in the form of Exhibit D-2, in each case (A) dated the Third Restatement Date, (B) addressed to the Administrative Agent, the Senior Managing Agents, the Managing Agents, Collateral Agent, the Lenders and the Fronting Bank and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request. SSCC, JSCE, SNC, JSC Capital, JSC Brewton and the Borrower hereby instruct such counsel to deliver such opinions.

          (b)  All legal matters incident to this Agreement, the Transactions and the Borrowings and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Administrative Agent, Required Lenders, the Fronting Bank and to Cravath, Swaine & Moore, counsel for the Administrative Agent.

          (c)  The Administrative Agent shall have received each of the items referred to in clauses (i), (ii) and (iii) below with respect to each Loan Party: (i) a copy of the certificate of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Third Restatement Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party, as in effect on the Third Restatement Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party, authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is or will be a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Third Restatement Date, (C) that the certificate of incorporation of such Loan Party has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Administrative Agent or its counsel may reasonably request.

          (d)  The Lenders shall have received a certificate, dated the Third Restatement Date and signed by a Responsible Officer of each of the Loan Parties, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 5.01.

          (e)  The Administrative Agent shall have received (on behalf of itself and the Lenders entitled thereto) all Fees and any other fees or amounts due and payable on or prior to the Third Restatement Date.

          (f)    The Reaffirmation of Guarantee and Security Documents shall have been duly executed by the Loan Parties and delivered to the Collateral Agent, and shall be in full force and effect.

          (g)  All of the other Loan Documents shall be in full force and effect.

          (h)  (i) If the Acquisition shall occur on or prior to the Third Restatement Date, each of the Mortgages relating to each of the Mortgaged Properties referred to in Schedule 4.04 shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those expressly permitted under Section 7.02 and (iii) the Collateral Agent shall have received such other documents (including local counsel opinions) as reasonably requested in writing by the Senior Managing Agents. Notwithstanding anything herein to the contrary, the conditions set forth above in this clause (h) may be satisfied after the Third Restatement Date at the discretion of the Collateral Agent.

          (i)    After giving effect to the Third Restatement Date Transactions, no Loan Party or any Subsidiary of any Loan Party shall have any Indebtedness other than (A) Indebtedness under the Loan Documents and (B) other Indebtedness permitted under Section 7.01.

          (j)    There shall be no litigation or administrative proceedings or other legal or regulatory developments, actual or threatened, that, in the judgment of the Required Lenders, could reasonably to be expected to have a material adverse effect on the business, assets, liabilities, operations, properties, prospects or condition (financial or otherwise) of or relating to (i) the Loan Parties and their respective Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties or any of their respective Subsidiaries to perform their obligations under the Loan Documents or to consummate the 1993 Senior Notes Tender Offer or to issue the 2002 Senior Notes or (iii) the validity or enforceability of any of the Loan Documents or the rights, remedies and benefits available to the Senior Managing Agents, the Administrative Agent, the Managing Agents, the Fronting Bank, the Swingline Lender, the Collateral Agent and the Lenders under the Loan Documents, and no injunction or other restraining order shall have been issued or a hearing therefor be pending or noticed with respect to SSCC or any of its subsidiaries concerning the Loan Documents or the transactions contemplated hereby or thereby.

In the event that all of the foregoing conditions precedent have not been satisfied or waived on or before October 31, 2002, this Agreement shall be of no force and effect and the Existing Credit Agreement shall continue in full force and effect.

ARTICLE VI

Affirmative Covenants

        Each of SSCC, JSCE and the Borrower covenants and agrees with each Lender, the Administrative Agent, each Senior Managing Agent and Managing Agent, the Fronting Bank and the Swingline Lender that, so long as this Agreement shall remain in effect, the LC Exposure shall not equal zero or the principal of or interest on any Loan or Swingline Loan or any LC Disbursement, Fees or any other expenses or amounts payable under any Loan Document shall remain unpaid, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of its Subsidiaries to:

        SECTION 6.01.    Existence; Businesses and Properties.    (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted under Section 7.05.

        (b)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, trademarks, trade names, privileges and franchises necessary or desirable in the normal conduct of its business, except for any trademarks, trade names or franchises that are not material to the business of the Borrower and its Subsidiaries taken as a whole; maintain and operate such business in substantially the manner in which it is currently conducted and operated; and at all times keep all property useful and necessary in its business in good, working order and condition to the extent required by sound business practices.

        SECTION 6.02.    Insurance.    Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies of comparable size of established repute in the same general area engaged in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it or the use of any products sold by it; and maintain such other insurance as may be required by law and, with respect to the Mortgaged Properties, as is required by the Mortgages.

        SECTION 6.03.    Obligations and Taxes.    Pay and discharge promptly prior to becoming delinquent all material taxes, assessments and governmental charges or levies imposed upon it or upon or in respect of its property or assets; provided, however, that such payment and discharge shall not be required with respect to any such obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and it shall have set aside on its books, in accordance with GAAP, adequate reserves with respect thereto and such contest operates to suspend enforcement of a Lien and, in the case of a Mortgaged Property or other material property or asset, there is no material risk of forfeiture of such property.

        SECTION 6.04.    Financial Statements, Reports, etc.    Furnish to the Administrative Agent, the Senior Managing Agents, the Managing Agents, the Fronting Bank, the Swingline Lender and each Lender:

          (a)  in the case of JSCE, within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows, showing the financial condition of such Person and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by Ernst & Young LLP or other independent auditors of recognized national standing acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of such Person on a consolidated basis in accordance with GAAP;

          (b)  in the case of JSCE, within 45 days after the end of each of the first three fiscal quarters of each fiscal year, (i) its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows, showing the financial condition of such Person and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then-elapsed portion of the fiscal year and (ii) a narrative discussion of the results of operations of JSCE and its consolidated Subsidiaries in a form reasonably satisfactory to the Senior Managing Agents (it being understood that, in the case of clause (i) above, such information shall be in reasonable detail and certified by a Financial Officer of JSCE, as fairly presenting in all material respects the financial condition and results of operations of JSCE on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments);

          (c)  [Intentionally Omitted];

          (d)  concurrently with any delivery of financial statements of JSCE under paragraph (a) or (b) above, a certificate of a Financial Officer of such Person (i) certifying that, after due investigation and reasonable inquiry, no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Senior Managing Agents of the ratios contemplated by Section 2.06(c) and demonstrating compliance with the covenants contained in Sections 7.01, 7.02, 7.03, 7.04, 7.06, 7.13, 7.14 and 7.15;

          (e)  concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm opining on such statements (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) certifying (i) whether in connection with its audit examination any Default or Event of Default has come to its attention and, if such event has come to its attention, the nature and extent thereof and (ii) that based on its audit examination, nothing has come to its attention that leads it to believe that the information contained in the certificate delivered therewith pursuant to paragraph (d) above is not correct;

          (f)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (other than (i) the exhibits to registration statements and (ii) any registration statements on Form S-8 or its equivalent) filed by SSCC, JSCE, the Borrower, JSC Capital, JSC Brewton or SNC or any of their respective Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any of or all the functions of such Commission, or with any national securities exchange, or distributed to any such Person's shareholders (other than SSCC, JSCE, or the Borrower), as the case may be;

          (g)  as soon as available, and in any event no later than 90 days after each fiscal year, a consolidated annual plan, prepared in accordance with JSCE's normal accounting procedures applied on a consistent basis, for the next fiscal year of JSCE;

          (h)  upon the earlier of (i) 90 days after the end of each fiscal year of JSCE and (ii) the date on which the financial statements of JSCE are delivered pursuant to paragraph (a) above, a certificate of a Financial Officer of JSCE setting forth, in detail reasonably satisfactory to the Senior Managing Agents, the amount of Excess Cash Flow, if any, for such fiscal year;

          (i)    promptly from time to time, such other information regarding the operations, business affairs and financial condition of SSCC, JSCE, the Borrower, JSC Capital, JSC Brewton or SNC, or compliance with the terms of any Loan Document, as the Administrative Agent, the Senior Managing Agents, the Managing Agents, the Fronting Bank, the Swingline Lender or any Lender may reasonably request; and

          (j)    a copy of all notices (other than notices regarding any scheduled or mandatory repayments), certificates, financial statements and reports, as and when delivered by or on behalf of the Borrower to the holders of any Subordinated Indebtedness, Senior Notes or 1993 Senior Notes.

        SECTION 6.05.    Litigation and Other Notices.    Furnish to the Administrative Agent, the Senior Managing Agents, the Managing Agents, the Fronting Bank, the Swingline Lender, the Collateral Agent and each Lender prompt written notice of the following:

          (a)  any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

          (b)  the filing or commencement of, or any notice to any Loan Party or any Subsidiary thereof of the intention of any Person to file or commence, any action, suit or proceeding (whether at law or in equity or by or before any Governmental Authority or any arbitrator, against any Loan Party or any Subsidiary thereof) that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

          (c)  any development that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Effect.

        SECTION 6.06.    ERISA.    (a) Comply in all material respects with the applicable provisions of ERISA and (b) furnish to the Administrative Agent, the Senior Managing Agents, the Managing Agents, the Fronting Bank, the Swingline Lender and each Lender (i) as soon as possible after, and in any event within 30 days after any Responsible Officer of SSCC, JSCE or the Borrower or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of SSCC, JSCE or the Borrower or any of their respective Subsidiaries to the PBGC in an aggregate amount exceeding $25,000,000, a copy of the notice of such event required to be given to the PBGC or, if notice is not so required, a statement of a Financial Officer of SSCC, JSCE or the Borrower, as the case may be, setting forth in reasonable detail the nature of such event and the action taken or proposed to be taken with respect thereto, (ii) promptly after receipt thereof, a copy of any notice SSCC, JSCE or the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) or to appoint a trustee to administer any Plan or Plans, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a copy of such notice and a statement of a Financial Officer of SSCC, JSCE or the Borrower, as the case may be, setting forth in reasonable detail the nature of such failure and the action proposed to be taken with respect thereto and (iv) promptly and in any event within 30 days after receipt thereof by SSCC, JSCE or the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by SSCC, JSCE or the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA.

        SECTION 6.07.    Maintaining Records; Access to Properties and Inspections.    Maintain all financial records in accordance with GAAP or, in the case of Canadian Subsidiaries, Canadian GAAP, and permit any representatives designated by the Administrative Agent, the Senior Managing Agents, the Managing Agents, the Fronting Bank, the Swingline Lender, the Collateral Agent or any Lender to visit and inspect the properties and financial records of the Loan Parties and any Subsidiary during normal business hours and upon reasonable notice and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent, the Senior Managing Agents, the Managing Agents, the Fronting Bank, the

Swingline Lender, the Collateral Agent or any Lender to discuss at such reasonable times and at such reasonable intervals as may be reasonably requested the affairs, finances and condition of any Loan Party or any Subsidiary thereof or any properties of any Loan Party or any Subsidiary thereof with the officers thereof and independent accountants therefor, provided that all such visits, inspections and inquiries shall be coordinated through the Administrative Agent.

        SECTION 6.08.    Use of Proceeds.    Use the proceeds of the Loans and the Letters of Credit solely for the purposes set forth in the introductory statement to this Agreement.

        SECTION 6.09.    Compliance with Law.    Comply with the requirements of all applicable laws, rules, regulations, court orders and decrees, and orders of any Governmental Authority, that are applicable to it or to any of its properties, except where noncompliance could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 6.10.    Further Assurances.    (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust), that may be required under applicable law or which the Required Lenders, the Administrative Agent, either Senior Managing Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents.

        (b)  In addition, from time to time, the Loan Parties, at their cost and expense, will promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of their assets and properties as the Administrative Agent, either Senior Managing Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Loan Parties and their respective Subsidiaries (including real and other properties acquired after the Closing Date, but excluding (i) Program Receivables, (ii) the real properties and fixtures owned on the Closing Date by SNC, (iii) the JSCE Preferred Stock and the Borrower Preferred Stock, and (iv) the ownership interests of any of the Loan Parties in Finco, Monetization Sub and TNH)); provided, however, that this paragraph (b) and paragraph (c) below shall not apply, from and after the Stone Transaction Date, to the assets and properties described on Schedule 7.02(a)(xiii) to the Stone Credit Agreement (or any similar schedule in the event such agreement is modified, refinanced or replaced prior to the Stone Transaction Date); and provided further that, from and after the Stone Transaction Date and except as provided below with respect to After-Acquired Mortgage Property, the Borrower shall not be required to take any further action pursuant to this paragraph (b) with respect to assets and properties that are acquired after the Stone Transaction Date unless and until the aggregate fair market value of such newly acquired assets and properties exceeds $10,000,000. Notwithstanding the provisions of paragraphs (b) and (c), the property described on Schedule 6.10 hereto shall be excluded from the requirements of this Section 6.10 for such periods after the consummation of the Acquisition as set forth on Schedule 6.10. Such security interests and Liens will be created under the Security Documents or such other security agreements, mortgages, deeds of trust and other instruments and documents as are satisfactory to the Required Lenders, and SSCC, JSCE or the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies, surveys and lien searches) as the Administrative Agent, either Senior Managing Agent or the Required Lenders shall reasonably request to evidence compliance with this Section 6.10. SSCC, JSCE or the Borrower agree to provide such evidence as the Administrative Agent, either Senior Managing Agent or the Required Lenders shall reasonably request as to the perfection and priority status of each such security interest and Lien.

        (c)  Notwithstanding the provisions of paragraph (b) above, (i) no After-Acquired Mortgage Property with a fair market value (as determined by the Collateral Agent in its reasonable judgment, it being understood that the purchase price shall be indicative thereof) (the "Fair Market Value") of less than $1,000,000 shall be subject to the provisions of paragraph (b) above and (ii) each item of After-Acquired Mortgage Property with a Fair Market Value of at least $1,000,000 but less than $10,000,000 shall not be subject to the provisions of paragraph (b) above unless and until the aggregate Fair Market Value of all items of After-Acquired Mortgage Property described in this clause (ii) acquired after the Closing Date and not pledged to the Collateral Agent pursuant to the next sentence equals or exceeds $50,000,000. On each occasion that the Fair Market Value of all items of After-Acquired Mortgage Property described in clause (ii) of the immediately preceding sentence shall equal or exceed $50,000,000, all such property (and not merely the portion of the property in excess of $50,000,000) shall be pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to paragraph (b) above and, after such pledge, the provisions of such clause (ii) shall apply to subsequently acquired After-Acquired Mortgage Property described in such clause.

        (d)  Cause each Domestic Subsidiary that is or becomes a Material Subsidiary (other than any Inactive Subsidiary) to (i) undertake the obligations of, and to become a Guarantor pursuant to, the Guarantee Agreement, (ii) become a party to the applicable Security Documents to which it is not then a party pursuant to one or more instruments or agreements satisfactory in form and substance to the Collateral Agent and (iii) if such Subsidiary owns real or personal property in the State of Maryland, undertake the obligations of, and to become a guarantor pursuant to, a Maryland subsidiary guarantee agreement. In addition, SSCC, JSCE or the Borrower, shall, or shall cause its Subsidiaries to, pledge the capital stock of each of its Subsidiaries to the Collateral Agent for the benefit of the Secured Parties pursuant to a Pledge Agreement (or supplement to a Pledge Agreement) satisfactory in form and substance to the Collateral Agent. Furthermore, in the event that any Loan Party makes a Material Investment (other than Investments made by SSCC in the form of, or made in connection with, (1) prior to the Stone Transaction Date, any issued and outstanding capital stock of Stone owned by SSCC, (2) prior to the Stone Transaction Date, any Additional Stone Capital Contributions and (3) the JSCE Preferred Stock, the Borrower Preferred Stock, the incurrence of Indebtedness under Sections 7.01(r) and (s), and the ownership of any ownership interests in Finco, Monetization Sub and TNH by any Loan Party), the Investor shall promptly pledge such Investment to the Collateral Agent pursuant to a Pledge Agreement (or supplement to a Pledge Agreement) satisfactory in form and substance to the Collateral Agent. Notwithstanding the foregoing, no Person shall be obligated to pledge more than 65% of the capital stock of any Foreign Subsidiary.

        SECTION 6.11.    Material Contracts.    Maintain in full force and effect (including exercising any available renewal option), and without amendment or modification, each Material Contract, unless the failure so to maintain any such Material Contract (or any amendment or modification thereto) could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

        SECTION 6.12.    Environmental Matters.    (a) Promptly give notice to the Senior Managing Agents upon becoming aware of (i) any violation of any Environmental Law, (ii) any claim, inquiry, proceeding, investigation or other action, including a request for information or a notice of potential environmental liability, by or from any Governmental Authority or any third party claimant or (iii) the discovery of the release of any Hazardous Material at, on, under or from any of the Real Properties or any facility or equipment thereat in excess of reportable or allowable standards or levels under any Environmental Law, or in a manner or amount that could reasonably be expected to result in liability under any Environmental Law, in each case that could reasonably be expected to result in a Material Adverse Effect.

        (b)  Upon discovery of the presence on any of the Real Properties of any Hazardous Material that is in violation of, or that could reasonably be expected to result in liability under, any Environmental Law, in each case that could result in a Material Adverse Effect, take all necessary steps to initiate and expeditiously complete all remedial, corrective and other action to eliminate any such adverse effect, and keep the Senior Managing Agents informed of such actions and the results thereof.

        SECTION 6.13.    Distribution of Gross Export Revenues.    In the case of the Borrower, cause JSC International to distribute the gross export revenues received by JSC International from the Borrower (a) to the Borrower in an amount equal to the portion of gross export revenues that is not tax-exempt under Section 922 et seq. of the Code as a repayment of the Borrower's advance to JSC International to the extent thereof, and as a dividend to the extent that such non-tax-exempt gross export revenues exceed the Borrower's advance to JSC International, and (b) to the Borrower, as a dividend, in an amount equal to the portion of gross export revenues that is tax-exempt under the Code, in each case on the same Business Day that such gross export revenues are received by JSC International, and in no event later than the next Business Day.

        SECTION 6.14.    Maintenance of Corporate Separateness.    Satisfy, and cause each of its Subsidiaries to satisfy, customary corporate formalities, including the maintenance of corporate records. Prior to the Stone Transaction Date, (a) no Loan Party nor any Subsidiary of the Loan Parties shall make any payment to a creditor of SSCC or any of its subsidiaries (other than the Loan Parties and the Loan Parties' Subsidiaries) in respect of any liability of SSCC or any of its subsidiaries (other than the Loan Parties and the Loan Parties' Subsidiaries), and no bank account of SSCC or any of its subsidiaries (other than the Loan Parties and the Loan Parties' Subsidiaries) shall be commingled with any bank account of SSCC, JSCE or the Borrower or any Subsidiary of the Loan Parties; (b) any financial statements distributed to any creditors of SSCC or any of its subsidiaries shall, to the extent permitted under GAAP, clearly establish the corporate separateness of SSCC and it subsidiaries (other than the Loan Parties and the Loan Parties' Subsidiaries) from SSCC, JSCE or the Borrower and each of its Subsidiaries; and (c) no Loan Party nor any Subsidiary of the Loan Parties shall take any action, or conduct its affairs in a manner, which is reasonably likely to result in the corporate existence of SSCC or its subsidiaries (other than the Loan Parties and the Loan Parties' Subsidiaries), on the one hand, and of SSCC, JSCE or the Borrower or any Subsidiary of the Loan Parties, on the other hand, being ignored, or in the assets and liabilities of SSCC, JSCE or the Borrower or any Subsidiary of SSCC, JSCE or the Borrower being substantively consolidated with those of SSCC or any of its subsidiaries (other than the Loan Parties and the Loan Parties' Subsidiaries) in a bankruptcy, reorganization or other insolvency proceeding; provided, however, that nothing contained in this Section 6.14 shall prohibit or limit the consummation of the Stone Transaction if otherwise permitted hereunder.

ARTICLE VII

Negative Covenants

        Each of SSCC, JSCE and the Borrower covenants and agrees with each Lender, the Administrative Agent, each Senior Managing Agent and Managing Agent, the Fronting Bank and the Swingline Lender that, so long as this Agreement shall remain in effect, the LC Exposure shall not equal zero or the principal of or interest on any Loan or Swingline Loan or any LC Disbursement, Fees or any other expenses or amounts payable under any Loan Document shall remain unpaid, unless the Required Lenders or, as specified in Section 7.06(d), the Supermajority Lenders shall otherwise consent in writing, it will not, and will not cause or permit any of its Subsidiaries to:

        SECTION 7.01.    Indebtedness.    Create, incur, assume or permit to exist any Indebtedness, except, without duplication:

          (a)  (i) the Indebtedness existing on the Closing Date and set forth on Schedule 7.01(a) and Indebtedness of JSF incurred pursuant to the Receivables Program Documents and (ii) on and after the Stone Transaction Date, the Indebtedness of Stone and its subsidiaries existing on the Stone Reference Date and listed on Schedule 7.01 to the Stone Credit Agreement (and, in the case of this clause (ii), Indebtedness incurred to refinance any such Indebtedness in accordance with the provisions of the Stone Credit Agreement and outstanding on the Stone Transaction Date);

          (b)  (i) the Indebtedness created hereunder and under the Loan Documents and (ii) on and after the Stone Transaction Date, the Indebtedness created under the Stone Credit Agreement and the Loan Documents (as defined therein);

          (c)  the 2002 Senior Notes and any Guarantees by one or more Loan Parties thereof in an aggregate principal amount of up to $700,000,000; provided that the Net Cash Proceeds thereof are used by the Borrower within 90 days after the receipt thereof to (i) (x) repay all or a portion of the 1993 Senior Notes (plus the amount of any premium paid thereon and any fees, costs and expenses incurred in such refinancing) pursuant to the 1993 Senior Notes Tender Offer, in the open market or otherwise or (y) defease the 1993 Senior Notes in accordance with the terms of the 1993 Senior Note Indenture, and (ii) pay all or a portion of the Purchase Price in respect of the Acquisition; provided, further, that the Borrower shall prepay outstanding Loans in accordance with Section 2.13(f) to the extent that any such Net Cash Proceeds are not so used within such 90-day period;

          (d)  Indebtedness of JSCE or any of its Subsidiaries, the net proceeds of which are used substantially concurrently to refinance Indebtedness described in paragraph (a) or (c) above so long as (i) such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced plus the amount of any premium paid thereon and any interest, fees and costs incurred in such refinancing, (ii) such Indebtedness has a final maturity more than 90 days later than the Tranche B Maturity Date and a weighted average life greater than the Term Loans, except in the case of any refinancing of the Receivables Program Documents or, on or after the Stone Transaction Date, the SCC Hodge IRB, and (iii) each of the covenants, events of default and other provisions (other than optional redemption provisions and other pricing terms) thereof (including any Guarantees thereof) shall be no more materially adverse, when taken as a whole, to the Lenders than those contained in the Indebtedness being refinanced, provided that (x) if the proceeds of Revolving Loans and/or Indebtedness incurred under paragraph (e) below are used to pay the Purchase Price in respect of the Acquisition (including any fees, costs and expenses in connection with the Acquisition), the Borrower may incur Indebtedness otherwise meeting the requirements of this paragraph (d) to repay such Revolving Loans and/or Indebtedness incurred under paragraph (e) below; (y) if the proceeds of Revolving Loans are used to repurchase or redeem any Senior Notes, the Borrower may incur Indebtedness otherwise meeting the requirements of this paragraph (d) (as if such Indebtedness were used to refinance such Senior Notes) to repay such Revolving Loans; and (z) the Senior Notes may be refinanced to include covenants, events of default and other terms and conditions that are no more restrictive to the Borrower or its Subsidiaries than is customary, at the time of such refinancing, for senior notes for issuers with a debt-rating similar to the Borrower;

          (e)  (i) Capital Lease Obligations (other than Capital Lease Obligations described in paragraph (a) above), (ii) Indebtedness of the Borrower and its Subsidiaries created, incurred or assumed in respect of the purchase, improvement or construction of property, provided such Indebtedness is created, incurred or assumed substantially contemporaneously with such purchase, improvement or construction (and in any event not later than 120 days after the earlier of (x) the placement in service of or (y) the final payment on such property) and (iii) Indebtedness of the Borrower consisting of industrial revenue bonds and pollution control bonds, and Guarantees of and letters of credit supporting such Indebtedness, such that the sum of the Indebtedness created, incurred or assumed pursuant to this clause (e) shall not exceed, at any time outstanding, (A) prior to the Stone Transaction Date, $300,000,000, or (B) on or after the Stone Transaction Date, $500,000,000;

          (f)    Indebtedness incurred to pay annual premiums for property and casualty insurance policies maintained by the Borrower or any of its Subsidiaries and other prepaid amounts in respect of goods or services purchased by the Borrower or any of its Subsidiaries in the ordinary course of business not exceeding in an aggregate amount at any time outstanding (i) prior to the Stone Transaction Date, $40,000,000, or (ii) on or after the Stone Transaction Date, $75,000,000;

          (g)  Indebtedness of the Borrower evidencing obligations to make payments in respect of rights to cut, harvest or otherwise acquire timber on property owned by any other Person, provided that the aggregate amount of such Indebtedness shall not exceed $10,000,000 at any time outstanding;

          (h)  Indebtedness of the Borrower and its Subsidiaries in respect of letters of credit that are not secured by any of the Collateral not exceeding in the aggregate (i) prior to the Stone Transaction Date, $25,000,000, or (ii) on or after the Stone Transaction Date, $50,000,000;

          (i)    Indebtedness of any Person (other than Stone or any subsidiary thereof) acquired by the Borrower or any of its Subsidiaries in an acquisition permitted hereunder and assumed by the Borrower or such Subsidiary pursuant to such acquisition (including any refinancing, renewal or replacement, in whole or in part, thereof from time to time), provided that (i) such Indebtedness was not incurred in contemplation of such acquisition and (ii) the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed (x) prior to the Stone Transaction Date, $15,000,000, or (y) on or after the Stone Transaction Date, $50,000,000 ("Acquired Indebtedness");

          (j)    Indebtedness created pursuant to any Rate Protection Agreement, Currency Agreement or Commodity Agreement;

          (k)  Indebtedness incurred in connection with (i) Permitted Equipment Financings in an aggregate principal amount of up to $100,000,000 or (ii) Permitted Timber Financings;

          (l)    Guarantees by JSCE of Indebtedness of the Borrower permitted under this Section 7.01;

          (m)  Guarantees of obligations or Indebtedness not otherwise provided for above, to the extent that such Indebtedness is incurred in the ordinary course of business and does not exceed (i) prior to the Stone Transaction Date, $50,000,000, or (ii) on or after the Stone Transaction Date, $125,000,000 in the aggregate at any time outstanding;

          (n)  intercompany loans and advances permitted by Section 7.04;

          (o)  Indebtedness of the Borrower to JSF or any other Participating Subsidiary created pursuant to the Receivables Program Documents (including any Indebtedness arising because any sale or purported sale of Program Receivables to JSF or any other Participating Subsidiary is required to be recharacterized as a loan);

          (p)  the assumption by JSC Newco of the liabilities of the Borrower related to the Brewton, Alabama mill and the assumption by JSC RMMI and JSC AMMI of post-retirement medical liabilities and active medical liabilities, respectively, of the Borrower, in each case pursuant to the Liability Management Transactions;

          (q)  Guarantees with respect to bonds issued to support workers' compensation and other obligations (other than Indebtedness) incurred by the Borrower or any of its Subsidiaries in the ordinary course of business;

          (r)  subordinated Indebtedness of SSCC in a principal amount not to exceed $100,000,000 and which Indebtedness shall be contributed by SSCC to JSCE and Finco, by JSCE to the Borrower and by the Borrower to Finco, and shall be on terms reasonably acceptable to the Senior Managing Agents;

          (s)  senior secured Indebtedness of SSCC in favor of Finco in an initial principal amount not to exceed $445,000,000, subject to accretion based on the amount of interest not paid in cash and the amount of any make-whole premium in the event the interest rate has been converted to a fixed rate, which Indebtedness shall be issued on terms reasonably acceptable to the Senior Managing Agents;

          (t)    7% convertible subordinated exchange debentures due 2012 issued by SSCC in exchange for its SSCC Series A Preferred Stock, on terms and conditions (other than maturity) substantially similar to the convertible subordinated exchange debentures issuable by Stone pursuant to the terms of the Stone Series E Preferred Stock, or on such other terms and conditions reasonably acceptable to the Senior Managing Agents;

          (u)  on or after the Stone Transaction Date, Indebtedness as permitted by (i) Section 7.01(d) of the Stone Credit Agreement (provided that such Indebtedness shall not be Guaranteed by or otherwise recourse to the Borrower or any of its Domestic Subsidiaries or Canadian Subsidiaries except as permitted by Section 7.01(m) or Section 7.04(c)) and (ii) Section 7.01(p) of the Stone Credit Agreement;

          (v)  Indebtedness consisting of senior or senior subordinated notes of the Borrower (which may be Guaranteed on a senior or senior subordinated, as the case may be, basis by one or more Loan Parties), the net proceeds of which are used substantially concurrently to refinance in whole or in part the Term Loans or, on or after the Stone Transaction Date, the Stone Term Loans (including any refinancing, in whole or in part, of such senior or senior subordinated notes from time to time) so long as such refinancing Indebtedness (i) is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced plus the amount of any premium required to be paid thereon and any interest, fees and costs incurred in such refinancing, (ii) has a final maturity more than 90 days later than the Tranche B Maturity Date and requires no scheduled payment of principal prior to such date, and (iii) includes covenants, events of default and other terms and conditions that are no more restrictive, when taken as a whole, to the Borrower or its Subsidiaries than is customary, at the time of such refinancing, for senior or senior subordinated notes, as the case may be, for issuers with a debt-rating similar to the Borrower;

          (w)  Indebtedness of JSF to the Borrower or any Participating Subsidiary, when combined with capital contributions pursuant to Section 7.04(k), not exceeding in an aggregate amount at any time outstanding (i) prior to the Stone Transaction Date, $50,000,000, or (ii) on or after the Stone Transaction Date, $100,000,000; and

          (x)  on or after the consummation of the Acquisition, Indebtedness of the Borrower and its Subsidiaries consisting of Stevenson IRBs in an aggregate principal amount at any time outstanding not to exceed $120,115,000 and, in the event that Stevenson Letters of Credit are not issued hereunder, letters of credit in support of the Stevenson IRBs not to exceed the sum of $120,115,000 plus an amount of interest, fees and expenses and other amounts payable in connection with the Stevenson IRBs and required to be supported by letters of credit (but in no event in excess of $140,000,000 in the aggregate).

        SECTION 7.02.    Liens.    (a) Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

          (i)    any Lien created under the Loan Documents;

          (ii)  Liens securing any Permitted Equipment Financing and any Permitted Timber Financing;

          (iii)  the Liens granted pursuant to the Receivables Program Documents;

          (iv)  Liens securing Indebtedness of P.U.I. not in excess of $15,000,000 at any time outstanding;

          (v)  Liens securing Capital Lease Obligations pursuant to Capital Leases existing on the Closing Date;

          (vi)  Permitted Liens;

        (vii)  Liens securing Indebtedness permitted by Section 7.01(e), provided that any such Lien shall apply only to the property that is the subject of such Indebtedness and, if applicable, the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the fair market value (as determined in good faith by the Board of Directors of the Borrower or the applicable Subsidiary) of the respective property at the time it was so acquired;

        (viii)  Liens securing Indebtedness permitted under Section 7.01(s), on terms reasonably acceptable to the Senior Managing Agents;

          (ix)  on and after the Stone Transaction Date, Liens on the assets of Stone and its subsidiaries existing on the Stone Reference Date and (A) any extensions, renewals or replacements thereof existing on the Stone Transaction Date so long as such extension, renewal or replacement was limited to the Indebtedness and property originally secured and encumbered thereby and (B) any additions thereto from time to time permitted by the Stone Credit Agreement, existing on the Stone Transaction Date and reasonably acceptable to the Senior Managing Agents;

          (x)  Liens for Indebtedness permitted by Section 7.01(f), provided that such Liens attach only to unearned and return premiums, dividends and loss payments which reduce the unearned premiums under insurance policies the premiums of which have been financed with such Indebtedness;

          (xi)  Liens securing any Acquired Indebtedness assumed in connection with any acquisition permitted hereunder, provided that such Liens attach only to property or assets acquired in connection with such acquisition and were not created in contemplation thereof;

        (xii)  Liens created under any agreement relating to the sale, transfer or other disposition of assets permitted hereunder, provided that such Liens relate solely to the assets to be sold, transferred or otherwise disposed;

        (xiii)  any Lien consisting of a lease of personal property of such Person to customers of such Person, if such lease constitutes an Investment permitted under Section 7.04(m);

        (xiv)  Liens deemed to exist in connection with any Permitted Investment, provided such Liens only apply to the assets constituting such Permitted Investment;

        (xv)  on or after the Stone Transaction Date, Liens permitted by Section 7.02(a)(viii) and Section 7.02(a)(xiii) of the Stone Credit Agreement;

        (xvi)  on or after the consummation of the Acquisition, Liens existing on the date of the consummation of the Acquisition on any property or assets acquired or otherwise improved with proceeds from the Stevenson IRBs (including any such property or assets leased or subleased by the Borrower or any of its Subsidiaries), in each case so long as (A) such Liens secure only the Stevenson IRBs and any Guarantees thereof and (B) such Liens do not extend to any other property of JSCE or any of its Subsidiaries;

      (xvii)  on or after the Stone Transaction Date, Liens on assets of the Borrower or any Subsidiary of the Borrower securing Indebtedness permitted by Section 7.01(m), provided that no such Lien shall apply to any assets constituting Collateral; and

      (xviii)  extensions, renewals or replacements of any Lien referred to above, provided that such extension, renewal or replacement is limited to the Indebtedness and property originally secured and encumbered thereby.

        (b)  Enter into any agreement prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, except (i) this Agreement or the Stone Credit Agreement, (ii) with respect to specific property encumbered to secure payment of particular Indebtedness permitted hereunder and Margin Stock and (iii) the Senior Note Indentures.

        SECTION 7.03.    Sale/Leaseback Transactions.    Enter into any Sale/Leaseback Transaction other than (a) Permitted Equipment Financings in an aggregate principal amount of up to $100,000,000, (b) any Permitted Timber Financing or (c) any Sale/Leaseback Transaction to the extent that the Capital Lease Obligations and Liens associated therewith would be permitted by Sections 7.01(e) and 7.02(a)(vii), respectively, so long as, if the Borrower or any of its Subsidiaries enter into such an arrangement with respect to any property owned by the Borrower or any of its Subsidiaries more than 120 days prior to such transaction, such arrangement shall be treated as an Asset Sale and shall also be subject to the restrictions of Section 7.16.

        SECTION 7.04.    Investments, Loans and Advances.    Have outstanding or make any loan or advance to or have or make any Investment in any other Person or suffer to exist any such loan or advance or Investment, except as set forth on Schedule 7.04 and except:

          (a)  Permitted Investments;

          (b)  loans, advances or other Investments made by (i) the Borrower or any Subsidiary of the Borrower to the Borrower, any wholly owned Domestic Subsidiary of the Borrower, or, on or after the Stone Transaction Date, any wholly owned Canadian Subsidiary of the Borrower (provided that any Loan Party complies with the requirements of Section 7.16) and (ii) on or after the Stone Transaction Date, any Foreign Subsidiary of the Borrower (other than a Canadian Subsidiary of the Borrower) to any other Foreign Subsidiary of the Borrower;

          (c)  any loans or advances made by the Borrower or any Subsidiary of the Borrower to, or Investments made by the Borrower or any Subsidiary of the Borrower in, any Subsidiary of the Borrower (other than a Subsidiary of the Borrower that is a Guarantor, a wholly owned Domestic Subsidiary of the Borrower or, on or after the Stone Transaction Date, a wholly owned Canadian Subsidiary of the Borrower) and Guarantees of obligations of any such Subsidiary in an aggregate amount not to exceed $25,000,000 outstanding at any time;

          (d)  loans or advances made by any Loan Party to any other Loan Party (other than SSCC);

          (e)  (i) loans or advances evidenced by the SNC Note and JSC Newco Note pursuant to the Liability Management Transactions, provided that such notes are unsecured and otherwise in form and substance satisfactory to the Senior Managing Agents, and it being agreed that the SNC Note and JSC Newco Note will not be required to be pledged to the Collateral Agent as Collateral; (ii) loans or advances made by the Borrower to JSC RMMI and JSC AMMI on a revolving credit basis pursuant to the Liability Management Transactions, provided that such loans are unsecured and incurred pursuant to a revolving credit agreement, notes and other documentation in form and substance satisfactory to the Senior Managing Agents and that such notes are delivered to the Collateral Agent and pledged by the Borrower to the Collateral Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement; (iii) the Investment by the Borrower in the Class C Voting Preferred Stock of JSC RMMI and JSC AMMI and the contribution of the SNC Note and the JSC Newco Note to JSC RMMI and JSC AMMI, respectively, pursuant to the Liability Management Transactions; (iv) the Investment by SSCC in the Class B Non-Voting Preferred Stock of JSC RMMI and JSC AMMI pursuant to the Liability Management Transactions; (v) the Investment by JSCE in the Class A Common Stock of JSC RMMI and JSC AMMI pursuant to the Liability Management Transactions; and (vi) additional capital contributions to JSC RMMI and JSC AMMI pursuant to the stockholders' agreements contemplated by the Liability Management Transactions, provided that such stockholders' agreements are in form and substance satisfactory to the Senior Managing Agents;

          (f)    Investments consisting of non-cash consideration received in connection with a sale of assets permitted under Sections 7.05 and 7.16;

          (g)  the Restatement Date Dividends, the SSCC Loan and the Stone Capital Contribution (each as defined in the Original Credit Agreement), all as consummated on the First Restatement Date pursuant to the terms and conditions of the Transaction Documents (each as defined in the Original Credit Agreement), additional Investments made by SSCC in Stone after the First Restatement Date in an aggregate amount not exceeding $100,000,000 ("Additional Stone Capital Contributions"), and so long as no Default or Event of Default shall have occurred and be continuing at the time thereof or immediately after giving effect thereto, loans or advances made by the Borrower to JSCE and/or SSCC and by JSCE to SSCC for the sole purpose of making Additional Stone Capital Contributions, all on terms and conditions, and pursuant to documentation in form and substance, satisfactory to the Senior Managing Agents;

          (h)  Investments by SSCC in JSCE and Investments by JSCE in the Borrower;

          (i)    [Intentionally Omitted];

          (j)    Investments consisting of securities or notes received in settlement of accounts receivable incurred in the ordinary course of business from a customer which the Borrower has reasonably determined is unable to make cash payments in accordance with the terms of such account receivable;

          (k)  in connection with any refinancing of the Receivables Program pursuant to Section 7.10(c), Investments by the Borrower or any Participating Subsidiary in JSF or any other Participating Subsidiary, when combined with any Indebtedness outstanding pursuant to Section 7.01(w), in an aggregate principal amount at any time outstanding not to exceed (i) prior to the Stone Transaction Date, $50,000,000, or (ii) on or after the Stone Transaction Date, $100,000,000;

          (l)    prepaid expenses or accounts receivable created or acquired in the ordinary course of business;

          (m)  any Investments consisting of (i) any contract pursuant to which the Borrower or any of its Subsidiaries obtains the right to cut, harvest or otherwise acquire timber on property owned by any other Person, whether or not the Borrower's or such Subsidiary's obligations under such contract are evidenced by a note or other instrument, or (ii) loans or advances to customers of the Borrower or any of its Subsidiaries, including leases of personal property of the Borrower or such Subsidiary to such customers, provided that the contracts, loans and advances constituting permitted Investments pursuant to this clause (m) shall not exceed $10,000,000 at any time outstanding;

          (n)  deposits made in the ordinary course of business to secure performance of operating leases;

          (o)  loans to officers and employees not to exceed (i) prior to the Stone Transaction Date, $3,000,000, or (ii) on or after the Stone Transaction Date, $5,000,000 at any time outstanding;

          (p)  Investments made in any Subsidiary with the proceeds of any Investment received from SSCC;

          (q)  Investments by SSCC or any of its Subsidiaries in the capital stock of their respective Subsidiaries in existence on the Third Restatement Date;

          (r)  Investments not described in clauses (a) through (q) above and not exceeding in the aggregate (i) prior to the Stone Transaction Date, $100,000,000, or (ii) on or after the Stone Transaction Date, $150,000,000;

          (s)  additional Investments constituting intercompany loans and advances by the Borrower and/or JSCE to JSCE or SSCC, in an amount sufficient to make cash payments of dividends in respect of the SSCC Series A Preferred Stock and/or payments of interest or other mandatory payments under SSCC's 7% convertible subordinated exchange debentures issued by SSCC in accordance with Section 7.01(t), provided that such intercompany Indebtedness is unsecured;

          (t)    Investments in Stone and its subsidiaries occurring as a result of the consummation of the Stone Transaction in accordance with the provisions of Section 7.05(g);

          (u)  on or after the Stone Transaction Date, Investments (as defined in the Stone Credit Agreement) of Stone and its subsidiaries existing on the Stone Reference Date and listed on Schedule 7.04 to the Stone Credit Agreement;

          (v)  on or after the Stone Transaction Date, loans, advance or other Investments as permitted by Sections 7.04 (m), (n) and (s) of the Stone Credit Agreement; and

          (w)  Investments constituting Consolidated Capital Expenditures permitted under Section 7.13 and the Acquisition.

Notwithstanding the foregoing, JSCE shall not permit more than 15% of its consolidated revenues or 15% of its consolidated assets for any fiscal year to be generated or held by any of its Domestic Subsidiaries or, on or after the Stone Transaction Date, Canadian Subsidiaries, respectively, in the aggregate, that are not Loan Parties (or, in the case of Canadian Subsidiaries, Loan Parties under the Stone Credit Agreement).

        SECTION 7.05.    Mergers, Consolidations, Sales of Assets and Acquisitions.    Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, assign, lease, sublease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (when taken as a whole in combination with the other assets and properties of the Borrower and its Subsidiaries), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person except:

          (a)  if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any wholly owned Domestic Subsidiary of SSCC may merge into or consolidate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, the Borrower in a transaction in which the Borrower is the surviving corporation and (ii) any wholly owned Domestic Subsidiary of the Borrower may merge into or consolidate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, any other wholly owned Domestic Subsidiary of the Borrower in a transaction in which the surviving entity is a wholly owned Domestic Subsidiary of the Borrower, and (iii) on or after the Stone Transaction Date, any Canadian Subsidiary may merge into or consolidate or amalgamate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, SSC Canada or any other wholly owned Canadian Subsidiary in a transaction in which SSC Canada or any of its Canadian Subsidiaries is the surviving corporation (provided that SSC Canada shall be the surviving entity if it is a party to such transaction); provided that, in each case, (x) if any Person other than the Borrower or SSC Canada, as the case may be, or a wholly owned Domestic Subsidiary or wholly owned Canadian Subsidiary, as the case may be, receives any consideration, such transaction is also permitted by Section 7.04, and (y) in the event that the surviving entity would become a wholly owned Domestic Subsidiary or a wholly owned Canadian Subsidiary and has not previously become a Guarantor, the surviving entity shall, simultaneously with such merger or consolidation, comply with the requirements of Section 6.10 to the extent required by such Section 6.10;

          (b)  if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any wholly owned Foreign Subsidiary may merge into, amalgamate or consolidate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, any other wholly owned Foreign Subsidiary in a transaction in which the surviving entity is a wholly owned Foreign Subsidiary, provided that no Person other than a Loan Party or a wholly owned Foreign Subsidiary receives any consideration;

          (c)  purchases of inventory, equipment and real property in the ordinary course of business;

          (d)  acquisitions constituting Consolidated Capital Expenditures permitted by Section 7.13;

          (e)  acquisitions, mergers and other transfers constituting Investments permitted by Section 7.04, provided that the Borrower shall be the surviving corporation in any merger or consolidation between it and any other Person and that in any merger or consolidation involving a Subsidiary that is a Loan Party, the surviving entity is a Loan Party;

          (f)    the Borrower may contribute the properties and assets (other than the real property and any IRB-secured property) of the Brewton, Alabama mill, and may lease the real property and IRB-secured property of the Brewton, Alabama mill on a long-term basis and for nominal consideration, to JSC Newco pursuant to the Liability Management Transactions (it being agreed that such contribution and lease may be made or consummated notwithstanding the provisions of any Security Agreement or any Mortgage), provided that (A) the Borrower shall designate JSC Newco as a Material Subsidiary, and the Borrower and JSC Newco shall comply with the applicable provisions of Section 6.10 (except that no leasehold mortgage shall be required with respect to such lease), and (B) such lease is in form and substance satisfactory to the Senior Managing Agents;

          (g)  the Borrower may consummate the Stone Transaction so long as (i) on the Stone Transaction Date and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (ii) the representations and warranties set forth in Article IV and in the other Loan Documents shall be true and correct in all material respects on and as of the Stone Transaction Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, (iii) after giving pro forma effect thereto, the credit facilities (i.e., the Tranche A Term Loans, the Tranche B Term Loans and the Revolving Loans) provided for under this Agreement shall be rated not less than the ratings assigned by each of Standard & Poor's Ratings Services and Moody's Investors Service, Inc. immediately prior to (but without giving effect to) the Stone Transaction, (iv) the Loans shall rank pari passu with, and shall be Guaranteed and secured equally and ratably by, the same entities Guaranteeing and collateral securing the Stone Loans under the Stone Credit Agreement and, to the extent reasonably necessary or advisable to accomplish the same, the Collateral Agent (on behalf of the Lenders, the Administrative Agent, the Senior Managing Agents and the Fronting Bank) shall have entered into one or more intercreditor agreements with the collateral agent or other representative under the Stone Credit Agreement, (v) the surviving Person of such Stone Transaction, if not the Borrower, shall expressly assume the Borrower's obligations hereunder and under the other Loan Documents pursuant to one or more written agreements reasonably satisfactory to the Senior Managing Agents and the Borrower, and (vi) if as a result of the Stone Transaction the Borrower shall become a wholly owned subsidiary of Stone, Stone shall expressly assume and/or Guarantee the Borrower's obligations hereunder (without effecting a release of the Borrower from the same) pursuant to one or more written agreements reasonably satisfactory to the Senior Managing Agents. On and after the consummation of any Stone Transaction described in clause (v) or (vi) above, references in this Agreement and the other Loan Documents to the Borrower and its Subsidiaries shall, unless the context otherwise requires, be deemed to refer to such surviving Person and its subsidiaries (in the case of clause (v)) or Stone and its subsidiaries (in the case of clause (vi));

          (h)  in connection with the Acquisition; and

          (i)    on or after the Stone Transaction Date, acquisitions permitted by Section 7.05(g) of the Stone Credit Agreement.

        SECTION 7.06.    Restricted Junior Payments.    (a) Declare or make, directly or indirectly, any Restricted Junior Payment or set aside any amount for any such purpose.

        (b)  Notwithstanding the provisions of Section 7.06(a):

            (i)  the Borrower may pay cash dividends (A) on the Borrower Preferred Stock to JSCE to be used by JSCE to pay cash dividends on the JSCE Preferred Stock and (B) on its common stock to JSCE to be used by JSCE solely to pay cash dividends to SSCC in accordance with and for the purpose specified in clause (ii) below, if and to the extent permitted by applicable law, if, at the time of such payment and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and be continuing and (y) the aggregate amount of such dividends, together with the aggregate amount of all other cash dividends paid by the Borrower (other than the dividends permitted under clauses (v), (vi), (vii) and (viii) below) in the fiscal year in which the dividend is proposed to be paid, shall not exceed the least of (A) the Borrower's Portion of Excess Cash Flow for the fiscal year preceding the year in which the dividend is proposed to be paid, (B) 25% of Consolidated Net Income for the fiscal year preceding the year in which the dividend is proposed to be paid and (C) (i) prior to the Stone Transaction Date, $22,200,000, or (ii) on or after the Stone Transaction Date, $50,000,000;

          (ii)  JSCE may pay cash dividends (A) on the JSCE Preferred Stock to SSCC (or its successors or assigns) out of the proceeds referred to in clause (i)(A) above and (B) to SSCC and SSCC may pay like dividends to the holders of its Common Stock substantially contemporaneously with the payment of and out of the proceeds of the dividends referred to in clause (i)(B) above;

          (iii)  the Borrower may pay cash dividends to JSCE and JSCE may pay like dividends to SSCC solely for the purpose of making Additional Stone Capital Contributions in accordance with Section 7.04(g) if, at the time of such payment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

          (iv)  the Borrower may pay cash dividends to JSCE to be used by JSCE solely to pay cash dividends to SSCC to pay the Stone Series E Preferred Payment substantially contemporaneously therewith, if and to the extent permitted by applicable law, if, at the time of such payment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

          (v)  [Intentionally Omitted];

          (vi)  the Borrower may pay cash dividends to JSCE to be used by JSCE solely to pay cash dividends to SSCC to pay cash dividends to the holders of the SSCC Series A Preferred Stock and/or make interest or other mandatory payments under SSCC's 7% convertible subordinated exchange debentures issued by SSCC in accordance with Section 7.01(t), in each case, substantially contemporaneously therewith, if and to the extent permitted by applicable law, if, at the time of such payment and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and be continuing and (y) the aggregate amount of such dividends shall not exceed $10,000,000 in any fiscal year; and

        (vii)  JSCE may pay cash dividends to SSCC and SSCC may pay like dividends to the holders of its SSCC Series A Preferred Stock substantially contemporaneously with the payment of and out of the proceeds of the dividends referred to in clause (vi) above.

        The limitations of this Section 7.06 shall not prohibit JSCE or SSCC from paying a dividend in accordance with clauses (i), (ii), (vi), and (vii) above within 60 days after declaration thereof if, on the declaration date, such dividend could have been paid in compliance with this Section 7.06.

        (c)  Notwithstanding the provisions of Section 7.06(a), the Borrower may purchase in the open market shares of Common Stock ("MIP Shares") or options to purchase shares of Common Stock ("MIP Options"), provided that (i) the sum of (x) the aggregate purchase price of all MIP Shares (whether purchased directly in the open market or upon the exercise of MIP Options) and (y) the aggregate purchase price of all MIP Options, together with the aggregate purchase price of all shares of JSG purchased and excluded from the term "Investments", in each case in such fiscal year shall not exceed $15,000,000, (ii) MIP Shares, including those purchased upon the exercise of MIP Options, shall be purchased exclusively for subsequent distribution as additional compensation to employees of the Borrower pursuant to its management incentive program, (iii) the Borrower shall not knowingly purchase any MIP Shares from any Affiliate (acting as principal in such transaction) of the Borrower and (iv) at the time of any such purchase and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

        (d)  In addition to the requirements of Section 10.08(b), which shall be unaffected hereby, no waiver, amendment or modification to (i) the definition of the term "Additional Stone Capital Contributions" or the term "Supermajority Lenders," (ii) Section 7.06(b)(iv), (iii) this Section 7.06(d) or (iv) any other provision of this Agreement which would permit Restricted Junior Payments or Investments to be made (directly or indirectly) by any Person, the proceeds of which are paid, in whole or in part, to Stone or any of Stone's subsidiaries in excess of those permitted under the terms of this Agreement as in effect on the First Restatement Date, shall be effective except pursuant to an agreement or agreements in writing entered into by SSCC, JSCE, the Borrower and the Supermajority Lenders.

        (e)  Notwithstanding the provisions of Section 7.06(a), pursuant to the Liability Management Transactions, (i) SNC and JSC Newco may issue the SNC Note and JSC Newco Note, respectively, as dividends to the Borrower; (ii) the Borrower may acquire the Class C Voting Preferred Stock of JSC RMMI and JSC AMMI; and (iii) SSCC may acquire the Class B Non-Voting Preferred Stock of JSC RMMI and JSC AMMI.

        (f)    Notwithstanding the provisions of Section 7.06(a), SSCC may (i) exchange its SSCC Series A Preferred Stock for its 7% convertible subordinated exchange debentures due 2012 issued in accordance with Section 7.01(t) at an exchange rate of $25.00 principal amount of such debentures for each share of SSCC Series A Preferred Stock and (ii) convert any shares of its SSCC Series A Preferred Stock into shares of Common Stock at the conversion price of $34.97 per share of Common Stock, subject to customary anti-dilution adjustments.

        (g)  Notwithstanding the provisions of Section 7.06(a), the Borrower may also make Restricted Junior Payments to SSCC in an aggregate amount not to exceed $5,000,000 in any fiscal year to the extent necessary to pay general corporate, legal, administrative and overhead expenses incurred by SSCC in the ordinary course of business, minus any amounts paid by Stone or any of its subsidiaries in such fiscal year for such purpose in accordance with Section 7.06(b)(iv) of the Stone Credit Agreement.

        (h)  Notwithstanding the provisions of Section 7.06(a), the Borrower may refinance any Indebtedness consisting of senior subordinated notes issued pursuant to Section 7.01(v) to the extent permitted by, and in accordance with the provisions of, Section 7.01(v).

        SECTION 7.07.    Transactions with Stockholders and Affiliates.    Except to the extent specifically permitted by the terms of this Agreement, directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity securities of such Person or with any Affiliate of such Person or of any such holder, on terms that are less favorable to such Person than those that could be obtained at the time from Persons that are not such a holder or Affiliate, provided that the foregoing restriction shall not apply to (a) any transaction between or among the Loan Parties or, on or after the Stone Transaction Date, any transaction between or among Foreign Subsidiaries, (b) customary fees paid to members of the Board of Directors of such Person and its Subsidiaries, (c) customary compensation (including salaries and bonuses) paid to officers and employees of such Person, (d) any payments made pursuant to the Tax Sharing Agreement so long as the amounts payable thereunder by the Borrower and its Subsidiaries shall not exceed the amount that the Borrower and its Subsidiaries would be required to pay in respect of Federal, state and local taxes were they to pay such taxes as stand-alone taxpayers, (e) management and financial services provided by the Borrower to its Subsidiaries and other entities in which the Borrower has Investments to the extent that such services are provided by the Borrower in the ordinary course of its business and senior management of the Borrower has determined that the providing of such services is in the best interests of the Borrower, (f) the transactions contemplated by the Receivables Program Documents, (g) the Restatement Date Transactions (as defined in the Original Credit Agreement), (h) the issuance of the Indebtedness permitted under Sections 7.01(r) and (s) and payments in respect thereof and the granting of any Liens permitted under Section 7.02(a)(viii), (i) the contribution by SSCC of approximately twenty-five million (25,000,000) shares of the common stock of SSCC to Stone in connection with the acquisition of St. Laurent Paperboard, Inc., a Canadian federal corporation, (j) the issuance of the SSCC Series A Preferred Stock, (k) the Stone Transaction, (l) on or after the Stone Transaction Date, the MBI Transaction (as defined in the Stone Credit Agreement) and (m) any transaction or series of transactions between or among the Borrower and any of its Subsidiaries on a basis that is not systematically disadvantageous to the Borrower or any other Loan Party.

        SECTION 7.08.    Business.    (a) Engage at any time in any business or business activity other than the business conducted by it and its Subsidiaries on the Third Restatement Date and business activities reasonably related thereto. Without limiting the foregoing, neither SSCC nor JSCE shall engage in any business or conduct any activity other than holding, directly or indirectly, the capital stock of its Subsidiaries, and activities reasonably related thereto.

        (b)  In the case of JSC International, engage in any business or business activity, have any liabilities or hold any assets except that JSC International may (i) maintain a bank account with a banking institution reasonably acceptable to the Administrative Agent, (ii) engage in activities consistent with its being a "Foreign Sales Corporation" as such term is defined in Section 922 of the Code, and the regulations promulgated thereunder and (iii) receive advances from the Borrower equal to the gross export revenues of the Borrower.

        SECTION 7.09.    Limitations on Debt Prepayments.    (a) Optionally prepay, repurchase or redeem or otherwise defease or segregate funds (collectively, "repay") with respect to any Indebtedness for borrowed money (other than Indebtedness under the Loan Documents) of SSCC, JSCE, the Borrower or any of their respective Subsidiaries; provided, however, that SSCC, JSCE, the Borrower and any of their respective Subsidiaries shall be permitted (i) on or after the Stone Transaction Date, to make any payment permitted or required pursuant to the Stone Credit Agreement or any Loan Document (as defined in the Stone Credit Agreement), (ii) to repay up to $400,000,000 in aggregate principal amount (including any accrued and unpaid interest and any premium thereon) of any Indebtedness, provided, further, that at the time of any such repurchase permitted by clause (ii) above, the aggregate outstanding amount of the Term Loans is less than or equal to $450,000,000, (iii) so long as no Default or Event of Default shall have occurred and be continuing, to repay intercompany Indebtedness permitted pursuant to Section 7.01, any Capital Lease Obligations, any unsubordinated Indebtedness permitted pursuant to Section 7.01(m), any Indebtedness incurred pursuant to Section 7.01(u) in respect of the MBI Transaction (as defined in the Stone Credit Agreement), (iv) to refinance or replace any Indebtedness as otherwise permitted hereunder or, on or after the Stone Transaction Date, under the Stone Credit Agreement and (v) to repay all or a portion of the 1993 Senior Notes pursuant to the 1993 Senior Notes Tender Offer, in the open market or otherwise.

        (b)  Except as expressly contemplated by the 1993 Senior Notes Tender Offer, permit any amendment, waiver or modification to the terms of the Senior Note Indentures or the Senior Notes or any agreement of the Borrower entered into in connection with the foregoing if the effect of such amendment or modification is to impose additional or increased scheduled or mandatory repayment, retirement, repurchase or redemption obligations in respect of such Indebtedness or to require any scheduled or mandatory payment to be made in respect of such Indebtedness prior to the date that such payment would otherwise be due.

        SECTION 7.10.    Amendment of Certain Documents.    (a) Except as expressly contemplated by the 1993 Senior Notes Tender Offer and as permitted under Section 7.01(t), amend, modify, cancel or grant any waiver with respect to any indenture, note or any other instrument evidencing Indebtedness for money borrowed or preferred or preference stock or pursuant to which any Indebtedness for money borrowed or such stock was issued in an aggregate principal amount, or liquidation preference, as the case may be, of $100,000,000 or more, or issue any securities in exchange for any such Indebtedness for money borrowed or any preferred or preference stock; provided, however, that such Person may amend, modify or grant a waiver with respect to any such indenture, note or other instrument if such amendment, modification or waiver does not have the effect of (i) increasing the amounts due in respect of any such indenture, note or other instrument or any interest rate thereunder unless any such increase would be permitted under Section 7.01, (ii) subjecting any property of such Person or any property of any Subsidiary of such Person to any Lien (other than Liens permitted under Section 7.02) to which it was not so subject immediately prior to any such amendment, modification or waiver, (iii) shortening the maturity or weighted average life of any such Indebtedness for borrowed money or (iv) creating or changing any covenant or similar restriction or event of default if such covenant or similar restriction becomes materially more restrictive to such Person, when taken as a whole, as a result of such amendment, modification, cancelation, grant or issuance.

        (b)  Cause or suffer to exist any amendment or modification to or supplement of the certificate of incorporation or by-laws of such Person, or the Tax Sharing Agreement or the Asset Purchase Agreement, without the prior written consent of the Required Lenders, unless such amendment, modification or supplement is not materially adverse to the interests of the Lenders hereunder or under the other Loan Documents.

        (c)  Permit, cause or suffer to exist any direct or indirect amendment, restatement, supplement, waiver or other modification to any of the Receivables Program Documents unless such amendment, restatement, supplement, waiver or modification is not materially adverse, when taken as a whole, to the interests of the Lenders under the Loan Documents, provided that (i) the Borrower may amend, refinance or replace such Receivables Program so long as the new Receivables Program Documents are not materially more restrictive, taken as a whole, on the Borrower, any Subsidiary or JSF than the Receivables Program Documents being refinanced or replaced (it being agreed that any such change may extend the maturity to a date prior to the Tranche B Maturity Date), (ii) such new Receivables Program shall continue to be non-recourse to the Borrower and its Subsidiaries and (iii) any Liens on the assets of the Borrower and its Subsidiaries pursuant to the new Receivables Program are limited to the accounts receivable and any returned inventory and cash and intangible assets related to such accounts.

        SECTION 7.11.    Limitation on Dispositions of Subsidiary Stock.    (a) Directly or indirectly sell, assign, pledge or otherwise encumber or dispose of, or permit any of its Subsidiaries to issue to any other Person (other than, in the case of a Loan Party, to any other Loan Party, and in the case of a Subsidiary that is not a Loan Party, to the Borrower or to any wholly owned Subsidiary of the Borrower), any shares of capital stock or other equity securities of (or warrants, rights or options to acquire shares or other equity securities of) any of its Subsidiaries, except (i) pledges pursuant to any Loan Document or, on or after the Stone Transaction Date, any Loan Document (as defined in the Stone Credit Agreement), (ii) to qualify directors if and to the extent required by applicable law, and (iii) the issuance by the Borrower to JSCE of the Borrower Preferred Stock and the issuance by JSCE to SSCC of the JSCE Preferred Stock; provided that nothing in this Section 7.11 shall prohibit any disposition permitted by Sections 7.05 and 7.16 if such sale is structured as the sale of stock or other equity interests.

        (b)  Notwithstanding paragraph (a) above, pursuant to the Liability Management Transactions, (i) JSCE may acquire JSC RMMI and JSC AMMI as Subsidiaries, provided that JSCE shall pledge its Class A Common Stock in such Subsidiaries to the Collateral Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement, but such Subsidiaries shall not be deemed to be Material Subsidiaries or required to comply with Section 6.10; (ii) SSCC may acquire JSC RMMI and JSC AMMI as Subsidiaries, provided that SSCC shall pledge its Class B Non-Voting Preferred Stock in such Subsidiaries to the Collateral Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement; and (iii) JSCE may acquire the Class C Voting Preferred Stock of JSC RMMI and JSC AMMI and may sell such stock to any other Person for cash at fair value.

        SECTION 7.12.    Restrictions on Ability of Subsidiaries to Pay Dividends.    Permit their respective Subsidiaries to, directly or indirectly, voluntarily create or otherwise voluntarily cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of such Person to (a) pay dividends or make any other distributions on its capital stock or any other interest or (b) make or repay loans or advances to such Person except, in each case, for encumbrances or restrictions under this Agreement and the other Loan Documents, the Stone Credit Agreement and the Loan Documents (as defined in the Stone Credit Agreement), the Senior Note Indentures, with respect to JSF, the Receivables Program Documents, and on or after the Stone Transaction Date, any encumbrance or restriction permitted under Section 7.12 of the Stone Credit Agreement as in effect on the Third Restatement Date.

        SECTION 7.13.    Capital Expenditures.    (a) Prior to the Stone Transaction Date, incur Consolidated Capital Expenditures in any fiscal year in an aggregate amount in excess of $200,000,000; provided, however, that such amount in respect of any fiscal year shall be increased by the sum of (i) an amount equal to the Borrower's Portion of Excess Cash Flow and (ii) the amount (if greater than zero) equal to (x) $200,000,000 minus (y) the amount of Consolidated Capital Expenditures actually made in the immediately preceding fiscal year; provided, however, that amounts so available under this sentence in any fiscal year or years that are not so expended, up to a maximum of $75,000,000 on a cumulative basis, shall be available for any subsequent fiscal year and the amount of Consolidated Capital Expenditures made in any fiscal year shall first be applied against the $200,000,000 amount permitted for such year and thereafter applied to the amount available from prior years.

        (b)  After the Stone Transaction Date, incur Consolidated Capital Expenditures in any fiscal year in an aggregate amount in excess of $400,000,000; provided, however, that such amount in respect of any fiscal year shall be increased by the sum of (i) an amount equal to the Borrower's Portion of Excess Cash Flow and (ii) the amount (if greater than zero) equal to (x) $400,000,000 minus (y) the amount of Consolidated Capital Expenditures actually made in the immediately preceding fiscal year; provided, however, that amounts so available under this sentence in any fiscal year or years that are not so expended, up to a maximum of $100,000,000 on a cumulative basis, shall be available for any subsequent fiscal year and the amount of Consolidated Capital Expenditures made in any fiscal year shall first be applied against the $400,000,000 amount permitted for such year and thereafter applied to the amount available from prior years.

        (c)  Notwithstanding the foregoing limitations on Consolidated Capital Expenditures, (i) the Borrower may consummate the Acquisition and (ii) on or after the Stone Transaction Date, the Borrower and its Subsidiaries may make Cluster Expenditures.

        SECTION 7.14.    Consolidated EBITDA.    (a) Prior to the Stone Transaction Date, permit Consolidated EBITDA for any four fiscal quarter period ending on a date set forth below to be less than the amount opposite such date:

Date	Amount
June 30, 2002	$275,000,000
September 30, 2002	$275,000,000
December 31, 2002	$275,000,000
March 31, 2003	$275,000,000
June 30, 2003	$275,000,000
September 30, 2003	$300,000,000
December 31, 2003	$300,000,000
March 31, 2004	$300,000,000
June 30, 2004	$300,000,000
September 30, 2004	$300,000,000
December 31, 2004	$300,000,000
March 31, 2005 and thereafter	$350,000,000

        (b)  Following the Stone Transaction Date, permit Consolidated EBITDA for any four fiscal quarter period ending on a date set forth below to be less than the amount opposite such date:

Date	Amount
June 30, 2002	$725,000,000
September 30, 2002	$725,000,000
December 31, 2002	$725,000,000
March 31, 2003	$750,000,000
June 30, 2003	$750,000,000
September 30, 2003	$775,000,000
December 31, 2003	$775,000,000
March 31, 2004	$800,000,000
June 30, 2004	$800,000,000
September 30, 2004 and thereafter	$850,000,000

provided, however, that for purposes of determining compliance with this paragraph (b), the minimum amount of Consolidated EBITDA shall be decreased by $15,000,000 for all periods set forth above occurring after the consummation of the MBI Transaction (as defined in the Stone Credit Agreement).

        SECTION 7.15.    Interest Coverage Ratio.    Prior to the Stone Transaction Date, permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense for any four fiscal quarter period ending on a date set forth below to be less than the ratio set forth opposite such date:

Date	Ratio
June 30, 2002	2.00 to 1.00
September 30, 2002	2.00 to 1.00
December 31, 2002	2.00 to 1.00
March 31, 2003	2.00 to 1.00
June 30, 2003	2.00 to 1.00
September 30, 2003	2.25 to 1.00
December 31, 2003	2.25 to 1.00
March 31, 2004	2.25 to 1.00
June 30, 2004	2.25 to 1.00
September 30, 2004	2.25 to 1.00
December 31, 2004	2.25 to 1.00
March 31, 2005 and thereafter	2.50 to 1.00

        (b)  Following the Stone Transaction Date, permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense for any four fiscal quarter period ending on a date set forth below to be less than the ratio set forth opposite such date:

Date	Ratio
June 30, 2002	1.50 to 1.00
September 30, 2002	1.50 to 1.00
December 31, 2002	1.50 to 1.00
March 31, 2003	1.50 to 1.00
June 30, 2003	1.50 to 1.00
September 30, 2003	1.50 to 1.00
December 31, 2003	1.50 to 1.00
March 31, 2004 and thereafter	1.75 to 1.00

        SECTION 7.16.    Disposition of Collateral and other Assets.    (a) Except for the sale of Program Receivables as permitted by Section 7.10(c) and by the Receivables Program Documents and any disposition permitted by paragraph (b) below, sell, lease, assign, transfer or otherwise dispose of any asset or assets, in a single transaction or a series of related transactions having a fair market value in excess of $10,000,000, unless (i) fair market value is received for such asset (such fair market value to be determined by the Board of Directors of the Borrower or any applicable Subsidiary of the Borrower in the exercise of its reasonable judgment in the case of any asset or assets with a fair market value in excess of $50,000,000), (ii) if the fair market value of such asset or assets is in excess of $25,000,000, at least 75% of the consideration received by the Borrower and its Subsidiaries for such asset or assets shall be in cash, cash equivalents and readily marketable securities and (iii) any non-cash consideration shall consist of debt obligations of the purchaser, provided that the foregoing shall not restrict either the Borrower or any of its Subsidiaries from receiving debt obligations of the purchaser in an aggregate principal amount not in excess of $50,000,000 in connection with any single transaction or series of related transactions.

        (b)  Notwithstanding anything to the contrary in this Agreement, the Borrower shall not transfer any of its assets to any of its Subsidiaries and none of the Subsidiaries of the Borrower shall transfer any of its assets to any other Subsidiary of the Borrower unless (i) in the case of any asset or assets constituting Collateral, such asset or assets is transferred to a Loan Party and the Collateral Agent is satisfied that the Liens created under the Security Documents on such asset or assets shall continue in full force and effect, or (ii) in the case of any asset or assets not constituting Collateral, such transfer is permitted as an Investment under Section 7.04

        SECTION 7.17.    Fiscal Year.    Cause its fiscal year to end on a date other than December 31.

ARTICLE VIII

Events of Default

        In case of the happening of any of the following events ("Events of Default"):

          (a)  any representation or warranty made or deemed made in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

          (b)  default shall be made in the payment of any principal of any Loan or Swingline Loan or LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

          (c)  default shall be made in the payment of any interest on any Loan or Swingline Loan or any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

          (d)  default shall be made in the due observance or performance by SSCC, JSCE or the Borrower of any covenant, condition or agreement contained in Section 6.01, 6.05(a), 6.08 or in Article VII;

          (e)  default shall be made in the due observance or performance by any Loan Party or any of their respective Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those defaults specified in paragraph (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to the Borrower;

          (f)    any Loan Party or any of their respective Subsidiaries shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of (x) prior to the Stone Transaction Date, $10,000,000, or (y) on or after the Stone Transaction Date, $20,000,000, when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness (after giving effect to any applicable grace period), if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity;

          (g)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of SSCC, JSCE or the Borrower or any of their respective Material Subsidiaries, or of a substantial part of the property or assets of SSCC, JSCE or the Borrower or any such Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for SSCC, JSCE or the Borrower or any such Material Subsidiary or for a substantial part of the property or assets of SSCC, JSCE or the Borrower or any such Material Subsidiary or (iii) the winding-up or liquidation of SSCC, JSCE or the Borrower or any such Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (h)  SSCC, JSCE or the Borrower or any of their respective Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for SSCC, JSCE or the Borrower or any such Material Subsidiary or for a substantial part of the property or assets of SSCC, JSCE or the Borrower or any such Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

          (i)    one or more judgments for the payment of money in an aggregate amount in excess of (i) prior to the Stone Transaction Date, $10,000,000, or (ii) on or after the Stone Transaction Date, $20,000,000, in any one case or (x) prior to the Stone Transaction Date, $15,000,000, or (y) on or after the Stone Transaction Date, $25,000,000, in the aggregate in all such cases (in each case to the extent not adequately covered by insurance as to which the insurance company has acknowledged coverage pursuant to a writing reasonably satisfactory to the Collateral Agent) shall be rendered against SSCC, JSCE or the Borrower or any of their respective Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, vacated, discharged or satisfied or any action shall be legally taken by a judgment creditor to levy upon assets or properties of SSCC, JSCE or the Borrower or any Subsidiary to enforce any such judgment;

          (j)    a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(l) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of SSCC, JSCE or the Borrower or any of their respective Subsidiaries to the PBGC or to a Plan in an aggregate amount exceeding $25,000,000 and, within 30 days after the reporting of any such Reportable Event to the Administrative Agent pursuant to Section 6.06(b)(i) or after the receipt by the Administrative Agent of the statement required pursuant to Section 6.06(b)(iii), the Administrative Agent shall have notified the Borrower in writing that (i) the Required Lenders have reasonably determined that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of a lien in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans;

          (k)  (i) SSCC, JSCE or the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) SSCC, JSCE or the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $25,000,000;

          (l)    SSCC, JSCE or the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $25,000,000;

          (m)  there shall have occurred a Change in Control;

          (n)  any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by SSCC, JSCE or the Borrower or any Guarantor not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in Collateral with a fair market value or book value (whichever is greater) in excess, individually or in the aggregate, of $75,000,000, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Pledge Agreement or otherwise take any action within its control (including the filing of Uniform Commercial Code continuation statements);

          (o)  any Loan Document shall not be for any reason, or shall be asserted by the Loan Party or any Guarantor party thereto (except as otherwise expressly provided in this Agreement or such Loan Document) not to be, in full force and effect and enforceable in all material respects in accordance with its terms;

          (p)  the Obligations and the Guarantees thereof pursuant to the Guarantee Agreement shall cease to constitute, or shall be asserted by any Loan Party (except as otherwise expressly provided in this Agreement or such Loan Document) not to constitute, senior indebtedness under the subordination provisions of any Subordinated Indebtedness, or any such subordination provisions shall be invalidated or otherwise cease to be a legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms; or

          (q)  there shall be present on, at, or under any of the Mortgaged Properties any Hazardous Materials that could reasonably be expected to result in any liability or obligation under any Environmental Laws, including costs of remediation, fines, penalties, natural resource damages or other damages, in an aggregate amount in excess of $50,000,000;

then, and in every such event (other than an event with respect to the Borrower or any Guarantor described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may and, at the request of the Required Lenders, shall, by notice to the Borrower, take any of or all the following actions, at the same or different times: (i) terminate forthwith the Commitments, the LC Commitment and any Incremental LC Commitment, (ii) declare the Loans and the Swingline Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and the Swingline Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by SSCC, JSCE and the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) exercise any remedies available under any Loan Document or otherwise; and in any event with respect to the Borrower or a Guarantor described in paragraph (g) or (h) above, the Commitments, the LC Commitment and the Incremental LC Commitment shall automatically terminate and the principal of the Loans and the Swingline Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by SSCC, JSCE and the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE IX

The Administrative Agent, the Collateral Agent,
the Senior Managing Agents and the Fronting Bank

        In order to expedite the transactions contemplated by this Agreement, (a) JPMCB is hereby appointed to act as Administrative Agent and Collateral Agent for the Fronting Bank, the Swingline Lender and the Lenders and (b) DB and JPMCB are hereby appointed to act as Senior Managing Agents on behalf of the Managing Agents and the Lenders (the Administrative Agent, the Collateral Agent, the Senior Managing Agents and the Managing Agents for purposes of this Article are collectively referred to as the "Agents"). Each of the Lenders, the Fronting Bank and the Swingline Lender hereby irrevocably authorizes each Agent to take such actions on their behalf and to exercise such powers as are specifically delegated to such Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, the Fronting Bank and the Swingline Lender, without hereby limiting any implied authority, (a) to receive all Loan Documents on the Closing Date, the Second Restatement Date and the Third Restatement Date, (b) to receive on behalf of the Lenders, the Fronting Bank and the Swingline Lender all payments of principal of and interest on the Loans and the Swingline Loans, all payments in respect of LC Disbursements and all other amounts due to the Lenders, the Fronting Bank and the Swingline Lender hereunder, and promptly to distribute to each Lender, the Fronting Bank and the Swingline Lender its proper share of each payment so received, (c) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder and (d) to distribute to each Lender, the Fronting Bank and the Swingline Lender copies of all notices, financial statements and other materials delivered by the Loan Parties pursuant to this Agreement as received by the Administrative Agent (including notices of an occurrence of any Event of Default). The Administrative Agent and the Collateral Agent are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the Program Receivables and the rights of the Secured Parties with respect thereto, in each case as contemplated by and in accordance with the terms and provisions of this Agreement and the Security Documents.

        None of the Agents or the Fronting Bank or any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its, his or her own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Loan Parties or any Guarantor of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders or the Fronting Bank or the Swingline Lender for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, any other Loan Document or any other instruments or agreements. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders (and the Fronting Bank, with respect to Letters of Credit) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders, the Fronting Bank and the Swingline Lender. The Administrative Agent and the Collateral Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by them in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. None of the

Agents or the Fronting Bank or any of their respective directors, officers, employees or agents shall have any responsibility to the Loan Parties on account of the failure of or delay in performance or breach by any Lender (or, in the case of the Agents, by the Fronting Bank or the Swingline Lender) of any of its obligations hereunder or to any Lender (or, in the case of the Agents, the Fronting Bank or the Swingline Lender) on account of the failure of or delay in performance or breach by any other Lender (or, in the case of the Agents, the Fronting Bank or the Swingline Lender) or the Loan Parties or any Guarantor of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent and the Fronting Bank may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by any of them with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by any of them in accordance with the advice of such counsel.

        The Lenders, the Fronting Bank and the Swingline Lender hereby acknowledge that none of the Agents or the Fronting Bank shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

        Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders, the Fronting Bank, the Swingline Lender and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a Lender as the successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Fronting Bank, appoint a successor Agent, which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After any Agent's resignation hereunder, the provisions of this Article and Section 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

        With respect to the Loans made by it hereunder, each Agent and the Fronting Bank, in its individual capacity and not as Agent or Fronting Bank, as the case may be, shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent or the Fronting Bank, as the case may be, and each Agent and its Affiliates and the Fronting Bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any of their respective Subsidiaries or other Affiliates as if it were not an Agent or the Fronting Bank, as the case may be.

        Each Lender agrees (a) to reimburse each Agent and the Fronting Bank, on demand, in the amount of such Lender's pro rata share (based on the aggregate amount of its outstanding Term Loans, Revolving Loans and Commitments hereunder) of any expenses incurred for the benefit of the Lenders by such Agent or the Fronting Bank, including fees, disbursements and other charges of counsel and compensation of agents paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Loan Parties and (b) to indemnify and hold harmless each Agent and the Fronting Bank and any of their respective directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as an Agent or the Fronting Bank, as the case may be, or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Loan

Parties, provided that (i) no Lender shall be liable to any Agent or the Fronting Bank for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of such Agent or the Fronting Bank, as the case may be, or any of their respective directors, officers, employees or agents and (ii) each Lender that does not have a Revolving Credit Commitment (other than through the termination thereof) shall be under no obligation to reimburse or indemnify the Fronting Bank under clauses (a) and (b) above.

        Each Lender acknowledges that it has, independently and without reliance upon the Agents, any other Lender, the Fronting Bank or the Swingline Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, any other Lender, the Fronting Bank or the Swingline Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

        None of the Managing Agents shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders in such capacity. Without limiting the foregoing, none of the Managing Agents shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, upon any of the Managing Agents in deciding to enter into this Agreement or in taking or not taking action hereunder or under any other Loan Document.

ARTICLE X

Miscellaneous

        SECTION 10.01.    Notices.    Except as otherwise expressly permitted herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:

          (a)  If to SSCC, JSCE or the Borrower, to it in care of Jefferson Smurfit Corporation (U.S.), Jefferson Smurfit Centre, 8182 Maryland Avenue, St. Louis, MO 63105, Attention of Treasurer (Telecopy No. (314) 746-1281);

          (b)  If to DB, as Senior Managing Agent, to it at 233 South Wacker Drive (84th Floor), Chicago, IL 60606, Attention of Loretta Summers and Albert Chung (Telecopy No. (312) 993-8218);

          (c)  If to JPMCB, as Administrative Agent, Collateral Agent, Swingline Lender or Senior Managing Agent, to it at 270 Park Avenue, New York, NY 10017, Attention of Peter S. Predun (Telecopy No. (212) 270-4724); with a copy to JPMorgan Chase Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Janet Belden (Telecopy No. (212) 552-5658);

          (d)  If to the Fronting Bank, at its address (or telecopy number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto; and

          (e)  If to a Lender, at its address (or telecopy number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01. The Administrative Agent shall deliver to the Borrower a copy of each Administrative Questionnaire received by it.

        SECTION 10.02.    Survival of Agreement.    All covenants, agreements, representations and warranties made by any Loan Party herein and by the Loan Parties and the Guarantors in the certificates or other instruments prepared or delivered in connection with or pursuant to the Original Credit Agreement, the Existing Credit Agreement, this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders, the Fronting Bank and the Swingline Lender and shall survive the making by the Lenders of the Loans, the making by the Swingline Lender of the Swingline Loans and the issuance of Letters of Credit by the Fronting Bank, regardless of any investigation made by the Lenders, the Fronting Bank or the Swingline Lender or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or Swingline Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments, the LC Commitment and any Incremental LC Commitment have not been terminated.

        SECTION 10.03.    Binding Effect.    This Agreement shall become effective when it shall have been executed by the Administrative Agent, when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of SSCC, JSCE, the Borrower and the Required Lenders, and when all of the conditions precedent set forth in Section 5.02 have been satisfied or waived in writing by the Required Lenders, and thereafter shall be binding upon and inure to the benefit of SSCC, JSCE and the Borrower, the Administrative Agent, the Senior Managing Agents, the Fronting Bank, the Swingline Lender and each Managing Agent and Lender and their respective successors and assigns, except that none of SSCC, JSCE or the Borrower shall have the right to assign its rights hereunder or any interest herein without the prior consent of all the Lenders (and any attempted assignment by any such Person shall be void).

        SECTION 10.04.    Successors and Assigns.    (a) Subject to Section 10.03, whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of SSCC, JSCE and the Borrower, the Senior Managing Agents, the Administrative Agent, the Fronting Bank, the Swingline Lender, the Managing Agents or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

        (b)  Each Lender may assign to one or more assignees (treating any fund that invests in bank loans and any other fund that invests in bank loans, each of which are managed by the same investment advisor or by an Affiliate of such investment advisor (an "Approved Fund") as a single assignee), including an Affiliate thereof, all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender, a Lender Affiliate or an Approved Fund, each of the Administrative Agent and the Borrower (and, in the case of an assignment of a Lender's Revolving Credit Commitment, the Swingline Lender and the Fronting Bank) must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), provided that the consent of the Borrower shall not be required if a Default or an Event of Default under paragraph (b), (c), (g) or (h) of Article VIII has occurred and is continuing on the date of the Assignment and Acceptance, (ii) except in the case of an assignment to a Lender, a Lender Affiliate or an Approved Fund, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or an amount equal to the remaining balance of such Lender's Commitment), (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and a

processing and recordation fee of $3,500 and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, shall have the rights and obligations of a Lender under this Agreement and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 10.05, as well as to any Fees accrued for its account and not yet paid).

        (c)  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and LC Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof that have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Loan Parties or the performance or observance by the Loan Parties of any of their obligations under this Agreement or under any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of any amendments or consents entered into prior to the date of such Assignment and Acceptance and copies of the most recent financial statements delivered pursuant to Section 6.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent, the Senior Managing Agents, the Managing Agents and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, the Senior Managing Agent, the Managing Agents and the Collateral Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

        (d)  The Administrative Agent, acting for this purpose as agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments and LC Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and SSCC, JSCE and the Borrower, the Administrative Agent, the Fronting Bank, the Swingline Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by SSCC, JSCE, the Borrower, the Fronting Bank, the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

        (e)  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, together with an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and the written consent (to the extent required under paragraph (b) above), of the Administrative Agent, the Borrower and/or the Swingline Lender and the Fronting Bank to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

        (f)    Each Lender may, without the consent of SSCC, JSCE, the Borrower, the Administrative Agent, the Fronting Bank or the Swingline Lender, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16, 2.20 and 10.05 to the same extent as if they were Lenders, provided that, except as expressly provided in Section 2.20(a), the Borrower shall not be required to reimburse the participating lenders or other entities pursuant to Section 2.14, 2.16, 2.20 or 10.05 in an amount in excess of the amount that would have been payable thereunder to such Lender had such Lender not sold such participation, and (iv) SSCC, JSCE, the Borrower, the Administrative Agent, the Senior Managing Agents, the Managing Agents, the Fronting Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Loan Parties under the Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement (provided that the participating bank or other entity may be provided with the right to approve amendments, modifications or waivers affecting it with respect to (w) any decrease in the Fees payable hereunder with respect to Loans in which the participating bank or other entity has purchased a participation, (x) any change in the amount of principal of, or decrease in the rate at which interest is payable on, the Loans in which the participating bank or other entity has purchased a participation, (y) any extension of the final scheduled maturity of any Loan in which the participating bank or other entity has purchased a participation or (z) any release of all or substantially all of the Collateral).

        (g)  Notwithstanding the limitations set forth in paragraph (b) above, (i) any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank without the prior written consent of the Borrower, the Administrative Agent, the Fronting Bank or the Swingline Lender, (ii) any Lender which is a fund may pledge all or any portion of its rights under this Agreement to its trustee or other creditor in support of its obligations to its trustee or other creditor without the prior written consent of the Borrower, the Fronting Banks or the Swingline Lender and (iii) any Lender may at any time assign or pledge all or any portion of its rights under this Agreement to direct or indirect contractual counterparties in swap agreements related to the Loans, provided that no such assignment pursuant to clause (i), (ii) or (iii) shall release a Lender from any of its obligations hereunder or substitute any such Bank or trustee for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank or trustee, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Borrower by the assigning Lender hereunder.

        (h)  Except as provided in Section 3.10 and Section 2.22, respectively, neither the Fronting Bank nor the Swingline Lender may assign or delegate any of its respective rights and duties hereunder without the prior written consent of the Borrower and the Senior Managing Agents.

        SECTION 10.05.    Expenses; Indemnity.    (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Senior Managing Agents, the

Managing Agents, the Fronting Bank, the Swingline Lender and the Collateral Agent in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Administrative Agent, the Senior Managing Agents, the Managing Agents, the Fronting Bank, the Swingline Lender, the Collateral Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, disbursements and other charges of Cravath, Swaine & Moore, counsel for the Administrative Agent, the Collateral Agent and the Senior Managing Agents, and, in connection with any such enforcement or protection, the reasonable fees, disbursements and other charges of any other counsel (including allocated costs of internal counsel) for the Administrative Agent, the Senior Managing Agents, the Managing Agents, the Fronting Bank, the Swingline Lender, the Collateral Agent or any Lender. The Borrower further agrees to indemnify the Administrative Agent, the Senior Managing Agents, the Managing Agents, the Fronting Bank, the Swingline Lender, the Collateral Agent and the Lenders from, and hold them harmless against, any documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents.

        (b)  The Borrower agrees to indemnify the Administrative Agent, the Senior Managing Agents, the Managing Agents, the Collateral Agent, the Fronting Bank, the Swingline Lender and each Lender and each of their respective directors, officers, employees, trustees, advisors and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, disbursements and other charges, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, any Transaction Document (as defined in the Original Credit Agreement) or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, the Restatement Date Transactions (as defined in the Original Credit Agreement) and the Second Restatement Date Transactions (as defined in the Existing Credit Agreement) and the other transactions contemplated hereby or thereby, (ii) the use of the Letters of Credit or the proceeds of the Loans and the Swingline Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or wilful misconduct of such Indemnitee.

        (c)  The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans or the Swingline Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Senior Managing Agents, the Managing Agents, the Fronting Bank, the Collateral Agent, the Swingline Lender or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor.

        SECTION 10.06.    Right of Setoff.    If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized, in addition to any other right or remedy that any Lender may have by operation of law or otherwise, at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to exercise its banker's lien or right of setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.

        SECTION 10.07.    Applicable Law.    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THE MORTGAGES) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES THEREOF.

        SECTION 10.08.    Waivers; Amendment.    (a) No failure or delay on the part of the Administrative Agent, either Senior Managing Agent, the Managing Agents, the Fronting Bank, the Swingline Lender, the Collateral Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuation of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Senior Managing Agents, the Managing Agents, the Fronting Bank, the Swingline Lender, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Loan Parties therefrom shall in any event be effective unless the same shall be permitted by paragraphs (b) or (c) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Loan Parties in any case shall entitle the Loan Parties to any other or further notice or demand in similar or other circumstances.

        (b)  Neither this Agreement or any of the other Loan Documents nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by SSCC, JSCE, the Borrower and the Required Lenders, (ii) in the case of the Guarantee Agreement, pursuant to an agreement or agreements in writing entered into by the Guarantors and the Collateral Agent and consented to by the Required Lenders, (iii) in the case of any of the Security Documents, pursuant to an agreement or agreements in writing entered into by the parties thereto and consented to by the Required Lenders or (iv) in the case of a Letter of Credit, pursuant to an agreement or agreements entered into by the Borrower and the Fronting Bank; provided, however, that no such agreement shall (A) change the principal amount of any Loan, extend the final scheduled maturity of any Loan, extend the scheduled date for payment of interest on any Loan, forgive any such payment or any part thereof or reduce the rate of interest on any Loan, in each case without the prior written consent of each Lender affected thereby, (B) increase the amount or extend the termination date of the Commitment or the LC Commitment or reduce or extend the date for payment of the Fees of any Lender, in each case without the prior written consent of such Lender, (C) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 10.03, the provisions of this Section 10.08(b) or the definition of the term "Required Lenders" without the prior written consent of each Lender, (D) release all or substantially all the Collateral, except as expressly permitted by the Security Documents or this Agreement, without the prior written consent of each Lender, (E) reduce any Tranche A Term Loan Repayment Amount or extend any

Tranche A Term Loan Repayment Date (other than the Tranche A Maturity Date), in each case without the prior written consent of Lenders holding Tranche A Term Loans representing at least 75% of the aggregate outstanding principal amount of the Tranche A Term Loans, (F) reduce any Tranche B Term Loan Repayment Amount or extend any Tranche B Term Loan Repayment Date (other than the Tranche B Maturity Date), in each case without the prior written consent of Lenders holding at least 75% of the aggregate outstanding principal amount of the Tranche B Term Loans, (G) change the allocation of prepayments to be made pursuant to Section 2.12(b) or 2.13(d) or (i) without the prior written consent of (1) Lenders holding more than 50% of the aggregate outstanding principal amount of the Tranche A Term Loans and (2) Lenders holding more than 50% of the aggregate outstanding principal amount of the Tranche B Term Loans, (H) change the application of prepayments of Tranche A Term Loans pursuant to Section 2.12(b) or 2.13(d) or (i) without the prior written consent of Lenders holding Tranche A Term Loans representing more than 50% of the aggregate outstanding principal amount of the Tranche A Term Loans or (I) change the application of prepayments of Tranche B Term Loans pursuant to Section 2.12(b) or 2.13(d) or (i) without the prior written consent of Lenders holding more than 50% of the aggregate outstanding principal amount of the Tranche B Term Loans; and provided, further, that (I) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Fronting Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Fronting Bank or the Swingline Lender, respectively, (II) any agreement described in clause (E), (F), (G), (H) or (I) above that is consented to by the requisite Lenders as provided therein shall be effective as to the matters described in such clauses even if it shall not have been consented to by the Required Lenders and (III) no such agreement shall release any Guarantor from its obligations under the Guarantee Agreement, without the prior written consent of Lenders holding Loans, a share of the used LC Commitments and unused Commitments representing at least 75% of the sum of (x) the aggregate principal amount of the Loans, (y) the LC Exposure and (z) the aggregate unused Commitments.

        SECTION 10.09.    Interest Rate Limitation.    Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or the Swingline Lender, shall exceed the maximum lawful rate (the "Maximum Rate") that may be contracted for, charged, taken, received or reserved by such Lender or the Swingline Lender in accordance with applicable law, the rate of interest payable to such Lender or the Swingline Lender hereunder, together with all Charges payable to such Lender or the Swingline Lender, shall be limited to the Maximum Rate.

        SECTION 10.10.    Entire Agreement.    This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Senior Managing Agents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

        SECTION 10.11.    Waiver of Jury Trial.    Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

        SECTION 10.12.    Severability.    In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

        SECTION 10.13.    Counterparts.    This Agreement may be executed in two or more counterparts or counterpart signature pages, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 10.03.

        SECTION 10.14.    Headings.    Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

        SECTION 10.15.    Confidentiality.    (a) Each Lender agrees not to disclose to any Person the Information (as defined below) in accordance with such Lender's customary procedures for non-disclosure of confidential information of third parties of this nature and in accordance with safe and sound lending practices without the prior written consent of the Borrower, which consent shall not be unreasonably withheld, except that any Lender shall be permitted to disclose Information (i) to its and its Affiliates' officers, directors, employees, agents and representatives (including its auditors and counsel) or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees in writing to be bound by the provisions of this Section 10.15); (ii) to the extent (A) required by applicable laws and regulations or by any subpoena or similar legal process or (B) requested or required by any regulatory authority or The National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to such Lender on a non-confidential basis from a source other than a Loan Party or its Affiliates or (C) was available to such Lender on a non-confidential basis prior to its disclosure to such Lender by a Loan Party or its Affiliates; (iv) to any actual or prospective assignee of, or prospective purchaser of a participation in, the rights of such Lender hereunder, in each case subject to paragraph (c) below; or (v) in connection with any suit, action or proceeding relating to the enforcement of rights hereunder or under any other Loan Document or in connection with the transactions contemplated hereby. As used in this Section 10.15, as to any Lender, the term "Information" shall mean the Confidential Information Memorandum and any other materials, documents and information that SSCC, JSCE or the Borrower, or any of their Affiliates may have furnished or may hereafter furnish to any Lender in connection with this Agreement.

        (b)  Each Lender agrees that it will use the Information only for purposes related to the transactions contemplated hereby and by the other Loan Documents, provided that (i) if the conditions referred to in any of subclauses (A) through (C) of clause (iii) of paragraph (a) above are met, such Lender may otherwise use the Information and (ii) if such Lender or any of its Affiliates is otherwise a creditor of a Loan Party, such Lender or any such Affiliate may use the Information in connection with its other credits to such Loan Party.

        (c)  Each Lender agrees that it will not disclose any of the Information to any actual or prospective assignee of such Lender or participant in any rights of such Lender under this Agreement unless such actual or prospective assignee or participant first executes and delivers to such Lender or the Borrower a confidentiality letter containing substantially the undertakings set forth in this Section 10.15.

        SECTION 10.16.    Jurisdiction; Consent to Service of Process.    (a) Each of SSCC, JSCE and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Loan Party or its properties in the courts of any jurisdiction.

        (b)  Each of SSCC, JSCE and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        (c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        SECTION 10.17.    Receivables Program.    The Lenders hereby acknowledge and agree that the transfer of Program Receivables by SNC to the Borrower, and the transfer of Program Receivables by the Borrower to JSF pursuant to the Receivables Program, constitute true and valid sales for consideration (or, in the case of Program Receivables contributed by the Borrower to JSF, contributions for consideration), and not a borrowing by the Borrower or SNC from JSF secured by such Program Receivables.

        SECTION 10.18.    Florida Real Property.    The parties hereto hereby acknowledge that the Revolving Loans are secured by real and personal property located both inside and outside the State of Florida and hereby agree that for purposes of calculating intangible taxes due under Section 199.133, Florida Statutes, the first amounts advanced under the Revolving Credit Commitments shall be deemed to be the portion allocable to the Collateral consisting of Real Property located in the State of Florida, and such portion allocable to such Collateral shall also be deemed to be the last to be repaid under the terms hereof. Nothing herein shall limit the Secured Parties' right to recover or realize from the Collateral located in the State of Florida amounts in excess of that allocated to the Revolving Loans or to apply amounts so recovered or realized against the Secured Obligations in such order as the Collateral Agent in its sole discretion shall determine.

        SECTION 10.19.    Effect of Restatement.    This Agreement shall, except as otherwise expressly set forth herein, supersede the Original Credit Agreement and Existing Credit Agreement from and after the Third Restatement Date with respect to the transactions hereunder and with respect to the Loans and Letters of Credit outstanding under the Original Credit Agreement and Existing Credit Agreement as of the Third Restatement Date. The parties hereto acknowledge and agree, however, that (i) this Agreement and all other Loan Documents executed and delivered herewith do not constitute a novation, payment and reborrowing or termination of the Obligations under the Original Credit Agreement and Existing Credit Agreement and the other Loan Documents as in effect prior to the

Third Restatement Date, (ii) such Obligations are in all respects continuing with only the terms being modified as provided in this Agreement and the other Loan Documents, (iii) the liens and security interests in favor of the Collateral Agent for the benefit of the Secured Parties securing payment of such Obligations are in all respects continuing and in full force and effect with respect to all Obligations and (iv) all references in the other Loan Documents to this Agreement shall be deemed to refer without further amendment to this Agreement.

        SECTION 10.20.    Certain Relationships.    Nothing contained in this Agreement and no action taken by the Senior Managing Agents, the Administrative Agent or any Lender pursuant hereto shall be deemed to constitute the Senior Managing Agents, the Administrative Agent or the Lenders a partnership, an association, a joint venture or other entity. Neither the Administrative Agent, any Managing Agent nor any Lender has any fiduciary relationship with or any fiduciary duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent, Managing Agents and the Lenders, on the one hand and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

        SECTION 10.21.    Release of Collateral.    Each Lender hereby directs the Collateral Agent to release any Lien held by it under the Security Documents under the following circumstances:

          (a)  upon final and indefeasible payment in full in cash of the Loans and Obligations (other than unasserted contingent and indemnification obligations which expressly survive termination) and termination of all Commitments and termination hereof, the Collateral Agent is authorized to release all of the Liens created under the Loan Documents;

          (b)  upon any sale or other disposition of Collateral permitted hereunder, the Collateral Agent is authorized to release such Liens that relate solely to the Collateral sold or otherwise disposed; and

          (c)  upon consent by the Required Lenders, the Collateral Agent is authorized to release such Liens on any part of the Collateral which release does not require the consent of all of the Lenders as set forth in Section 10.08;

provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in its opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any of its Subsidiaries in respect of) all interests retained by the Borrower or any of its Subsidiaries.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the date and year first above written.

SMURFIT-STONE CONTAINER CORPORATION,
By	/s/ JEFFREY S. BEYERSDORFER Name: Jeffrey S. Beyersdorfer Title: Vice President and Treasurer
JEFFERSON SMURFIT CORPORATION (U.S.),
By	/s/ JEFFREY S. BEYERSDORFER Name: Jeffrey S. Beyersdorfer Title: Vice President and Treasurer
JSCE, INC.,
By	/s/ JEFFREY S. BEYERSDORFER Name: Jeffrey S. Beyersdorfer Title: Vice President and Treasurer
JPMORGAN CHASE BANK, individually and as Administrative Agent, Collateral Agent and Senior Managing Agent,
By	/s/ MARIAN N. SCHULMAN Name: Marian N. Schulman Title: Vice President
DEUTSCHE BANK TRUST COMPANY AMERICAS, individually and as Fronting Bank and Senior Managing Agent,
By	/s/ MARCO ORLANDO Name: Marco Orlando Title: Director
AIMCO CDO SERIES 2000-A,
By	/s/ JERRY D. ZINKULA Name: Jerry D. Zinkula Title: Authorized Signatory
By	/s/ DAVID WALSH Name: David Walsh Title: Authorized Signatory
AIMCO CLO SERIES 2001-A,
By	/s/ JERRY D. ZINKULA Name: Jerry D. Zinkula Title: Authorized Signatory

By	/s/ DAVID WALSH Name: David Walsh Title: Authorized Signatory
AIM FLOATING RATE FUND, By: INVESCO Senior Secured Management, Inc. As Attorney in fact
By	/s/ JOSEPH ROTONDO Name: Joseph Rotondo Title: Authorized Signatory
ALLSTATE LIFE INSURANCE COMPANY,
By	/s/ JERRY D. ZINKULA Name: Jerry D. Zinkula Title: Authorized Signatory
By	/s/ DAVID WALSH Name: David Walsh Title: Authorized Signatory
AMERICAN EXPRESS CERTIFICATE COMPANY, By: American Express Asset Management Group, Inc. As Collateral Manager
By	/s/ LYNN A. HOPTON Name: Lynn A. Hopton Title: Senior Managing Director
APEX (TRIMARAN) CDO I, LTD.,
By	/s/ DAVID M. MILLISON Name: David M. Millison Title: Managing Director
AVALON CAPITAL LTD., By: INVESCO Senior Secured Management, Inc. As Portfolio Advisor
By	/s/ JOSEPH ROTONDO Name: Joseph Rotondo Title: Authorized Signatory
AVALON CAPITAL LTD. 2, By: INVESCO Senior Secured Management, Inc. As Portfolio Advisor
By	/s/ JOSEPH ROTONDO Name: Joseph Rotondo Title: Authorized Signatory

BANK OF AMERICA, N.A.,
By	/s/ MICHAEL BALOK Name: Michael Balok Title: Managing Director
THE BANK OF NEW YORK,
By	/s/ MARK D. WRIGLEY Name: Mark D. Wrigley Title: Vice President
THE BANK OF NOVA SCOTIA,
By	/s/ N. BELL Name: N. Bell Title: Senior Manager
BANK ONE, N.A.,
By	/s/ WILLIAM J. OLEFERCHIK Name: William J. Oleferchik Title: Director, Capital Markets
BIG SKY SENIOR LOAN FUND, LTD., By: Eaton Vance Management As Investment Advisor
By	/s/ A. JOHN MURPHY Name: A. John Murphy Title: Vice President
CAPTIVA III FINANCE LTD. (ACCT. 275), as advised by Pacific Investment Management Company LLC
By	/s/ DAVID DYER Name: David Dyer Title: Director
CARLYLE HIGH YIELD PARTNERS, L.P.,
By	/s/ LINDA PACE Name: Linda Pace Title: Principal

CARLYLE HIGH YIELD PARTNERS II, LTD.,
By	/s/ LINDA PACE Name: Linda Pace Title: Principal
CARLYLE HIGH YIELD PARTNERS III, LTD.,
By	/s/ LINDA PACE Name: Linda Pace Title: Principal
CARLYLE HIGH YIELD PARTNERS IV, LTD.,
By	/s/ LINDA PACE Name: Linda Pace Title: Principal
SANKATY ADVISORS, LLC AS COLLATERAL MANAGER FOR CASTLE HILL II-INGOTS, LTD., AS TERM LENDER,
By	/s/ TIMOTHY M. BARNS Name: Timothy M. Barns Title: Senior Vice President
CATALINA CDO LTD. (#1287), By: Pacific Investment Management Company LLC, as its Investment Advisor
By	/s/ MOHAN V. PHANSALKAR Name: Mohan V. Phansalkar Title: Executive Vice President
CENTURION CDO II, LTD., By: American Express Asset Management Group, Inc. As Collateral Manager
By	/s/ LYNN A. HOPTON Name: Lynn A. Hopton Title: Senior Managing Director

CENTURION CDO VI LTD., By: American Express Asset Management Group, Inc. As Collateral Manager
By	/s/ LYNN A. HOPTON Name: Lynn A. Hopton Title: Senior Managing Director
CERES II FINANCE LTD., By: INVESCO Senior Secured Management, Inc. As Sub-Managing Agent (Financial)
By	/s/ JOSEPH ROTONDO Name: Joseph Rotondo Title: Authorized Signatory
CHARTER VIEW PORTFOLIO, By: INVESCO Senior Secured Management, Inc. As Investment Advisor
By	/s/ JOSEPH ROTONDO Name: Joseph Rotondo Title: Authorized Signatory
CITIBANK, N.A.,
By	/s/ DAVID L. HARRIS Name: David L. Harris Title: Vice President
COSTANTINUS EATON VANCE CDO V, LTD., By: Eaton Vance Management As Investment Advisor
By	/s/ MICHAEL B. BOTTHOF Name: Michael B. Botthof Title: Vice President

CREDIT INDUSTRIEL ET COMMERCIAL,
By	/s/ SEAN MOUNIER Name: Sean Mounier Title: First Vice President
By	/s/ BRIAN O'LEARY Name: Brian O'Leary Title: Vice President
CREDIT LYONNAIS NEW YORK BRANCH,
By	/s/ MISCHA ZABOTIN Name: Mischa Zabotin Title: Managing Director
DELANO COMPANY (#274), By: Pacific Investment Management Company LLC, as its Investment Advisor
By	/s/ MOHAN V. PHANSALKAR Name: Mohan V. Phansalkar Title: Executive Vice President
DIVERSIFIED CREDIT PORTFOLIO LTD., By: INVESCO Senior Secured Management, Inc. As Investment Adviser
By	/s/ JOSEPH ROTONDO Name: Joseph Rotondo Title: Authorized Signatory

DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES,
By	/s/ MICHAEL L. LAMANES Name: Michael L. LaManes Title: Vice President
By	/s/ CHARLES M. O'SHEA Name: Charles M. O'Shea Title: Director
EASTMAN HILL FUNDING I, LIMITED, By: TCW Asset Management Company, as its Collateral Manager
By	/s/ MARK L. GOLD Name: Mark L. Gold Title: Managing Director
EATON VANCE CDO II, LTD., By: Eaton Vance Management As Investment Advisor
By	/s/ MICHAEL B. BOTTHOF Name: Michael B. Botthof Title: Vice President
EATON VANCE CDO III, LTD., By: Eaton Vance Management As Investment Advisor
By	/s/ MICHAEL B. BOTTHOF Name: Michael B. Botthof Title: Vice President

EATON VANCE CDO IV, LTD., By: Eaton Vance Management As Investment Advisor
By	/s/ MICHAEL B. BOTTHOF Name: Michael B. Botthof Title: Vice President
EATON VANCE INSTITUTIONAL SENIOR LOAN FUND, By: Eaton Vance Management As Investment Advisor
By	/s/ A. JOHN MURPHY Name: A. John Murphy Title: Vice President
EATON VANCE SENIOR INCOME TRUST, By: Eaton Vance Management As Investment Advisor
By	/s/ A. JOHN MURPHY Name: A. John Murphy Title: Vice President
FIRST DOMINION FUNDING I,
By	/s/ JOHN POPP Name: John Popp Title: Authorized Signatory
GALLATIN FUNDING I, LTD., By: Bear Stearns Asset Management Inc. as its Collateral Manager
By	/s/ NIALL D. ROSENZWEIG Name: Niall D. Rosenzweig Title: Associate Director

GENERAL ELECTRIC CAPITAL CORPORATION,
By	/s/ GREGORY HONG Name: Gregory Hong Title: Duly Authorized Signatory
GRAYSON & CO, By: Boston Management and Research As Investment Advisor
By	/s/ A. JOHN MURPHY Name: A. John Murphy Title: Vice President
GRAYSTON CLO 2001-01 LTD., By: Bear Stearns Asset Management Inc. as its Collateral Manager
By	/s/ NIALL D. ROSENZWEIG Name: Niall D. Rosenzweig Title: Associate Director
HAMILTON CDO, LTD., By: Stanfield Capital Partners LLC As its Collateral Manager
By	/s/ CHRISTOPHER A. BONDY Name: Christopher A. Bondy Title: Partner
IDS LIFE INSURANCE COMPANY, By: American Express Asset Management Group, Inc. As Collateral Manager
By	/s/ LYNN A. HOPTON Name: Lynn A. Hopton Title: Senior Managing Director

INDOSUEZ CAPITAL FUNDING IV, L.P., By: RBC Leveraged Capital as Portfolio Advisor
By	/s/ MELISSA MARANO Name: Melissa Marano Title: Director
ING PRIME RATE TRUST, By: ING Investments, LLC as its Investment Manager
By	/s/ JEFFREY A. BAKALAR Name: Jeffrey A. Bakalar Title: Senior Vice President
ING SENIOR INCOME FUND, By: ING Investments, LLC as its Investment Manager
By	/s/ JEFFREY A. BAKALAR Name: Jeffrey A. Bakalar Title: Senior Vice President
STEIN ROE & FARNHAM INCORPORATED, AS AGENT FOR KEYPORT LIFE INSURANCE COMPANY
By	/s/ JAMES R. FELLOWS Name: James R. Fellows Title: Senior Vice President & Portfolio Manager
KZH CRESCENT LLC,
By	/s/ SUSAN LEE Name: Susan Lee Title: Authorized Agent
KZH CRESCENT-2 LLC,
By	/s/ SUSAN LEE Name: Susan Lee Title: Authorized Agent

KZH CRESCENT-3 LLC,
By	/s/ SUSAN LEE Name: Susan Lee Title: Authorized Agent
KZH CYPRESSTRE-1 LLC,
By	/s/ SUSAN LEE Name: Susan Lee Title: Authorized Agent
KZH ING-2 LLC,
By	/s/ SUSAN LEE Name: Susan Lee Title: Authorized Agent
KZH STERLING LLC,
By	/s/ SUSAN LEE Name: Susan Lee Title: Authorized Agent
THE MITSUBISHI TRUST AND BANKING CORPORATION,
By	/s/ YASUSHI ISHIKAWA Name: Yasushi Ishikawa Title: Senior Vice President
MIZUHO CORPORATE BANK LTD.,
By	/s/ NOBUOKI KOIKE Name: Nobuoki Koike Title: Senior Vice President
ML CLO XII PILGRIM AMERICA (CAYMAN) LTD., By: ING Investments, LLC as its Investment Manager
By	/s/ JEFFREY A. BAKALAR Name: Jeffrey A. Bakalar Title: Senior Vice President

ML CLO XV PILGRIM AMERICA (CAYMAN) LTD., By: ING Investments, LLC as its Investment Manager
By	/s/ JEFFREY A. BAKALAR Name: Jeffrey A. Bakalar Title: Senior Vice President
ML CLO XX PILGRIM AMERICA (CAYMAN) LTD., By: ING Investments, LLC as its Investment Manager
By	/s/ JEFFREY A. BAKALAR Name: Jeffrey A. Bakalar Title: Senior Vice President
MOUNTAIN CAPITAL CLO I LTD.,
By	/s/ DARREN P. RILEY Name: Darren P. Riley Title: Director
MOUNTAIN CAPITAL CLO II LTD.,
By	/s/ DARREN P. RILEY Name: Darren P. Riley Title: Director
MUIRFIELD TRADING LLC,
By	/s/ ANN E. MORRIS Name: Ann E. Morris Title: Assistant Vice President
NORDEA BANK FINLAND PLC, NEW YORK BRANCH,
By	/s/ HENRIK M. STEFFENSEN Name: Henrik M. Steffensen Title: First Vice President
By	/s/ JOSEPH A. CICCOLINI Name: Joseph A. Ciccolini Title: Vice President

OAK HILL CREDIT PARTNERS I, LIMITED, By: Oak Hill CLO Management I, LLC as Investment Manager
By	/s/ SCOTT D. KRASE Name: Scott D. Krase Title: Authorized Signatory
OAK HILL CREDIT PARTNERS II, LIMITED, By: Oak Hill CLO Management II, LLC as Investment Manager
By	/s/ SCOTT D. KRASE Name: Scott D. Krase Title: Authorized Signatory
OLYMPIC FUNDING TRUST, SERIES 1999-1,
By	/s/ ANN E. MORRIS Name: Ann E. Morris Title: Authorized Agent
OXFORD STRATEGIC INCOME FUND, By: Eaton Vance Management As Investment Advisor
By	/s/ A. JOHN MURPHY Name: A. John Murphy Title: Vice President
RIVIERA FUNDING LLC,
By	/s/ ANN E. MORRIS Name: Ann E. Morris Title: Assistant Vice President
ROYALTON COMPANY (#280) By: Pacific Investment Management Company LLC, as its Investment Advisor
By	/s/ MOHAN V. PHANSALKAR Name: Mohan V. Phansalkar Title: Executive Vice President
SANKATY HIGH YIELD PARTNERS III, L.P.,
By	/s/ TIMOTHY M. BARNS Name: Timothy M. Barns Title: Senior Vice President

SAWGRASS TRADING LLC,
By	/s/ ANN E. MORRIS Name: Ann E. Morris Title: Assistant Vice President
SENIOR DEBT PORTFOLIO, By: Boston Management and Research as Investment Advisor
By	/s/ A. JOHN MURPHY Name: A. John Murphy Title: Vice President
SEQUILS I, LTD., By: TCW Advisors, Inc. as its Collateral Manager
By	/s/ G. STEVEN KALIN Name: G. Steven Kalin Title: Vice President
By	/s/ MARK L. GOLD Name: Mark L. Gold Title: Managing Director
SEQUILS IV, LTD., By: TCW Advisors, Inc. as its Collateral Manager
By	/s/ G. STEVEN KALIN Name: G. Steven Kalin Title: Vice President
By	/s/ MARK L. GOLD Name: Mark L. Gold Title: Managing Director
SEQUILS-CENTURION V, LTD., By: American Express Asset Management Group, Inc. As Collateral Manager
By	/s/ LYNN A. HOPTON Name: Lynn A. Hopton Title: Senior Managing Director

SEQUILS-CUMBERLAND I, LTD., By: Deerfield Capital management LLC as its Collateral Manager
By	/s/ MARK E. WITTNEBEL Name: Mark E. Wittnebel Title: Senior Vice President
SEQUILS-LIBERTY, LTD., By: INVESCO Senior Secured Management, Inc. As Collateral Manager
By	/s/ JOSEPH ROTONDO Name: Joseph Rotondo Title: Authorized Signatory
SEQUILS-MAGNUM, LTD. (#1280), By: Pacific Investment Management Company LLC, as its Investment Advisor
By	/s/ MOHAN V. PHANSALKAR Name: Mohan V. Phansalkar Title: Executive Vice President
SEQUILS-PILGRIM I, LTD, By: ING Investments, LLC as its Investment Manager
By	/s/ JEFFREY A. BAKALAR Name: Jeffrey A. Bakalar Title: Senior Vice President
SOCIETE GENERALE,
By	/s/ ERIC WORMSER Name: Eric Wormser Title: Managing Director
SRF 2000 LLC,
By	/s/ ANN E. MORRIS Name: Ann E. Morris Title: Assistant Vice President
SRF TRADING, INC.,
By	/s/ ANN E. MORRIS Name: Ann E. Morris Title: Assistant Vice President

STANFIELD ARBITRAGE CDO, LTD., By: Stanfield Capital Partners LLC As its Collateral Manager
By	/s/ CHRISTOPHER A. BONDY Name: Christopher A. Bondy Title: Partner
STANFIELD CLO LTD., By: Stanfield Capital Partners LLC As its Collateral Manager
By	/s/ CHRISTOPHER A. BONDY Name: Christopher A. Bondy Title: Partner
TCW LEVERAGED INCOME TRUST IV, L.P., By: TCW (LINC IV), L.L.C., as General Partner
By:	TCW Asset Management Company, as managing member of the General Partner
By	/s/ MARK L. GOLD Name: Mark L. Gold Title: Managing Director
By	/s/ JONATHAN R. INSULL Name: Jonathan R. Insull Title: Managing Director
TCW SELECT LOAN FUND, LIMITED, By: TCW Advisors, Inc. as its Collateral Manager
By	/s/ G. STEVEN KALIN Name: G. Steven Kalin Title: Vice President
By	/s/ MARK L. GOLD Name: Mark L. Gold Title: Managing Director

UNITED OF OMAHA LIFE INSURANCE COMPANY, By: TCW Asset Management Company, its Investment Advisor
By	/s/ MARK L. GOLD Name: Mark L. Gold Title: Managing Director
By	/s/ JONATHAN R. INSULL Name: Jonathan R. Insull Title: Managing Director
WACHOVIA BANK, N.A.,
By	/s/ DAVID L. DRIGGERS Name: David L. Driggers Title: Managing Director
WINGED FOOT FUNDING TRUST,
By	/s/ ANN E. MORRIS Name: Ann E. Morris Title: Authorized Agent

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  Exhibit 10.1